UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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of the Securities Exchange Act of 1934

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Mattel, Inc.
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2016 Proxy Statement

and Notice of Annual Meeting

of Stockholders to be Held on May 19, 2016

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Mattel, Inc.

Notice of 2016 Annual Meeting of Stockholders

The 2016 Annual Meeting of Stockholders of Mattel, Inc. (“Mattel” or the “Company”) will be held on May 19, 2016 at 9:00 a.m. (Los Angeles time) at the Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California 90045 (“Annual Meeting”).

We will consider and act on the following matters of business at the Annual Meeting:

	Matter	Our Board’s Recommendations
Proposal 1	Election of the 10 director nominees named in the Proxy Statement: Michael J. Dolan, Trevor A. Edwards, Dr. Frances D. Fergusson, Ann Lewnes, Dominic Ng, Vasant M. Prabhu, Dean A. Scarborough, Christopher A. Sinclair, Dirk Van de Put and Kathy White Loyd	FOR each Director Nominee
Proposal 2	Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR
Proposal 3	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2016	FOR
Proposal 4	Stockholder proposal regarding an independent Board Chairman, if properly presented	AGAINST
Such other business as may properly come before the Annual Meeting

If you were a holder of record of Mattel common stock at the close of business on March 24, 2016, you are entitled to notice of, and to vote at, the Annual Meeting.

The Westin Los Angeles Airport is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 216-5858. Whether or not you expect to attend the Annual Meeting, please submit a proxy to vote as soon as possible so that your shares will be represented and voted at the Annual Meeting.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 5, 2016

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2015 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”).

Meeting Information and Mailing of Proxy Materials

Date:	May 19, 2016
Time:	9:00 a.m. (Los Angeles time)
Location:	Westin Los Angeles Airport, 5400 W. Century Boulevard, Los Angeles, California 90045
Record Date:	March 24, 2016
Mailing Date:	On or around April 5, 2016, we will mail a Notice of Internet Availability of Proxy Materials to most stockholders and printed copies of our proxy materials to our other stockholders.

Voting Items and Board Recommendations

	Matter	Our Board’s Recommendations
Proposal 1	Election of Director Nominees (page 11)	FOR each Director Nominee
Proposal 2	Advisory Vote on the Compensation of Our Named Executive Officers (“Say-on-Pay”) (page 108)	FOR
Proposal 3	Ratification of PricewaterhouseCoopers LLP as Our Independent Accounting Firm for 2016 (page 111)	FOR
Proposal 4	Stockholder Proposal Regarding Independent Board Chairman, if properly presented (page 112)	AGAINST

Mattel, Inc. 2016 Proxy Statement	1

PROXY SUMMARY

Board Nominees

Name	Independent	Principal Occupation/ Key Experience	Director Since	Mattel Committee Memberships
Michael J. Dolan†	✓	Chief Executive Officer of Bacardi Limited	2004	Compensation (Chair), Executive (Chair) and Governance and Social Responsibility
Trevor A. Edwards	✓	President, NIKE Brands of NIKE, Inc.	2012	Compensation and Governance and Social Responsibility
Dr. Frances D. Fergusson	✓	Former President of Vassar College; Director at Pfizer Inc.	2006	Executive, Finance and Governance and Social Responsibility (Chair)
Ann Lewnes	✓	Senior Vice President and Chief Marketing Officer of Adobe Systems Incorporated	2015	Governance and Social Responsibility
Dominic Ng*	✓	Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank	2006	Audit and Finance
Vasant M. Prabhu*	✓	Executive Vice President and Chief Financial Officer of Visa Inc.	2007	Audit (Chair), Executive and Finance
Dean A. Scarborough	✓	Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation	2007	Compensation, Executive and Finance (Chair)
Christopher A. Sinclair		Chairman of the Board and Chief Executive Officer of Mattel, Inc.	1996	Equity Grant Allocation
Dirk Van de Put*	✓	President and Chief Executive Officer of McCain Foods Limited	2011	Audit and Governance and Social Responsibility
Kathy White Loyd	✓	Executive in Residence and Faculty Member at the Bryan School of Business & Economics at the University of North Carolina –Greensboro	2001	Audit and Compensation
† Independent Lead Director * Audit Committee Financial Expert

We believe the collective backgrounds and diverse experiences of our 10 director nominees complement each other and position the Board to provide Mattel with the knowledge, expertise and guidance necessary to oversee management in the execution of our turnaround.

2	Mattel, Inc. 2016 Proxy Statement

PROXY SUMMARY

Stockholder Engagement and Corporate Governance Highlights

In 2015, an independent member of our Board together with our management team engaged in outreach activities and discussions with stockholders representing more than 40%, in total, of Mattel’s outstanding shares.

We have established strong corporate governance practices to provide stockholders with meaningful rights. We have enhanced our engagement efforts over the past year to gather important feedback from our stockholders to take back to our Board on topics including our turnaround strategy, board leadership structure, corporate governance practices and executive compensation programs. These engagement efforts informed certain changes the Compensation Committee made to our executive compensation programs in 2016. We will continue to reach out to stockholders going forward to help inform boardroom discussions on critical Board, governance and compensation matters.

We maintain industry-leading corporate governance and Board practices that ensure accountability and enhance effectiveness in the boardroom.

Corporate Governance Practices	Board Practices
✓ Annual Board elections	✓ Routine review of Board leadership structure
✓ Majority voting	✓ Annual Board and Committee evaluations
✓ Robust Independent Lead Director role with significant responsibilities	✓ Annual review and evaluation of the CEO’s performance by independent directors
✓ Stockholder right to call special meetings	✓ Quarterly executive sessions held without management present
✓ Stockholder ability to act by written consent	✓ Robust director succession and search process
✓ Comprehensive risk management with Board and Committee oversight	✓ Ability to remove directors with or without cause

2015 Financial and Business Highlights

Our 2015 results reflect progress against our 2015 strategic priorities and our turnaround efforts.

We continue to focus on embracing brand building, creativity and innovation, and we have instituted a cultural transformation that puts a premium on speed to market and accountability. Our management’s priority is putting Mattel back on track for growth and improved profitability. In 2015, we organized around the following six strategic priorities:

2015 Strategic Priorities
• Exploiting the franchise strength of our core brands	• Achieving distinctiveness and excellence in our commercial organization
• Re-establishing toy leadership	• Rapidly expanding into emerging markets
• Strengthening our global supply chain	• Continuously driving cost improvement

Mattel, Inc. 2016 Proxy Statement	3

PROXY SUMMARY

In 2015, we made significant progress against the six strategic priorities and our cultural transformation. The business was stabilized as gross sales increased over the prior year in constant currency, and our critical core brands were revitalized, with positive trends in both consumer takeaway and shipping.

Turnaround Progress
Encouraging Trends in Underlying Business Despite Currency Headwinds
✓ Revitalized core brands (Barbie and Fisher-Price) and maintained strong momentum in other core brands (Hot Wheels and Thomas)
✓ Investments in emerging markets like China and Russia delivered strong improvement and growth, generating momentum for 2016
✓ Gross sales in 2015 were up 1% in constant currency,* and down 6% as reported, compared to 2014
✓ Net sales in 2015 were up 2% in constant currency,* and down 5% as reported, compared to 2014
✓ Achieved 2015 financial outlook
P&L Results Reflect Ongoing Financial Discipline to Improve Top-Line Momentum
✓ Elevated spending in advertising and retail promotions to support core brands
✓ Exceeded first year cost savings program target with approximately $153 million of gross savings in 2015
Maintained Disciplined Capital Deployment Strategy and Strong Balance Sheet
✓ Invested in turnaround efforts and growth initiatives
✓ Ended 2015 with $893 million of cash
✓ Maintained quarterly dividend of $0.38 per share

* For a reconciliation of the non-GAAP measures discussed above, please see pages 42 to 44 of our Annual Report on Form 10-K filed with the SEC on February 25, 2016.

The following shows our Total Stockholder Return (“TSR”)(1) performance over the years as compared to the median of our peers:

Period	Mattel	Peer Group
1 year	-7%	8%
3 year	-5%	15%
5 year	6%	14%

(1) TSR represents the annualized rate of return reflecting changes in the stock price plus reinvestment and the compounding effect of dividends over such period.

To support the execution of our turnaround strategy, the Board, together with management, implemented a number of changes in Company leadership in 2015, including to several of our named executive officer (“NEOs”) positions, to strengthen Mattel and revitalize the business going forward.

4	Mattel, Inc. 2016 Proxy Statement

PROXY SUMMARY

CEO Succession
• On January 25, 2015, Mr. Sinclair, one of our independent directors, was appointed as Chairman of the Board and Interim CEO, succeeding Bryan G. Stockton.
• On April 2, 2015, as a result of Mr. Sinclair’s demonstrated actions and comprehensive plan to improve Mattel’s performance, the Board appointed Mr. Sinclair as CEO.
Enhanced Senior Management Team to Drive Growth and Profitability

•  On January 13, 2015, Richard Dickson, previously our Chief Brands Officer, was promoted to President, Chief Brands Officer and effective April 2, 2015, was further promoted to President and Chief Operating Officer (“COO”). With the appointment of Mr. Dickson as COO, we believe the brand and commercial organizations were better aligned and reorganized to improve top-line performance and reduce redundant costs.

•  On June 8, 2015, Geoffrey Walker, previously our Executive Vice President (“EVP”), Global Brands Team – Fisher-Price, was transitioned to the role of EVP, Commercial – North America to leverage his brand and commercial leadership.

•  We also hired a number of outside experts and leaders to join our senior executive team, particularly in crucial areas like brand management, content creation and distribution, e-commerce, finance and human resources.

Overall, more than 50% of our senior leadership team was changed or re-assigned.

Executive Compensation Highlights

Our executive compensation programs are designed to be performance-based and link our executives’ pay opportunity to the execution of Company strategies and to the interests of our stockholders.

2015 Compensation Changes and Pay-For-Performance Results

For 2015, the Compensation Committee made the following changes to our annual cash incentive plan, the Mattel Incentive Plan (“MIP”):

•	The adjusted net sales multiplier component was increased from 20% to 75%, while the gross margin multiplier was reduced from 80% to 25%, to increase the emphasis and focus on sales growth.

•	The earnout percentage under the MIP for our NEOs could not exceed 100% of target unless Mattel’s TSR was positive.

Highlights of our pay-for-performance link based on our challenging 2015 financial performance include:

•	Base Salary – No merit-based salary increases were approved for our NEOs in 2015 and 2016 (other than in the case of promotions).

•	Annual Incentive – Below target MIP payouts (ranging from 44.7% and 68.3% of target) were earned by our NEOs for 2015, which reflect Company and business group financial results.

•

Long-Term Incentive Program – Below target amount (41%) was achieved for the 2015 performance-related component allocated to one-third of the performance-based restricted stock units (“Performance Units”) granted under our 2014-2016 Long-Term Incentive Program (“LTIP”). As 2015 was only the second year of the three-year performance cycle, no Performance Units were earned. The number of Performance Units earned will depend on our performance relative to the performance-related component in 2016 (in addition to 2014 and 2015) and our relative TSR for the full three-year performance cycle. If the TSR modifier that will

Mattel, Inc. 2016 Proxy Statement	5

PROXY SUMMARY

be applied at the end of the three-year performance cycle were to have been applied at the end of 2015, this would have resulted in a zero earnout of the Performance Units.

2016 Compensation Changes

To further promote our turnaround, reinforce our strategic priorities and reflect the support and feedback from our stockholder outreach, the Compensation Committee made the following changes to our MIP and LTIP in 2016:

Compensation Element	Actions Taken By Compensation Committee
Annual Incentive (MIP)

•  Financial Performance Measures – Simplified and streamlined the financial focus of the MIP by emphasizing net sales and adjusted operating profit (eliminated gross margin and free cash flow) to drive profitable growth, with higher weighting than prior year on net sales, for greater alignment with our business objectives and turnaround strategy

•  Alignment with Strategic Priorities – Modified the payout formula for our NEOs (and other EVPs) to be based 75% on achievement of financial goals (previously 100%) and 25% to be based on achievement of established strategic priorities related to each executive’s job responsibilities, to provide a stronger line of sight to operational performance over which the executive has responsibility and to drive a culture of accountability (such strategic priorities component paid out only if the adjusted operating profit threshold is achieved so that executives are appropriately held accountable for financial performance)

•  Overall Plan Structure – To allow maximum flexibility for the Compensation Committee while preserving tax deductibility, established the MIP under an umbrella plan structure in which the MIP will be funded at maximum for our NEOs (and other EVPs) if a specified threshold level percentage of our target operating profit is achieved, subject to the Compensation Committee’s discretion to pay lesser amounts

Long-Term Incentive Program (LTIP)

•  Performance Cycles Approach – Changed the prior three-year end-to-end cycle approach to overlapping three-year cycles that provide for annual grants and established a new 2016-2018 performance cycle, to align with market practice, permit greater responsiveness to changing circumstances and market movements, strengthen retention and facilitate year-to-year compensation analysis

•  Financial Performance Measures – Changed the financial performance measure from net operating profit after tax less capital charge (NOPAT-CC) and net sales (with performance goals set annually) to earnings per share (EPS) (with performance goals set at the commencement of the three-year performance cycle), while maintaining the relative three-year TSR modifier component, to focus management on strategic long-term objectives and long-term stockholder value creation, support our turnaround strategy and provide long-term differentiated goals as compared to the MIP

6	Mattel, Inc. 2016 Proxy Statement

PROXY SUMMARY

Compensation Governance Best Practices

Our Compensation Committee maintains several compensation governance best practices highlighted below that establish strong safeguards for our stockholders and further enhance the alignment of interests between our NEOs and stockholders.

Compensation Governance Practices
✓ Compensation Recovery Policy (“Clawback Policy”) applicable to all executive officers
✓ Double-trigger accelerated vesting in equity plans and executive severance plans in the event of a change of control
✓ Annual compensation risk assessment
✓ Robust stock ownership guidelines: 6x base salary for CEO, 4x for COO and CFO, 3x or 2x for other NEOs
✓ No excise tax gross-ups
✓ No hedging or pledging permitted
✓ Annual comparator peer group review
✓ Independent compensation consultant
✓ No poor pay tax gross-up practices on perquisites and benefits

Corporate Information

Corporate Headquarters:	333 Continental Boulevard, El Segundo, California 90245-5012

Corporate Website:	www.corporate.mattel.com

Investor Relations Website:	http://investor.shareholder.com/mattel/

State of Incorporation:	Delaware

Stock Symbol:	Nasdaq: MAT

Mattel, Inc. 2016 Proxy Statement	7

PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

As of March 24, 2016, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, 5% or more of Mattel’s common stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned(1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	50,222,983	(2)	14.76%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	36,200,199	(3)	10.64%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	28,567,000	(4)	8.39%

(1) The percentages shown are based on 340,325,257 shares of Mattel common stock outstanding as of March 24, 2016 and may differ from the percentages reflected in the filings referenced below.

(2) As reported in a Schedule 13G/A filed with the SEC on February 10, 2016 by T. Rowe Price Associates, Inc. The Schedule 13G/A states that T. Rowe Price Associates, Inc. has sole voting power as to 16,851,292 shares and sole dispositive power as to 50,150,883 shares.

(3) As reported in a Schedule 13G/A filed with the SEC on January 8, 2016 by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power as to 32,341,010 shares, shared dispositive power as to 18,863 shares and sole dispositive power as to 36,181,336 shares.

(4) As reported in a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group. The Schedule 13G/A states that The Vanguard Group has sole voting power as to 632,423 shares, shared voting power as to 33,100 shares, sole dispositive power as to 27,897,113 shares and shared dispositive power as to 669,887 shares.

8	Mattel, Inc. 2016 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 24, 2016, the record date, by (i) each director and nominee for director, (ii) our NEOs, as described under the section “Executive Compensation – Compensation Discussion and Analysis” and (iii) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Current Position with Mattel	Amount and Nature of Beneficial Ownership(1)(2)
Named Executive Officers
Christopher A. Sinclair	Chairman of the Board and Chief Executive Officer	866,012
Richard Dickson	President and Chief Operating Officer	321,993
Kevin M. Farr	Chief Financial Officer	902,550
Peter D. Gibbons	Executive Vice President and Chief Supply Chain Officer	51,600
Geoffrey H. Walker	Executive Vice President and Chief Strategic Technology Officer	115,554
Bryan G. Stockton	Former Chairman of the Board and Chief Executive Officer	1,422,767
Directors
Michael J. Dolan	Director	101,602
Trevor A. Edwards	Director	7,059
Dr. Frances D. Fergusson	Director	27,984
Ann Lewnes	Director	—
Dominic Ng	Director	18,500
Vasant M. Prabhu	Director	25,984
Dean A. Scarborough	Director	23,967
Dirk Van de Put	Director	9,792
Kathy White Loyd	Director	10,760
All current Directors and Executive Officers, as a group (17 persons)(3)		3,003,875

(1) Each director and executive officer named above beneficially owns or controls less than 1.0% of Mattel common stock. Except as otherwise noted, the directors and executive officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. There were 340,325,257 shares of Mattel common stock outstanding as of March 24, 2016.

(2) Includes (i) shares which the individuals shown have the right to acquire upon vesting of restricted stock units (“RSUs”), or upon exercise of vested stock options, as of March 24, 2016 or within 60 days thereafter, and (ii) shares held through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan, a 401(k) tax-qualified savings plan, as set forth in the table below.

(3) The amount stated represents approximately 0.88% of the outstanding shares of Mattel common stock as of March 24, 2016.

Mattel, Inc. 2016 Proxy Statement	9

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

Name of Beneficial Owner	Stock Options	RSUs	401(k) Shares
Named Executive Officers
Christopher A. Sinclair	780,028	2,610	–
Richard Dickson	279,846	35,814	668
Kevin M. Farr	653,835	–	15,997
Peter D. Gibbons	43,514	2,312	–
Geoffrey H. Walker	86,026	2,445	4,637
Bryan G. Stockton	1,418,009	–	–
Directors
Michael J. Dolan	15,000	2,610	–
Trevor A. Edwards	–	2,610	–
Dr. Frances D. Fergusson	–	2,610	–
Ann Lewnes	–	–	–
Dominic Ng	9,000	–	–
Vasant M. Prabhu	–	2,610	–
Dean A. Scarborough	12,000	–	–
Dirk Van de Put	–	2,610	–
Kathy White Loyd	–	–	–
All current Directors and Executive Officers, as a group (17 persons)	2,287,462	56,527	35,398

10	Mattel, Inc. 2016 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board recommends that stockholders vote FOR each of the nominees named herein for election as directors.

Identifying and Evaluating Nominees for Director

The Board, acting through the Governance and Social Responsibility Committee, is responsible for identifying and evaluating candidates for membership on the Board. Mattel’s Corporate Governance Guidelines (“Guidelines”) set forth the process for selecting candidates for director positions and the role of the Governance and Social Responsibility Committee in identifying potential candidates and screening them, with input from the Chairman of the Board.

Under the Guidelines, the Governance and Social Responsibility Committee is responsible for reviewing with the Board annually the skills and characteristics required of Board members given the current make-up of the Board and the perceived needs of the Board at that time. This review includes an assessment of the talents, skills, areas of expertise, experience, diversity and independence of the Board and its members. Any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the committee to be appropriate for review, are also considered. In addition, under the Guidelines, upon attaining age 73, a director shall not stand for re-election to the Board at the subsequent annual meeting of the stockholders.

The charter of the Governance and Social Responsibility Committee also sets forth the process by which the committee actively seeks individuals qualified to become Board members for recommendation to the Board. The committee, with input from the Chairman of the Board, screens candidates to fill vacancies on the Board, solicits recommendations from Board members as to such candidates, and considers recommendations for Board membership submitted by stockholders as described further below. The Governance and Social Responsibility Committee has retained a third-party, independent search firm to locate candidates who may meet the needs of the Board. The firm typically provides information on a select number of candidates for review and discussion by the Governance and Social Responsibility Committee. Candidates whom the committee expresses interest in pursuing meet in person with at least two members of the Governance and Social Responsibility Committee before they are selected. The committee recommends to the Board the director nominees for each annual meeting of stockholders.

The Governance and Social Responsibility Committee also has adopted a Director Nominations Policy that describes the methodology for selecting the candidates who are included in the slate of director nominees recommended to the Board and the procedures for stockholders to follow in submitting nominations and recommendations of possible candidates for Board membership. This policy also identifies the following minimum qualifications that each nominee should possess:

•	An outstanding record of professional accomplishment in his or her field of endeavor;

•	A high degree of professional integrity, consistent with Mattel’s values;

•	Willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing stockholder value; and

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PROPOSAL 1 – ELECTION OF DIRECTORS

•	Willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the Governance and Social Responsibility Committee’s judgment, interfere with or limit his or her ability to do so.

The Director Nominations Policy also lists the following additional skills, experiences and qualities that are desirable in nominees:

•	Skills and experiences relevant to Mattel’s business, operations or strategy. These skills and experiences might include, among other things, experience in senior management of a large, consumer products or multinational company, and/or senior level experience in one or more of the following areas: finance, accounting, law, strategy and business development, operations, sales, marketing, international business, information technology and/or public relations;

•	Qualities that help the Board achieve a balance of a variety of knowledge, experience and capability on the Board and an ability to contribute positively to the collegial and collaborative culture among Board members; and

•	Qualities that contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences and backgrounds, as well as other differentiating characteristics.

Lastly, a nominee’s ability to qualify as an independent director of Mattel is considered in terms of both the overall independence of Mattel’s Board as well as the independence of its committees.

In performing its role in the annual nomination process, the Governance and Social Responsibility Committee reviews the composition of the Board in light of the committee’s assessment of the needs of the Board for additional or replacement Board members, Mattel’s current business structure, operations and financial condition, challenges facing Mattel, the Board’s performance and inputs from stockholders and other key constituencies, and evaluates director nominees against the criteria for nominees set forth in the Director Nominations Policy. The committee intends to review the Director Nominations Policy periodically, and anticipates that modifications may be necessary or advisable from time to time as Mattel’s needs and circumstances evolve, and as applicable legal or listing standards change. Accordingly, the Governance and Social Responsibility Committee may amend the Director Nominations Policy from time to time, in which case the most current version will be available in the “Corporate Governance” section of Mattel’s corporate website.

Stockholder Nominations

The Governance and Social Responsibility Committee will consider stockholder nominations of possible candidates for Board membership that are properly submitted pursuant to the advance notice provisions of Mattel’s Bylaws and applicable law, as well as recommendations made by stockholders, as described below. In evaluating such nominations and recommendations, the Governance and Social Responsibility Committee applies the same criteria as are used for evaluating candidates generally, as described above.

Any stockholder of Mattel may nominate one or more persons for election as a director of Mattel at an annual meeting of stockholders if the stockholder complies with the timing and other requirements for such nomination contained in the advance notice provisions of Mattel’s Bylaws and applicable law. The notice should be sent to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

12	Mattel, Inc. 2016 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Any stockholder of Mattel may also recommend one or more persons for nomination by the Board for election as a director by sending to the Governance and Social Responsibility Committee the name of such recommended nominee, as well as a detailed statement explaining why such stockholder is making such recommendation. Any such recommendation must include all information required by Mattel’s Bylaws and applicable law. Such recommendation should be sent to: Governance and Social Responsibility Committee, c/o Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. See the “Deadline for Future Proposals, Nominations and Recommendations by Stockholders – Recommendations of Director Candidates” section of this Proxy Statement for a description of the procedures that are required to be followed. Mattel’s Bylaws and the Director Nominations Policy are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/relatedlinks.aspx.

Director Nominees for Election

The authorized number of directors is currently set at 10 and the Board currently consists of 10 members. Based upon the recommendations of the Governance and Social Responsibility Committee, the Board has nominated the following 10 members for re-election to the Board at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal:

Michael J. Dolan	Dominic Ng	Dirk Van de Put
Trevor A. Edwards	Vasant M. Prabhu	Kathy White Loyd
Dr. Frances D. Fergusson	Dean A. Scarborough
Ann Lewnes	Christopher A. Sinclair

All of the nominees are currently directors and each nominee has consented to being named in this Proxy Statement as a nominee for election as a director and agreed to serve as a director, if elected.

If you properly submit your proxy, unless you give instructions to the contrary, the proxy holders will cast your votes “for” the election of the nominees listed above. If, before the Annual Meeting, any nominee becomes unavailable to serve, the Board may identify a substitute for such nominee and treat votes “for” the unavailable nominee as votes “for” the substitute. We presently believe that each of the nominees named above will be available to serve.

No nominee has any current arrangement or understanding with Mattel or, to Mattel’s knowledge, any other person or persons, pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any familial relationship to any other nominee or to any executive officer of Mattel.

The Board, upon recommendations of the Governance and Social Responsibility Committee, selected nominees whose experiences, qualifications, attributes and skills in, among other things, leadership of large corporations, consumer products, international business, marketing and advertising, financial management and operations, information technology, commercial banking, investment banking, including mergers and acquisitions and business development, accounting, community outreach, corporate governance and public policy, led the Board to conclude that these persons should serve as our directors at this time. The Board also selected nominees with experience gained from past service with Mattel and situations confronting other companies that are comparable to those situations confronting Mattel.

Mattel, Inc. 2016 Proxy Statement	13

PROPOSAL 1 – ELECTION OF DIRECTORS

For each nominee who is standing for election, set forth below is his or her name, age, tenure as a director of Mattel, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years and educational degrees. The specific experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director at this time are described below.

MICHAEL J. DOLAN

Mr. Dolan has served as Chief Executive Officer of Bacardi Limited, the largest privately held spirits company in the world, since November 2014. From May 2014 to November 2014, he served as Interim Chief Executive Officer of Bacardi. From November 2011 to May 2014, he served as Chairman of the Board and Chief Executive Officer of IMG Worldwide, a global leader in sports, fashion and media entertainment. Prior to that, Mr. Dolan served at IMG as President and Chief Operating Officer, from April 2011 to November 2011, and before that as Executive Vice President and Chief Financial Officer, from April 2010 to April 2011. He served as Executive Vice President and Chief Financial Officer of Viacom, Inc., a leading global entertainment content company, from May 2004 to December 2006. Mr. Dolan served as Senior Advisor to Kohlberg Kravis Roberts & Co., a leading private equity firm with substantial investments in many large consumer retail companies, from October 2004 to May 2005. Prior to that, he served in the following positions with Young & Rubicam, Inc., a marketing and communications company: Chairman of the Board and Chief Executive Officer (2001 to 2003), Vice Chairman and Chief Operating Officer (2000 to 2001) and Vice Chairman and Chief Financial Officer (1996 to 2000). Mr. Dolan holds bachelor’s and master’s degrees from Fordham University, an MBA from Columbia University, and a Ph.D. from Cornell University.

Other Directorships/Advisory Affiliations

Mr. Dolan has served on the Board of Directors of Bacardi Limited (since 2009), where he served on the Audit Committee until 2014, the Board of Directors of the March of Dimes (since 2013) and the Board of Directors of Northside Center for Child Development (since 2003). Mr. Dolan has served as Chairman of the Board of America’s Choice, Inc., a developer of research-based school improvement solutions (2004 to 2010).

Key Experience/Director Qualifications

As a currently-serving Chief Executive Officer of a large global company, Mr. Dolan brings to Mattel’s Board leadership, finance, global retail and branding, strategic marketing and operations experience. Mr. Dolan also brings to Mattel’s Board a valuable perspective on the entertainment industry through his experience as the former Chief Executive Officer of IMG, which is important to Mattel since many of its most popular toys are derived from licensed entertainment properties. Also, Mr. Dolan’s long tenure with Young & Rubicam enables him to provide unique insights to Mattel, which is a large purchaser of advertising, in the areas of advertising and brand building. Mr. Dolan has gained valuable experience as the former Chief Financial Officer of IMG, Viacom and Young & Rubicam, where he dealt with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluated the financial results and financial reporting processes of large companies. Mr. Dolan’s extensive business experience across a variety of industries and service on multiple boards make him well suited to be Mattel’s Independent Lead Director and to chair each of Mattel’s Compensation Committee and Executive Committee, and make him an important contributor to Mattel’s Governance and Social Responsibility Committee, on which he serves as a member.

Age: 69 Director Since: 2004
Mattel Committee Memberships: • Compensation Committee (Chair) • Executive Committee (Chair) • Governance and Social Responsibility Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

TREVOR A. EDWARDS

Mr. Edwards has served as President, NIKE Brands of NIKE, Inc., the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities, since July 2013. From August 2006 through June 2013, Mr. Edwards served as Vice President, Global Brand & Category Management of NIKE. Mr. Edwards served as Vice President, Global Brand Management of NIKE from September 2002 to August 2006, and before that, as Vice President, U.S. Brand Marketing from 2000 to 2002, and as Vice President, EMEA Marketing from 1999 to 2000. He was NIKE’s Director of Marketing for Europe from 1997 to 1999 and the Director of Marketing for the Americas from 1995 to 1997. During his career at NIKE, Mr. Edwards has led some of the brand’s most significant break-through innovations, including spearheading the creation of NIKE+. In addition, he helped transform the digital landscape and position NIKE as a leader in the use of social media to connect with consumers globally. Mr. Edwards began his career at The Goldman Sachs Group, Inc. and has also held management positions at Colgate-Palmolive Company. Mr. Edwards holds a bachelor’s degree in business and an MBA from Baruch College, City University of New York.

Other Directorships/Advisory Affiliations

Mr. Edwards has served on the boards of the following non-profit entities: NIKE Foundation (since 2005) and Management Leadership for Tomorrow (since 2008).

Key Experience/Director Qualifications

Mr. Edwards brings to Mattel’s Board, the Governance and Social Responsibility Committee and the Compensation Committee on which he serves as a member, two decades of marketing and global brand management experience from a large, public company. His leadership, strategy and management skills in overseeing category business units globally and all brand management functions, including digital and advertising, sports marketing, brand design, public relations and retail marketing, provide a unique perspective on Mattel’s key goals and strategies for growth.

Age: 53 Director Since: 2012
Mattel Committee Memberships: • Compensation Committee • Governance and Social Responsibility Committee

DR. FRANCES D. FERGUSSON

Dr. Fergusson served as President of Vassar College from 1986 to 2006. From 1982 to 1986, Dr. Fergusson was Provost and Vice President for academic affairs at Bucknell University. In 2011, Dr. Fergusson received the Harvard Medal for her outstanding service to the University. In 1999, she also received the Centennial Medal from Harvard’s Graduate School of Arts and Sciences. Dr. Fergusson holds a bachelor’s degree from Wellesley College and master’s and Ph.D. degrees from Harvard University.

Other Directorships/Advisory Affiliations

Dr. Fergusson has served on the Board of Directors of Pfizer Inc. (since 2009), where she is Chair of the Regulatory and Compliance Committee and serves on the Governance and Science & Technology Committees, the Ringling Foundation (since 2014), where she serves on the Executive Committee, The Getty Trust (since 2007), where she is Chair of the Compensation Committee and serves on the Finance Committee, and Second Stage Theatre (since 2006), where she serves on the Executive Committee. She has served on the Board of Directors of Wyeth Pharmaceuticals (2005-2009), where she served as Chair of the Nominating and Governance Committee and served on the Corporate Issues and Science & Technology Committees. She served as a director of HSBC Bank USA (1990-2008) and served on the Executive Committee and served as Chair of the Human Resources and Compensation Committee. Dr. Fergusson also has served on the boards of the following non-profit entities: The Mayo Clinic (1988-2002, Chair 1998-2002), Harvard University Board of Overseers (2002-2008, President 2007-2008), Vassar College

Age: 71 Director Since: 2006
Mattel Committee Memberships: • Executive Committee • Finance Committee • Governance and Social Responsibility Committee (Chair)

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PROPOSAL 1 – ELECTION OF DIRECTORS

(President and Chair of the Executive Committee, 1986-2006), National Humanities Center (2006-2012), Foundation for Contemporary Arts (2006-2012), The Noguchi Foundation (1997-2007) and The School of American Ballet (2007-2015), where she chaired the Strategic Planning Committee.

Key Experience/Director Qualifications

As the former President of a major educational institution, Dr. Fergusson brings to Mattel’s Board her extensive general and financial management, leadership and strategic planning experience. Dr. Fergusson also brings to Mattel’s Governance and Social Responsibility Committee, on which she serves as Chair, as well as the Executive Committee and the Finance Committee, on which she serves as a member, her broad experience serving on the Boards of many large, highly-regarded for-profit and non-profit entities.

ANN LEWNES

Ms. Lewnes has served as Senior Vice President and Chief Marketing Officer of Adobe Systems Incorporated, a diversified software company that provides digital marketing and digital media solutions, since November 2006. Prior to Adobe, Ms. Lewnes was employed for more than 20 years with Intel Corporation, a leading semiconductor manufacturing company that designs, manufactures and sells integrated digital technology platforms worldwide, serving most recently as Vice President, Sales & Marketing, from January 2000 to November 2006. In 2010, she was honored with a Changing The Game Award by the Advertising Women of New York. In 2000, she was elected to the American Advertising Federation’s Hall of Achievement. Ms. Lewnes holds a bachelor’s degree from Lehigh University.

Other Directorships/Advisory Affiliations

Ms. Lewnes has served on the Board of Directors of the Advertising Council (since 2009), where she served on the Executive Committee, and the Board of Directors of the Adobe Foundation since 2009, where she serves as Secretary.

Key Experience/Director Qualifications

As a global media and marketing leader in the technology industry, Ms. Lewnes brings to Mattel’s Board her strong leadership in branding, advertising, technology and financial management marketing. She also brings to Mattel’s Board and the Governance and Social Responsibility Committee experience in driving strategic growth and global demand at two public technology companies, as well as her experience serving on the boards of nonprofit entities. At Adobe, Ms. Lewnes is responsible for Adobe’s corporate brand, corporate communications and integrated marketing efforts worldwide and has spearheaded the transformation of the company’s global marketing efforts to be digital-first and data-driven. At Intel, Ms. Lewnes played a key role globally positioning the business and products to consumers, business professionals and key computer channels.

Age: 54 Director Since: 2015
Mattel Committee Memberships: • Governance and Social Responsibility Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

DOMINIC NG

Mr. Ng has served as Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank, one of the largest banks based in California, since 1992, and served as President from 1992 to 2009. Prior to that, Mr. Ng served as President of Seyen Investment, Inc., from 1990 to 1992, and before that Mr. Ng spent a decade practicing as a certified public accountant with Deloitte & Touche LLP. From 2005 to 2011, Mr. Ng served as a director of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. Mr. Ng transformed East West Bank from a small savings and loan association based in Los Angeles into a full service commercial bank with over 130 locations worldwide. Ranked in the top 10 of the 100 Best Banks in America by Forbes for four consecutive years (2010-2013) and rated among the 25 largest U.S. banks by market capitalization, East West Bank is a leading commercial bank that is widely known as the financial bridge between the United States and Greater China. Mr. Ng holds a bachelor’s degree from the University of Houston, an honorary doctor of law degree from Occidental College and an honorary fellowship from Lingnan University in Hong Kong.

Other Directorships/Advisory Affiliations

Mr. Ng has served on the Board of Trustees of the University of Southern California (since 2014) and was a Member of the Keck School of Medicine Board of Overseers (since 2016). He also served on the Board of Directors of the Committee of 100, an international, non-profit, non-partisan, membership organization that promotes constructive relations between the people of the United States and Greater China (since 2011) and was Chairman of the Committee of 100 (2011-2014). Mr. Ng also has served on the boards of the following non-profit entities and government organizations: the United Way of Greater Los Angeles (2006-2014), The Bowers Museum (2004-2014), Pacific Council on International Policy (2010-2013), California Bankers Association (2002-2011), Federal Reserve Bank of San Francisco – Los Angeles Branch (2005-2010), Los Angeles’ Mayor’s Trade Advisory Council as Co-Chair(2009-2011), and Southern California Committee for 2016 Olympic Games (2006-2010).

Key Experience/Director Qualifications

As a certified public accountant, Mr. Ng has gained valuable experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Ng brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Prabhu and Van de Put, as one of the Committee’s three Audit Committee Financial Experts, and to the Finance Committee, on which he also serves as a member. Mr. Ng’s extensive experience conducting business in China is extremely valuable to Mattel because of Mattel’s large manufacturing presence in China. Mr. Ng also brings to Mattel’s Board extensive business and governmental connections in the State of California and the City of Los Angeles, where Mattel is headquartered.

Age: 57 Director Since: 2006
Mattel Committee Memberships: • Audit Committee • Finance Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

VASANT M. PRABHU

Mr. Prabhu has served as Executive Vice President and Chief Financial Officer of Visa Inc., the world’s largest consumer payments technology company, since February 2015. From May 2014 to February 2015, he served as Chief Financial Officer of NBCUniversal, one of the world’s leading media and entertainment companies. From March 2010 to May 2014, he served as Vice Chairman and Chief Financial Officer of Starwood Hotels and Resorts Worldwide, Inc., one of the world’s largest hotel and leisure companies. From 2004 to March 2010, he served as Executive Vice President and Chief Financial Officer of Starwood. From 2000 to 2003, Mr. Prabhu served as Executive Vice President and Chief Financial Officer of Safeway, Inc. From 1998 to 2000, Mr. Prabhu served as President of the Information and Media Group of McGraw-Hill. Mr. Prabhu served as Senior Vice President Finance & Chief Financial Officer of Pepsi International from 1992 to 1998. Mr. Prabhu holds a bachelor’s degree in Engineering from the Indian Institute of Technology, Mumbai, India, and an MBA in Marketing and Finance from the University of Chicago.

Other Directorships/Advisory Affiliations

Mr. Prabhu has served on the Board of Directors of the U.S. India Business Counsel (2013-2014). Mr. Prabhu has served as a director and member of the Audit and Compensation Committees of the Board of Directors of Knight Ridder (2003-2006).

Key Experience/Director Qualifications

As Chief Financial Officer of a number of large public companies, Mr. Prabhu brings to Mattel’s Board extensive experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Prabhu brings this experience to Mattel’s Audit Committee, where he serves both as Chair, and along with Messrs. Ng and Van de Put, as one of the Committee’s three Audit Committee Financial Experts. He also brings this experience to the Finance Committee and Executive Committee, on which he serves as a member. As Senior Vice President Finance & Chief Financial Officer of Pepsi International, Mr. Prabhu was responsible for the company’s franchise and had oversight of operations in more than 100 countries. His global management and finance experience are also important to Mattel, given Mattel’s significant international operations.

Age: 56 Director Since: 2007
Mattel Committee Memberships: • Audit Committee (Chair) • Executive Committee • Finance Committee

DEAN A. SCARBOROUGH

Mr. Scarborough has served as Chief Executive Officer of Avery Dennison Corporation, an industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide, since May 2005, and has served as Chairman of the Board of Avery since April 2010. In addition, he served as President of Avery from May 2000 through October 2014. From 2000 to May 2005, Mr. Scarborough served as President and Chief Operating Officer of Avery. He also has served on Avery’s Board of Directors since May 2000. Mr. Scarborough holds a bachelor’s degree from Hiram College and an MBA from the University of Chicago.

Other Directorships/Advisory Affiliations

As discussed above, Mr. Scarborough has served as Chairman of the Board of Avery since 2010 and a director of Avery since 2000.

Key Experience/Director Qualifications

As a currently-serving Chief Executive Officer of a large public company, Mr. Scarborough brings to Mattel’s Board deep management, brand building, leadership, finance, global retail and operations experience that makes him an important contributor to the Board, the Compensation Committee and the Executive Committee, on which he serves as a member, and the Finance Committee, on which he serves as Chair. He has extensive experience in retail and distribution channels, enabling Mr. Scarborough to provide valuable perspective and insights in these areas. He also brings to Mattel’s Board his experience serving on the Board of Directors of another large public company. Mr. Scarborough is a prominent member of the Los Angeles business community, where Mattel is headquartered.

Age: 60 Director Since: 2007
Mattel Committee Memberships: • Compensation Committee • Executive Committee • Finance Committee (Chair)

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PROPOSAL 1 – ELECTION OF DIRECTORS

CHRISTOPHER A. SINCLAIR

Mr. Sinclair has served as Chief Executive Officer of Mattel, Inc. since April 2015, and has served as Chairman of the Board of Mattel since January 2015. He also served as Interim Chief Executive Officer of Mattel from January 2015 to April 2015. Prior to assuming the role of Chairman of the Board and Interim Chief Executive Officer, Mr. Sinclair served as the Independent Lead Director, Chairman of the Audit Committee and Chairman of the Executive Committee since 2011. From May 2002 until his retirement in July 2008, he served as Executive Chairman of Scandent Holdings, an information technology investment company. From August 2005 to January 2009, he also served as Executive Chairman of Cambridge Solutions Corporation, Ltd., a leader in providing information technology and business process outsourcing services. He served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, from June 2000 to June 2005, as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from February 2000 to August 2002, and as Chairman of the Board and Chief Executive Officer of Caribiner International, Inc. from December 1998 to May 2000. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years. Mr. Sinclair holds a bachelor’s degree in Business Administration from the University of Kansas and an MBA from the Tuck School of Business at Dartmouth College.

Other Directorships/Advisory Affiliations

In addition to the directorships listed above, Mr. Sinclair has served on the Board of Directors of Reckitt Benckiser Group plc (since 2015), where he served on the Nominating and Audit Committees, and has previously served on the Board of Directors of Foot Locker, Inc. (1995-2008), where he served on the Finance and Compensation Committees, and Perdue Farms (1992-2000). While serving on the Board of Directors of Cambridge Solutions Corporation, Ltd. (2005-2009), he served on the Compensation and Audit Committees.

Key Experience/Director Qualifications

Mr. Sinclair brings to Mattel’s Board invaluable management, leadership and strategic experience across a variety of industries, and during his tenure as a director of Mattel he has gained a deep understanding of Mattel’s business and the toy industry and its cycles. He was responsible for building Pepsi-Cola’s international business, and as a result, he also brings substantial global business experience to Mattel’s Board. As a former Chief Executive Officer of a large, multinational, multibrand consumer products company like Pepsi-Cola, Mr. Sinclair also gained front-line exposure to many of the issues facing a public company like Mattel, particularly on the operational, financial and corporate governance fronts, making Mr. Sinclair an important contributor to the Board. As noted above, Mr. Sinclair has extensive board experience, having served on the boards of numerous companies, including a number of emerging market growth ventures such as The Water Initiative (since 2008) and Biovittoria, Ltd. (2009-2014).

Age: 65 Director Since: 1996
Mattel Committee Memberships: • Equity Grant Allocation Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

DIRK VAN DE PUT

Mr. Van de Put has served as President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry, since July 2011. From May 2010 to July 2011, he served as Chief Operating Officer of McCain Foods, and he has served on the Board of Directors of McCain Foods since May 2010. From September 2009 to May 2010, he served as President of the Global Over-the-Counter, Consumer Health division of Novartis AG, a world leader in innovative healthcare products. From 2007 to 2009, he served as President of the Americas division at Groupe Danone, a leader in the food industry in packaged water, dairy and baby food products. Mr. Van de Put served as President of the Latin America division at Groupe Danone from 1998 to 2007. In 1998, Mr. Van de Put served as President of the Caribbean division of The Coca-Cola Company and served as Vice President of the Value Chain Management, Brazil division of The Coca-Cola Company from 1997 to 1998. Mr. Van de Put holds a doctorate in veterinary medicine from the University of Ghent and an MBA from the University of Antwerp.

Other Directorships/Advisory Affiliations

Mr. Van de Put serves on the Board of Directors of the Consumer Goods Forum, a worldwide organization that represents hundreds of consumer product good companies and grocery retailers (since 2013).

Key Experience/Director Qualifications

As a currently-serving President, Chief Executive Officer and member of the Board of Directors of a large, multinational corporation, Mr. Van de Put brings to Mattel’s Board invaluable management, finance, leadership, international, global retail and operations expertise. Mr. Van de Put contributes to Mattel’s Board extensive and diversified management experience in large public and private companies in the global retail and consumer packaged goods industries. Mr. Van de Put also brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Prabhu and Ng, as one of the Committee’s three Audit Committee Financial Experts, and to the Governance and Social Responsibility Committee, where he also serves as a member.

Age: 55 Director Since: 2011
Mattel Committee Memberships: • Audit Committee • Governance and Social Responsibility Committee

KATHY WHITE LOYD

Ms. White Loyd has served as Executive in Residence and Faculty Member at the Bryan School of Business & Economics at the University of North Carolina – Greensboro since August 2013. She founded both the Horizon Institute of Technology (in 2002) and Rural Sourcing, Inc. (in 2003) to support information technology education and outreach. Ms. White Loyd served as Executive Vice President, e-business and Chief Information Officer of Cardinal Health, Inc. from 1999 to 2003, where she was responsible for directing the company’s strategic use of information systems and the e-business organization. From 1996 to 1999, Ms. White Loyd was Senior Vice President and Chief Information Officer for Allegiance Corporation, which merged with Cardinal Health, Inc. in 1999. From 1981 to 1991, she was a tenured professor of information technology at the Bryan School of Business at the University of North Carolina. Ms. White Loyd holds a bachelor’s degree in Business Education and an MBA from Arkansas State University, and an Ed.D. in Business Education from the University of Memphis.

Other Directorships/Advisory Affiliations

Ms. White Loyd has served on the Board of Directors of Novell, Inc. (2003-2010), where she was a member of the Compensation and Corporate Governance Committees. She also served on the Board of the University of North Carolina Educational Foundation (2005-2009).

Age: 66 Director Since: 2001
Mattel Committee Memberships: • Audit Committee • Compensation Committee

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PROPOSAL 1 – ELECTION OF DIRECTORS

Key Experience/Director Qualifications

As a former Chief Information Officer and an information management leader, Ms. White Loyd brings to Mattel’s Board unique insights into the strategic use of information technology as a competitive advantage. Such experience as well as her public company experience make Ms. White Loyd an important contributor to the Board and the Audit Committee and Compensation Committee, on which she serves as a member.

Recommendation

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTORS.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD INDEPENDENCE AND ACCOUNTABILITY

Board Independence Determination

Mattel’s Board has adopted Corporate Governance Guidelines consistent with Nasdaq listing standards that include qualifications for determining director independence. These provisions incorporate Nasdaq’s categories of relationships between a director and a listed company that would make a director ineligible to be independent.

The Board has affirmatively determined that each of the current directors of Mattel, except Christopher A. Sinclair, our CEO, is independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as currently in effect, and has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Furthermore, the Board has determined that each of the members of our Audit Committee, Compensation Committee and Governance and Social Responsibility Committee is independent within the meaning of Nasdaq director independence standards applicable to members of such committees, as currently in effect. The Audit Committee members also meet the specific membership criteria for members of audit committees under the applicable Nasdaq listing standards and SEC rules. The Compensation Committee members also qualify as “non-employee directors” and “outside directors” within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”) and Section 162(m) of the Internal Revenue Code, respectively.

In making these determinations, the Board considered, among other things, ordinary course commercial relationships with companies at which Board members then served as executive officers (including Adobe Systems Incorporated and Avery Dennison Corporation). The aggregate annual amounts involved in these commercial transactions were less than the greater of $200,000 or 5% of the annual consolidated gross revenues of these companies, and our Board members were not deemed to have a direct or indirect material interest in those transactions. The Board has determined that none of these relationships are material and that none of these relationships impair the independence of any non-employee director.

Board Evaluations

The Board conducts an annual self-evaluation process to assess effectiveness at both the Board and Committee levels. The three key areas of focus for the evaluation are Board operations, Board accountability and Board Committee performance. The Chair of the Governance and Social Responsibility Committee is responsible for leading the annual review and makes herself available for private sessions with Board members during the evaluation process. Comments are aggregated, summarized and reviewed with the full Governance and Social Responsibility Committee. The results of the evaluation are then reviewed with each Committee and the full Board.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This annual evaluation process has resulted in several improvements in Board effectiveness, including enhanced agenda item selection, better discussion formats and greater interaction with Mattel’s CEO and management team. In addition, the Governance and Social Responsibility Committee conducts an annual review of our Board’s composition and skillsets and makes recommendations to the Board accordingly. This review includes an assessment of the talent base, skills, areas of expertise and experience, diversity and independence of the Board and its members, and consideration of any recent changes in a director’s outside employment and responsibilities.

Director Succession and Search Process

The Board has a robust director succession and search process. The Board retains a third-party, independent search firm to assist with the search for new effective directors. The Board has worked diligently to ensure the right balance between long-term, institutional knowledge and fresh perspectives on the Board. While three of the directors have been on the Board for over 10 years, the Board has also added three new independent directors in the past five years. The Board continues to be very thoughtful and proactive about this process.

Board Leadership Structure

The Board believes that one of its most important responsibilities is to evaluate and determine the most appropriate Board leadership structure for Mattel so that it can provide effective, independent oversight of management and facilitate its engagement in, and understanding of, Mattel’s business. To carry out this responsibility, Mattel’s corporate governance documents empower the Board to evaluate and determine the optimal leadership structure for the Company in relation to Mattel’s specific characteristics or circumstances at any given time. As part of its evaluation, the Board assesses which structure is in the best interests of Mattel and its stockholders, and retains the authority to determine the most effective leadership structure for the Company, including separating the positions of Chairman and CEO, when they believe it is appropriate. This governance structure provides the Board maximum flexibility to determine the leadership structure best suited to support the business.

The Board most recently conducted its evaluation of Board leadership structure following our Chairman and CEO transition in January 2015. At that time, Mr. Sinclair, formerly the Board’s Independent Lead Director, was appointed as Chairman and Interim CEO. In April 2015, Mr. Sinclair was appointed Chairman and CEO by the independent directors of the Board. Following a thoughtful evaluation of the appropriate leadership structure and in consideration of feedback received through stockholder engagement, the Board determined that having combined Chairman and CEO positions, counterbalanced by a strong, independent Board led by an Independent Lead Director, best serves Mattel and its stockholders at this time.

Mr. Sinclair served as an independent director on the Board since 1996, and as Independent Lead Director and Chair of the Audit Committee and Executive Committee since 2011. Through his experience as a director and long history of overseeing the Company’s management team, Mr. Sinclair has developed in-depth knowledge of Mattel’s operations as well as the markets in which Mattel competes. In addition, Mr. Sinclair’s substantial experience leading global, multi-brand, consumer-focused companies makes him particularly well suited to lead the Company in the Chairman and CEO roles.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board continues to believe that it is best for Mattel and its stockholders to have the same individual serve as Chairman and CEO. This promotes decisive, unified leadership as well as clarity with respect to responsibility and accountability. Furthermore, a combined Chairman and CEO acts as an effective bridge between management and the Board, encouraging, along with the Independent Lead Director, strong information flows so that both groups act with a common purpose. This structure also facilitates short-term crisis management and long-term strategic planning. The CEO has an in-depth knowledge of Mattel’s operations, as well as the industries and markets in which Mattel competes. As such, the Board believes that the CEO, rather than an outside director, will be in the best position to bring valuable insights, business issues, market opportunities and risks to the Board’s attention for review and deliberation. Most importantly, combining the roles of Chairman and CEO builds a cohesive corporate culture, allowing Mattel to speak with a single voice both inside and outside the Company.

To counterbalance Mr. Sinclair’s leadership role as Chairman and CEO, the independent members of the Board elected an Independent Lead Director with specifically enumerated powers and responsibilities to provide consistent oversight of management during the turnaround (see below for additional details). This structure strikes the optimal balance between unified leadership and effective independent oversight for Mattel at this time. Going forward, our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of the Company and its stockholders.

Independent Lead Director Responsibilities

The Board recognizes the importance of strong independent Board leadership. As such, the independent directors of the Board elect an Independent Lead Director when the Chairman is not independent. The Board believes that the Independent Lead Director provides the same independent leadership, oversight and benefits for the Company and Board that would be provided by an independent Chairman.

The Independent Lead Director’s duties include the following significant responsibilities:
✓ Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
✓ Serves as liaison between the Chairman and the independent directors;
✓ Approves information sent to the Board;
✓ Approves meeting agendas for the Board;
✓ Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;
✓ Has the authority to call meetings of the independent directors; and
✓ If requested by major stockholders, ensures that he is available for consultation and direct communication.

The independent directors of the Board have appointed Mr. Dolan to serve as the Board’s Independent Lead Director. Mr. Dolan has significant experience on the Board, serving as an independent director on the Board since 2004 and as Chair of the Compensation Committee and the Executive Committee, and as a member of the Governance and Social Responsibility Committee. The Board believes that Mr. Dolan’s extensive business experience across a variety of industries, unique insights in the areas of advertising and brand building, and service on multiple boards of directors make him well qualified to serve as Independent Lead Director of Mattel. The Board believes that the appointment of Mr. Sinclair as Chairman and CEO and Mr. Dolan as Independent Lead Director best serves Mattel and its stockholders at this time, as the Company executes on its turnaround to drive growth and improved profitability.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD RESPONSIBILITIES

Robust Stockholder Engagement

In 2015, we enhanced our stockholder engagement efforts to gain a better understanding of stockholder perspectives on a range of board, governance and compensation matters of particular importance to Mattel. An independent member of our Board together with our management met with stockholders representing more than 40%, in total, of Mattel’s outstanding shares. We gathered important feedback from our stockholders on topics including our turnaround strategy, board leadership structure, corporate governance practices and our executive compensation program. These engagement efforts informed certain changes made by the Compensation Committee to our executive compensation programs in 2016. We will continue to reach out to our stockholders going forward to help inform boardroom discussions on critical Board, governance and compensation matters.

Risk Oversight

Role of Full Board in Risk Oversight

The full Board is responsible for overseeing Mattel’s ongoing assessment and management of material risks impacting Mattel’s business. The Board relies on Mattel’s management to identify and report on material risks, and relies on each of the Board’s committees to oversee management of specific risks related to each committee’s function. The Board engages in risk oversight throughout the year and specifically focuses on risks facing Mattel each year at a regularly scheduled Board meeting.

Role of Management in Risk Oversight

Consistent with their role as active managers of Mattel’s business, our senior executive officers play the most active role in risk management, and the Board looks to such officers to keep the Board apprised on an ongoing basis about risks impacting Mattel’s business and how such risks are being managed. Each year as part of Mattel’s risk evaluation process performed by its internal audit team, Mattel’s most senior executive officers, including the Chief Legal Officer, provide input regarding material risks facing the business group or function that each manages. These risks are reviewed with the Audit Committee and also are presented to the full Board along with a discussion of Mattel’s strategy for managing these risks. Since much of the Board’s risk oversight occurs at the committee level, Mattel believes that this process is important to ensure that all directors are aware of Mattel’s most material risks.

Role of Board Committees in Risk Oversight

The Board’s committees assist the full Board in overseeing many of the risks impacting Mattel’s business.

The Audit Committee oversees the Company’s assessment and management of Mattel’s material financial reporting and accounting risks, including the steps management has taken to monitor and control such risks. The Audit Committee is also responsible for overseeing Mattel’s compliance risk, which includes risk relating to Mattel’s compliance with laws and regulations.

The Compensation Committee oversees and assesses material risks associated with Mattel’s compensation structure, policies and programs generally, including those that may relate to pay mix, selection of

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

performance measures, the goal setting process, and the checks and balances on the payment of compensation. See “Compensation Risk Review” for a more detailed description of the Compensation Committee’s review of potential pay risk.

The Finance Committee oversees and reviews with management risks relating to capital allocation and deployment, including Mattel’s credit facilities and debt securities, capital expenditures, dividend policy, and mergers and acquisitions. The Finance Committee also oversees third-party financial risks, which includes risks arising from customers, suppliers, subcontractors, creditors, debtors, counterparties in hedging transactions and others.

The Governance and Social Responsibility Committee oversees and reviews with management risks relating to governance and social responsibility matters, including succession planning, environmental and health and safety compliance, sustainability, corporate citizenship, community involvement, global manufacturing principles, diversity and equal opportunity, philanthropy and charitable contributions, and public policy and governmental relations.

Exclusive Forum Provision

On August 26, 2015, the Board amended Mattel’s Amended and Restated Bylaws (the “Bylaws”) to include an exclusive forum provision that specifies the courts of the State of Delaware as the exclusive forum for stockholders to file derivative and other corporate law claims. This amendment was adopted in accordance with recent changes to the Delaware General Corporation Law, effective August 1, 2015, which explicitly authorized Delaware corporations to adopt exclusive forum selection provisions such as the provisions in the amendment to our Bylaws.

The Board determined that adoption of this provision is in the best interests of Mattel and its stockholders for a number of reasons, including, among others, the importance of preventing unnecessary diversion of corporate resources to address costly, wasteful and duplicative multi-forum litigation, facilitating increased consistency and predictability in litigation outcomes for the benefit of Mattel and its stockholders and recent statutory developments in Delaware and case law developments in other jurisdictions upholding the Board’s authority to adopt such bylaws and their validity. In making its determination, the Board considered the fact that Mattel had directly experienced the burdens and high costs of such duplicative, multi-forum litigation in connection with actions filed in 2006 and 2007. Had the Bylaws included an exclusive forum provision at that time, Mattel would have been able to limit plaintiffs’ ability to pick, choose and strategically switch forums, thereby reducing Mattel’s costs as well the risk of inconsistent decisions by different courts. The Board also determined that the amendment preserves the ability of the Company to consent to an alternative forum and, importantly, preserves the ability of stockholders to bring, subject to applicable law, the kinds of litigation addressed by the amendment.

26	Mattel, Inc. 2016 Proxy Statement

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD GENERAL INFORMATION

Board Meetings

During 2015, the Board held eight meetings. No director attended less than 75% of the aggregate of all Board meetings and all meetings held by any committee of the Board on which he or she served.

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were 10 directors at the time of the 2015 Annual Meeting of Stockholders and nine directors attended the meeting.

Board Committees

Our Board has established six principal committees: the Audit Committee, the Governance and Social Responsibility Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Equity Grant Allocation Committee. Each of the Audit Committee, the Governance and Social Responsibility Committee and the Compensation Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each of these committees’ current charter is available on our website at http://corporate.mattel.com/about-us/bios.aspx.

The current chairs and members of the committees are identified in the following table:

Director	Audit Committee	Governance and Social Responsibility Committee	Compensation Committee	Executive Committee	Finance Committee	Equity Grant Allocation Committee
Non-Employee Directors
Michael J. Dolan*		M	C	C
Trevor A. Edwards		M	M
Dr. Frances D. Fergusson		C		M	M
Ann Lewnes		M
Dominic Ng	M				M
Vasant M. Prabhu	C			M	M
Dean A. Scarborough			M	M	C
Dirk Van de Put	M	M
Kathy White Loyd	M		M
Employee Director
Christopher A. Sinclair						M

“C” Chair

“M” Member

* Independent Lead Director

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Audit Committee

The Board has determined that each member of the Audit Committee meets the SEC and Nasdaq independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee satisfies the “financial sophistication” requirements of the Nasdaq listing standards, and that Mr. Prabhu, the Chair of the Audit Committee, and Messrs. Ng and Van de Put are all “Audit Committee Financial Experts,” as such term is defined under SEC rules.

During 2015, the Audit Committee held 12 meetings.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling the Board’s oversight responsibilities regarding:

•	The quality and integrity of Mattel’s financial reports;

•	The independence, qualifications and performance of Mattel’s independent registered public accounting firm;

•	The performance of Mattel’s internal audit function; and

•	Mattel’s compliance with legal and regulatory requirements.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee.

Additional duties and responsibilities of the Audit Committee are outlined in the committee’s charter and include the following:

•	To meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed;

•	To review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm and the internal audit group;

•	To discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management and critical accounting policies;

•	To review periodically with the Chief Legal Officer the implementation and effectiveness of Mattel’s compliance and ethics programs;

•	To discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures; and

•	To pre-approve audit services, internal-control-related services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm.

Governance and Social Responsibility Committee

All of the members of the Governance and Social Responsibility Committee are independent directors.

During 2015, the Governance and Social Responsibility Committee held four meetings.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The primary purposes of the Governance and Social Responsibility Committee are:

•	To assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders;

•	To assist the Board in evaluating potential executive candidates in succession planning;

•	To develop and recommend to the Board the Corporate Governance Guidelines applicable to Mattel;

•	To lead the evaluation of the Board’s performance;

•	To evaluate, and make recommendations to the Board regarding, the independence of the Board members;

•	To recommend director nominees for each committee of the Board;

•	To assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, diversity and equal opportunity matters, global manufacturing principles, public policy matters and environmental, health and safety issues; and

•	To provide oversight with regard to philanthropic activities.

The committee also works closely with the CEO and other members of Mattel’s management to ensure that Mattel is governed effectively and efficiently.

Compensation Committee

All of the members of the Compensation Committee are independent directors. We intend that the members also qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee directors” within the meaning of the Rule 16b-3 of the Exchange Act.

During 2015, the Compensation Committee held seven meetings.

The purpose of the Compensation Committee is to develop, evaluate and, in certain instances, approve or determine the compensation structure, plans, programs and practices of Mattel. The committee has the authority to undertake and may exercise all of the powers of the Board with respect to the specific responsibilities listed in the committee’s charter, including:

•	Approving all forms of compensation to be provided to the CEO and all other executives who are subject to Section 16 of the Exchange Act;

•	Annually reviewing and approving corporate goals and objectives relevant to the CEO, and reviewing and evaluating the CEO’s performance;

•	Administering Mattel’s short- and long-term incentive programs and equity compensation plans;

•	Reviewing the form and amount of non-employee directors’ compensation; and

•	Assessing material risks associated with our compensation structure, policies and programs generally.

In performing its duties, the Compensation Committee reports and, as appropriate, makes recommendations to the Board regarding executive compensation programs and practices. The Compensation Committee also informs the non-management directors of the Board of its decisions regarding compensation for the CEO and other senior executives.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The committee meets at least once each calendar year without the CEO present and often has executive sessions where no Mattel officer or employee is present. The committee has the authority to retain independent legal or other advisors, to the extent it deems necessary or appropriate.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant since August 2007 to provide the committee with advice and guidance on the design of our executive compensation programs and the evaluation of our executive compensation. Cook & Co. has not performed and does not currently provide any services to management or Mattel. Each year the Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the Nasdaq listing standards. The Compensation Committee has determined that Cook & Co. is independent within the meaning of the committee’s charter and Nasdaq listing standards, and the work of Cook & Co. for the committee does not raise any conflicts of interest. Cook & Co. attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. Cook & Co. provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plan and program design, and proposed executive and director compensation. Cook & Co. reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee. In 2015, Cook & Co. assisted the Compensation Committee on the following matters:

•	Analyzing and advising on:

–	The base salaries, target and actual annual incentives, bonus leverage, long-term incentives, target and actual total direct compensation (“TDC”) and all other compensation for our CEO, his direct reports and other EVPs as compared to the compensation of their counterparts at our comparator peer companies;

–	Our MIP design, provisions and practices; and

–	Our LTI design, provisions and practices;

•	Reviewing and advising regarding our comparator peer companies;

•	Assessing if our compensation structure, plans, programs and practices present any risk;

•	Reviewing and advising on our 2015 Proxy Statement;

•	Reviewing and advising on our Amended and Restated 2010 Equity and Long-Term Compensation Plan;

•	Providing executive compensation regulatory and legislative updates; and

•	Advising regarding institutional advisers’ voting policies and market trends.

The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.

Other Board Committees

All of the members of the Executive Committee are independent directors. During 2015, the Executive Committee held two meetings. The Executive Committee may exercise all the powers of the Board, subject to limitations of applicable law, between meetings of the Board.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

All of the members of the Finance Committee are independent directors. During 2015, the Finance Committee held five meetings. The committee’s primary functions are to advise and make recommendations to the Board with regard to Mattel’s use of available capital, including but not limited to dividends to stockholders, mergers and acquisitions and stock repurchase programs.

Mattel also has an Equity Grant Allocation Committee with Mr. Sinclair as the current sole member since January 2015. The Equity Grant Allocation Committee’s primary function is to exercise the limited authority delegated to the committee by the Board and the Compensation Committee with regard to making annual and off-cycle equity compensation grants to employees below the executive leadership job level.

Code of Conduct

Our Board has adopted a Code of Conduct, which is a general statement of Mattel’s standards of ethical business conduct. The Code of Conduct applies to all of our employees, including our CEO and our Chief Financial Officer. Certain provisions of the Code of Conduct also apply to members of the Board in their capacity as Mattel’s directors. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. We intend to disclose any future amendments to certain provisions of our Code of Conduct in accordance with the SEC rules, and any waivers of provisions of the Code of Conduct required to be disclosed under the SEC rules or Nasdaq listing standards, on our website at http://corporate.mattel.com/about-us/ethics.aspx.

Communications with the Board

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (i) the Board, (ii) any committee of the Board, (iii) the independent lead director or (iv) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members who appear as addressees, except that the following categories of communications will not be so relayed, but will be available to Board members upon request:

•	Communications concerning company products and services;

•	Solicitations;

•	Matters that are entirely personal grievances; and

•	Communications about litigation matters.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Documentation and How to Obtain Copies

Current copies of the following materials related to Mattel’s corporate governance standards and practices are available publicly on Mattel’s corporate website at http://corporate.mattel.com/about-us/corporate-governance.aspx:

•	Board of Directors Amended and Restated Guidelines on Corporate Governance;

•	Information on Board and Committee membership and biographies of Board members;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance and Social Responsibility Committee Charter;

•	Code of Conduct;

•	Restated Certificate of Incorporation;

•	Amended and Restated Bylaws;

•	Director Nominations Policy;

•	Audit Committee Complaint Procedure;

•	Policy on Adoption of a Shareholder Rights Plan; and

•	Golden Parachute Policy.

A copy of any or all of these documents may also be obtained, free of charge, by mailing a request in writing to:

Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

32	Mattel, Inc. 2016 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The following table shows the compensation of the non-employee members of our Board for 2015.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Michael J. Dolan	$170,000	$129,999	$25,000	$324,999
Trevor A. Edwards	$100,000	$129,999	$24,000	$253,999
Dr. Frances D. Fergusson	$110,000	$129,999	$17,950	$257,949
Ann Lewnes(5)	$133,333	$173,335	$15,000	$321,668
Dominic Ng	$110,000	$129,999	$30,000	$269,999
Vasant M. Prabhu	$150,000	$129,999	$30,000	$309,999
Dean A. Scarborough	$110,000	$129,999	$15,000	$254,999
Dirk Van de Put	$110,000	$129,999	$15,000	$254,999
Kathy White Loyd	$110,000	$129,999	$15,000	$254,999

(1) During 2015, Mr. Sinclair, as CEO and a member of the Board, did not receive any additional compensation for serving as a director other than the amounts attributed to him for his recommended grants and our matching charitable contributions under the Board of Directors Recommended Grants Program and the Gift Matching Program described below. All of his compensation for his services to Mattel as CEO is shown in the “Summary Compensation Table.”

(2) For Ms. Fergusson and Messrs. Edwards, Ng, Scarborough and Van de Put, some or all amounts shown were deferred under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors. Mr. Edwards deferred some amounts into the phantom stock account and Mr. Scarborough deferred all amounts into the phantom stock account. See the narrative disclosure below for details.

(3) In May 2015, each of our non-employee directors received an annual equity grant of 4,977 RSUs. Ms. Lewnes also received an initial equity grant of 1,611 RSUs upon joining the Board in February 2015. Amounts shown represent the grant date fair value of such shares, computed in accordance with FASB ASC Topic 718, based on our closing stock price of $26.12 on the grant date of May 21, 2015 for all non-employee directors’ annual grants and $26.90 on the grant date of February 1, 2015 (using January 30, 2015 closing stock price as February 1, 2015 was a Sunday) for Ms. Lewnes’ initial grant. The actual value that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value eventually realized by the director will correspond to the amount shown.

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DIRECTOR COMPENSATION

The table below shows the aggregate number of stock awards and option awards outstanding for each non-employee director as of December 31, 2015. Stock awards consist of unvested RSUs and vested but deferred RSUs. Directors may elect to further defer payment until a later date under the Director DCP, which would result in a deferral of taxable income to the director. All outstanding Option Awards are fully exercisable.

Name	Aggregate Stock Awards Outstanding as of December 31, 2015	Aggregate Option Awards Outstanding as of December 31, 2015
Michael J. Dolan	10,928	15,000
Trevor A. Edwards	10,928	–
Dr. Frances D. Fergusson	10,928	–
Ann Lewnes	6,588	–
Dominic Ng	29,802	9,000
Vasant M. Prabhu	10,928	–
Dean A. Scarborough	22,335	12,000
Dirk Van de Put	10,928	–
Kathy White Loyd	26,101	–

(4) The “All Other Compensation” column shows the amount of gifts made by the Mattel Children’s Foundation pursuant to the Board of Directors Recommended Grants Program and the Gift Matching Program for the applicable director. Subject to certain limitations, each director may recommend that the Mattel Children’s Foundation make gifts of up to a total of $15,000 per year (and up to an additional $10,000 if the director matches the Mattel Children’s Foundation contribution dollar-for-dollar up to such additional amount) to one or more non-profit public charities that help fulfill the Foundation’s mission of serving children in need. The Mattel Children’s Foundation also will match up to $5,000 for any gifts that the director makes on his or her own, subject to certain limitations. The programs may not be used to satisfy any pre-existing commitments of the director or any member of the director’s family.

(5) The fees paid to Ms. Lewnes for 2015 include a prorated amount of her retainer of $33,333 when she first joined the Board in February 2015 and her full annual retainer paid in May 2015.

Narrative Disclosure to Director Compensation Table

Retainers. Non-employee directors received an annual retainer of $100,000, and each non-employee committee chair received an additional annual retainer, the amount of which differed depending upon the committee, as follows: Audit Committee, $20,000; Compensation Committee, $20,000; and all other committees, $10,000. The independent lead director received an additional annual retainer of $30,000. Further, each member of the Audit Committee received an additional annual retainer of $10,000. Directors had the option to receive either all or a portion of their annual retainer in the form of shares of Mattel common stock or to defer receipt under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director DCP”).

Equity Compensation. During 2015, non-employee directors also received annual grants of deferred RSUs, with an intended fixed grant value of $130,000. Each RSU represents a contingent right to receive one share of Mattel common stock. These RSUs vest in equal installments over the first four quarters following the grant date but the non-employee director generally will receive actual shares of Mattel common stock in settlement of the vested RSUs on the earlier of the third anniversary of the grant date or the date his or

34	Mattel, Inc. 2016 Proxy Statement

DIRECTOR COMPENSATION

her directorship terminates. We reserve the right to settle the RSUs in cash equal to the fair market value of the stock, but do not anticipate doing so. The RSUs have dividend equivalent rights, meaning that for the period before the RSUs are settled in shares or forfeited, we will pay the grantee cash equal to the cash dividends that he or she would have received if the units had been an equivalent number of actual shares of Mattel common stock. The directors may also elect to further defer the receipt of the shares under the Director DCP and if they do so, dividend equivalents are also deferred under the Director DCP in the form of shares. At its May 2015 meeting, the Compensation Committee determined that director RSUs granted July 31, 2015 and after would not provide for dividend equivalents, consistent with employee grants.

If a non-employee director leaves our Board, the consequences for the RSUs depend on the circumstances of such departure:

•	If the departure occurs as a result of death, disability or retirement at age 55 or greater with five or more years of service, the RSUs vest in full;

•	If the departure is for cause, all of the RSUs will be forfeited; and

•	In all other circumstances, the unvested RSUs will be forfeited.

Under the general terms of the Amended and Restated 2010 Equity and Long-Term Compensation Plan, and its predecessor plan (collectively, the “Amended 2010 Plan”), upon a change of control, any RSUs granted thereunder that are not assumed or substituted therefor by the acquirer in a change of control would vest in full upon the change of control. In May 2015, our stockholders approved the Amended 2010 Plan, which added a maximum value of $500,000 of equity grants to any one non-employee director in a calendar year.

Director DCP. The Director DCP allows directors to defer common stock underlying their annual RSU grants and amounts deferred are maintained in account balances that are deemed invested in one or more of a number of externally managed institutional funds. Prior to 2009, directors had the option of choosing between deemed investments in (i) a common stock equivalent or “phantom stock” account or (ii) an interest-bearing account with the same crediting rate as that available under the Mattel, Inc. Deferred Compensation and PIP Excess Plan (the “DCP”). Similar to the DCP, the directors’ accounts do not have any “above-market” earnings or preferential earnings as defined in applicable SEC rules and regulations since the crediting rate investment option will always be set annually lower than the 120% of the applicable federal long-term rate, with compounding, and the rate of return for the externally managed institutional funds and the “phantom stock” accounts track the actual rate of return on the externally managed funds and investments in Mattel common stock.

Distribution of amounts deferred under the Director DCP may be paid in a lump sum or in 10 annual installments, with payment made or commencing upon a director’s termination of service with the Board or upon the director achieving a specified age not to exceed 72. As of December 31, 2015, the following directors had the following aggregate balances of phantom stock units in the Stock Equivalent Account of the Director DCP, including deferred vested and unvested RSUs: Mr. Edwards, 2,585; Mr. Ng, 53,506; Mr. Scarborough, 46,433; and Ms. White Loyd, 29,497.

Reimbursement Policy. Mattel reimburses directors for their expenses incurred while traveling on Board business and permits directors to use Company-selected aircraft when traveling on Board business, as well as commercial aircraft, charter flights and non-Mattel private aircraft. These expenses are not considered perquisites, as they are limited to business use. In the case of travel by a non-Mattel private aircraft, the

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DIRECTOR COMPENSATION

amount reimbursed is generally limited to variable costs or direct operating costs relating to travel on Mattel Board business and generally does not include fixed costs such as a portion of the flight crew’s salaries, monthly management fee, capital costs or depreciation.

Independent Consultant Review. In May 2015, Cook & Co. conducted an independent review of our non-employee director compensation program and concluded that our total annual compensation for non-employee directors on average approximated the 57th percentile of our peer group, and reflects a similar mix of cash and equity at the median. Cook & Co. further found that our non-employee director compensation program has a stable structure and exhibits many best practices, including retainer-only cash compensation (i.e., no meeting fees), annual grants delivered as full value awards based on a fixed-value formula, short equity vesting that avoids entrenchment, and no major perquisites other than charitable gift matching.

Non-Employee Director Stock Ownership

The Board has adopted guidelines regarding non-employee director stock ownership. These robust guidelines currently state that, within five years after joining the Board, non-employee members of the Board should attain a target minimum level of stock ownership of five times the annual cash retainer paid to each member. The annual cash retainer is currently $100,000. For this purpose, stock holdings are valued at the greater of actual cost or current market value. Directors who have deferred any of their cash compensation into investments in Mattel stock equivalent accounts in the Director DCP receive credit for such amounts, valued at the current market value. Each of our Board members (other than the newest members of our Board, Messrs. Van de Put and Edwards and Ms. Lewnes) has met the target minimum stock ownership level. Mr. Van de Put has until December 1, 2016, Mr. Edwards has until March 14, 2017, and Ms. Lewnes has until February 1, 2020, to meet the target minimum level of stock ownership.

36	Mattel, Inc. 2016 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee’s responsibility is to assist the Board in its oversight of:

•	The quality and integrity of Mattel’s financial reports;

•	The independence, qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), Mattel’s independent registered public accounting firm;

•	The performance of Mattel’s internal audit function; and

•	The compliance by Mattel with legal and regulatory requirements.

Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process, disclosure controls and procedures, and internal control over financial reporting.

PwC is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management, the senior internal auditing officer of Mattel and PwC, the audited financial statements of Mattel as of and for the year ended December 31, 2015 and Management’s Report on Internal Control Over Financial Reporting. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. Based on this evaluation, management concluded that Mattel’s internal control over financial reporting was effective as of December 31, 2015.

PwC has expressed its opinion that:

•	Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of December 31, 2015 and 2014, and its results of operations and cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America; and

•	Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by COSO.

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REPORT OF THE AUDIT COMMITTEE

In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-Oxley Act and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in separate executive sessions with management, the Chief Legal Officer, the senior internal auditing officer and PwC. Each of the Chief Financial Officer, the Chief Legal Officer, the senior internal auditing officer and PwC has unrestricted access to the Audit Committee.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding the firm’s independence from Mattel, and the Audit Committee has also discussed with PwC the firm’s independence from Mattel.

The Audit Committee has also considered whether PwC’s provision of non-audit services to Mattel is compatible with maintaining the firm’s independence from Mattel.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing, including the subject of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on:

•	The integrity of those persons within Mattel and of the professionals and experts (such as PwC) from which the Audit Committee receives information;

•	The accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary; and

•	Representations made by management or PwC as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by PwC to Mattel.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

AUDIT COMMITTEE

Vasant M. Prabhu (Chair)

Dominic Ng

Dirk Van de Put

Kathy White Loyd

March 21, 2016

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FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PricewaterhouseCoopers LLP for fiscal years 2015 and 2014:

Fees	2015	2014
Audit fees(1)	$6,590,000	$7,991,000
Audit-related fees(2)	$137,000	$137,000
Tax fees (3)	$1,159,000	$2,255,000
All other fees	—	—
Total	$7,886,000	$10,383,000

(1) Audit fees consisted of fees for professional services provided in connection with the integrated audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, the performance of interim reviews of Mattel’s quarterly unaudited financial information, comfort letters, consents and statutory audits required internationally.

(2) Audit-related fees consisted primarily of the audits of employee benefit plans for 2015 and 2014.

(3) Tax fees principally included (i) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds and tax payment-planning services) of $577,000 for 2015 and $690,000 for 2014, and (ii) other tax advice, tax consultation and tax planning services of $582,000 for 2015 and $1,565,000 for 2014.

The Audit Committee charter provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services and provides that:

•	The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time;

•	The Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm;

•	Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer or Corporate Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence;

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FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

•	The Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting; and

•	The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

All services provided by our independent registered public accounting firm in 2015 were pre-approved in accordance with the Audit Committee’s Pre-Approval Policy.

40	Mattel, Inc. 2016 Proxy Statement

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The current executive officers of Mattel are as follows:

Name	Age	Position	Executive Officer Since
Christopher A. Sinclair(1)	65	Chairman of the Board and Chief Executive Officer	2015
Richard Dickson	48	President and Chief Operating Officer	2014
Kevin M. Farr	58	Chief Financial Officer	1996
Peter D. Gibbons	55	Executive Vice President and Chief Supply Chain Officer	2013
Richard R. Gros	61	Executive Vice President and Chief Human Resources Officer	2015
Robert Normile	56	Executive Vice President, Chief Legal Officer and Secretary	1999
Geoffrey H. Walker	50	Executive Vice President and Chief Strategic Technology Officer	2013

(1) Information regarding Mr. Sinclair is provided in the “Proposal 1 – Election of Directors” section of this Proxy Statement.

Mr. Dickson has been President and Chief Operating Officer since April 2015. From January 2015 to April 2015, he served as President, Chief Brands Officer. He served as Chief Brands Officer from May 2014 to January 2015. From February 2010 to May 2014, he served as President and CEO of Branded Businesses at The Jones Group, Inc. From August 2008 to February 2010, he served as General Manager and Senior Vice President of the Barbie Brand at Mattel. From 2000 to 2008, he was Senior Vice President at Mattel overseeing Consumer Products, Marketing, Media, Entertainment and Packaging. Prior to Mattel, he served as Vice President of Brand Management and Merchandising at Estee Lauder Companies, Inc. and was Principal with Gloss.com, an e-commerce beauty website he helped develop and manage until its acquisition by Estee Lauder. Mr. Dickson started his career and spent nearly a decade with Bloomingdale’s, a leading U.S. fashion retailer.

Mr. Farr has been Chief Financial Officer since February 2000. From September 1996 to February 2000, he was Senior Vice President and Corporate Controller. From June 1993 to September 1996, he served as Vice President, Tax. Prior to that, he served as Senior Director, Tax from August 1992 to June 1993.

Mr. Gibbons has been Executive Vice President and Chief Supply Chain Officer since February 2015. From November 2013 to February 2015, he served as Executive Vice President, Global Supply Chain, and from April 2013 to November 2013, he served as Executive Vice President, Global Operations. From July 2008 to November 2012, he served as Executive Vice President, Global Supply Chain Operations, at Starbucks Corporation. From February 2007 to July 2008 he served as Senior Vice President, Global Manufacturing Operations, at Starbucks Corporation. From March 1999 to February 2007, he was Executive Vice President, Supply Chain, for the Glidden Company, a subsidiary of ICI Americas, Inc., a global chemical company. Prior to that, he held various roles in operations, finance and engineering with ICI plc in Europe and Latin America and the Scottish Development Agency.

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EXECUTIVE OFFICERS

Mr. Gros has been Executive Vice President and Chief Human Resources Officer since September 2015. Prior to joining Mattel, Mr. Gros served as President of Richard Gros & Associates, a strategic human capital consulting firm, from March 2013 to September 2015. From October 2011 to March 2013, Mr. Gros served as Senior Vice President of International Business Development with Sedgwick Claims Management Services, Inc., a leading global provider of claims and productivity management services. From April 2009 to September 2011, Mr. Gros served as Executive Vice President of Human Resources at Xchanging, Inc., a provider of business processing, technology and procurement services. He served as Executive Vice President and Chief Human Resources Officer at Cambridge Solutions Corporation Ltd., a leader in providing information technology and business process outsourcing services from November 2004 to March 2009. Prior to that, he served as Executive Vice President and Chief Human Resources Officer of Caribiner International, Inc. from January 1999 to May 2000. He has also held the positions of Senior Vice President and Chief Human Resources Officer for Frito-Lay International and Vice President of Human Resources for PepsiCo Food & Beverages International and Pepsi-Cola International.

Mr. Normile has been Executive Vice President, Chief Legal Officer and Secretary since February 2011, and from March 1999 to February 2011 he was Senior Vice President, General Counsel and Secretary. He served as Vice President, Associate General Counsel and Assistant Secretary from August 1994 to March 1999. From June 1992 to August 1994, he served as Assistant General Counsel. Prior to that, he was associated with the law firms of Latham & Watkins LLP and Sullivan & Cromwell LLP.

Mr. Walker has been Executive Vice President and Chief Strategic Technology Officer since February 2016. From June 2015 to February 2016, he served as Executive Vice President, Commercial – North America. From April 2013 to June 2015, he served as Executive Vice President, Global Brands Team -Fisher-Price. From November 2012 to April 2013, he served as Senior Vice President and General manager for Core Europe, and from January 2011 to November 2012, he served as Senior Vice President and General Manager of Mattel’s Northern European business. From October 2010 through December 2010, he served as Senior Vice President Global Core Brands Marketing Strategy, and from August 2008 to October 2010, he served as Senior Vice President Marketing. Mr. Walker held a variety of roles within the Mattel marketing organization from December 2000 to August 2008. Starting with Mattel in July 1995, Mr. Walker has held a variety of brand management positions within the Wheels, Entertainment and Games divisions.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our fiscal year 2015 NEOs were:

Name	Position (as of December 31, 2015)
Christopher A. Sinclair	Chairman of the Board and Chief Executive Officer
Richard Dickson	President and Chief Operating Officer
Kevin M. Farr	Chief Financial Officer
Peter D. Gibbons	Executive Vice President and Chief Supply Chain Officer
Geoffrey H. Walker	Executive Vice President, Commercial – North America (on February 1, 2016, Mr. Walker was transitioned to the role of Executive Vice President and Chief Strategic Technology Officer)
Bryan G. Stockton	Former Chairman of the Board and Chief Executive Officer

2015 Financial and Business Performance

Management looked to stabilize the business in 2015, and we are encouraged by the progress made on our turnaround.

We continue to focus on embracing brand building, creativity, and innovation, and we have instituted a cultural transformation that puts a premium on speed to market and accountability. Our management is focused on putting Mattel back on track for growth and improved profitability, by building momentum in our core brands, improving retail execution, reducing costs and building scale in key emerging markets.

In 2015, we organized around the following six strategic priorities, and our 2015 results reflect significant progress against our 2015 strategic priorities.

2015 Strategic Priorities
• Exploiting the franchise strength of our core brands	• Achieving distinctiveness and excellence in our commercial organization
• Re-establishing toy leadership	• Rapidly expanding into emerging markets
• Strengthening our global supply chain	• Continuously driving cost improvement

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COMPENSATION DISCUSSION AND ANALYSIS

Highlights of our 2015 financial and business performance include the following:

Turnaround Progress
Encouraging Trends in Underlying Business Despite Currency Headwinds
✓ Revitalized core brands (Barbie and Fisher-Price) and maintained strong momentum in other core brands (Hot Wheels and Thomas)
✓ Investments in emerging markets like China and Russia delivered strong improvement and growth, generating momentum for 2016
✓ Gross sales in 2015 were up 1% in constant currency,* and down 6% as reported, compared to 2014
✓ Net sales in 2015 were up 2% in constant currency,* and down 5% as reported, compared to 2014
✓ Achieved 2015 financial outlook
P&L Results Reflect Ongoing Financial Discipline to Improve Top-Line Momentum
✓ Elevated spending in advertising and retail promotions to support core brands
✓ Exceeded first year cost savings program target with approximately $153 million of gross savings in 2015
Maintained Disciplined Capital Deployment Strategy and Strong Balance Sheet
✓ Invested in turnaround efforts and growth initiatives
✓ Ended 2015 with $893 million of cash
✓ Maintained quarterly dividend of $0.38 per share

* For a reconciliation of the non-GAAP measures discussed above, please see pages 42 to 44 of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2016.

Impact of Turnaround Year on Compensation Decisions

Following our disappointing 2014 financial performance, our focus for 2015 was to begin executing on a turnaround plan to put Mattel back on track for growth and improved profitability.

Building a Focused and Streamlined Management Structure

To support the execution of our turnaround strategy, the Board, together with management, implemented a number of changes in Company leadership in 2015, including to several of our NEOs’ positions, to strengthen Mattel and revitalize the business going forward. Key compensation decisions made during 2015 were aimed at building and retaining a focused and streamlined management team.

•

On January 25, 2015, Mr. Sinclair, one of our then independent directors, was appointed as Chairman of the Board and Interim CEO, succeeding Mr. Stockton. At that time, given Mr. Sinclair’s experience and familiarity with Mattel and the additional responsibilities he would be assuming at a crucial and challenging time, the Compensation Committee approved for Mr. Sinclair a monthly base salary of $200,000 and a grant of RSUs valued at $1,500,000, and determined he would not be eligible to participate in the MIP, LTIP, DCP, the annual equity program or any severance program, plan or arrangement. Further, Mr. Sinclair would not be compensated for his position as Chairman of the Board. The Compensation Committee also approved a special allowance of $60,000 per month, in lieu of relocation program benefits or any one-time special relocation payment, and periodic personal use of a private aircraft up to a maximum of 25 flight hours per year, to facilitate time management and focus on Mattel. In providing this benefit to Mr. Sinclair, the Compensation Committee determined that Mr. Sinclair’s use of a private aircraft for personal use also

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COMPENSATION DISCUSSION AND ANALYSIS

benefits Mattel as it allows him to be available quickly and efficiently for our business needs, especially in light of Mr. Sinclair maintaining his primary residence in Florida while working in California.

•	On April 2, 2015, as a result of Mr. Sinclair’s demonstrated actions and comprehensive plan to improve Mattel’s performance, the Board appointed Mr. Sinclair as CEO. The Compensation Committee set Mr. Sinclair’s annual base salary at $1,500,000 and granted him stock options valued at $5,000,000, which, combined with his initial grant of RSUs, equated to the annual target LTI value granted to our former CEO for 2014. The Compensation Committee also approved Mr. Sinclair’s participation in the MIP, pro-rated for his time served as CEO in 2015, with a target opportunity of 150% of his base salary, which was set at the same level as our former CEO for 2014 and continued the special allowance and periodic personal use of a private aircraft. Mr. Sinclair’s targeted TDC (including taking into account his special allowance) was market competitive and at the median of our comparator peer group.

•	On January 13, 2015, Mr. Dickson, previously our Chief Brands Officer, was promoted to President, Chief Brands Officer and assumed responsibility for the Brands Division and additional responsibility over the Global Enterprise Division. At this time, the Compensation Committee approved increasing his base salary to $800,000 and his target MIP opportunity to 80% and a grant of RSUs valued at $750,000.

•	On April 2, 2015, in connection with the appointment of Mr. Sinclair as CEO and related reorganization of management, Mr. Dickson was promoted to President and Chief Operating Officer (“COO”), allowing Mattel to better align brand and commercial execution. To reflect his increased responsibilities, the Compensation Committee approved increasing his base salary to $900,000 and his target MIP opportunity to 100% of his base salary, and approved a grant of RSUs valued at $1,300,000 and a grant of a stock option valued at $1,300,000.

•	More than 50% of our senior leadership team was changed or re-assigned during 2015, including the transfer of Mr. Walker, previously our EVP, Global Brands Team – Fisher-Price, to the role of EVP, Commercial – North America on June 8, 2015, to leverage his brand and commercial leadership. There were no changes to Mr. Walker’s compensation in connection with this change in his role.

Promoting a Successful Turnaround

The Compensation Committee took several significant actions in 2015 and 2016 to further promote our turnaround, reinforce our strategic priorities and reflect the support and feedback from our stockholder outreach.

2015 MIP

•	Increased adjusted net sales multiplier to 75% in 2015 from 20% in 2014, while reducing the gross margin multiplier to 25% in 2015 from 80% in 2014, to increase the emphasis and focus on sales growth; and

•	Disallowed earnout percentages for our NEOs (and other executives at the executive leadership job level and above) over 100% of target unless Mattel’s TSR was positive.

2016 MIP

•	Simplified and streamlined the financial focus of the MIP by emphasizing net sales and adjusted operating profit (eliminated gross margin and free cash flow) to drive profitable growth, with higher weighting on net sales, for greater alignment with our business objectives and turnaround strategy;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Modified the payout formula for our NEOs (and other EVPs) to be based 75% on achievement of financial goals (previously 100%) and 25% to be based on achievement of established strategic priorities related to each executive’s job responsibilities, to provide a stronger line of sight to operational performance over which the executive has responsibility and to drive a culture of accountability (such strategic priorities component paid out only if the adjusted operating profit threshold is achieved so that executives are appropriately held accountable for financial performance); and

•	To allow maximum flexibility for the Compensation Committee while preserving tax deductibility, established an umbrella plan structure in which the MIP will be funded at maximum for our NEOs (and other EVPs) if a specified threshold level percentage of our target operating profit is achieved, subject to the Compensation Committee’s discretion to pay lesser amounts.

2016 LTIP

•	Changed the prior three-year end-to-end performance cycle approach to overlapping three-year performance cycles that provide for annual grants and established a new 2016-2018 performance cycle, to align with market practice, permit greater responsiveness to changing circumstances and market movements, strengthen retention and facilitate year-to-year compensation analysis; and

•	Changed the financial performance measure from net operating profit after tax less capital charge (“NOPAT-CC”) and net sales (with performance goals set annually) to earnings per share (“EPS”) (with performance goals set at the commencement of the three-year performance cycle), while maintaining the relative three-year TSR modifier, to focus management on strategic long-term objectives and long-term stockholder value creation, support our turnaround strategy and provide long-term differentiated goals as compared to the MIP.

Other

•	Cash dividend equivalent payments were discontinued on RSUs granted on or after July 31, 2015.

Executive Compensation Programs Emphasize Pay for Performance

Our executive compensation programs are designed to be performance-based and link our executives’ pay opportunity to the execution of Company strategies and to the interests of our stockholders.

Highlights of our pay-for-performance link based on our challenging 2015 financial performance include:

No Merit Salary Increases

•	No merit-based salary increases were approved for our NEOs in 2015 and 2016 (other than in the case of promotions).

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COMPENSATION DISCUSSION AND ANALYSIS

Below Target 2015 MIP Earnout

Our MIP is designed to closely align to our short term annual performance and does not pay when performance is not met. The following summarizes the 2015 MIP earnout:

•	MIP awards are earned based on our adjusted operating profit (weighted 75%) and adjusted free cash flow (weighted 25%) performance against pre-established objective criteria. The amount earned is then adjusted by two modifiers – adjusted net sales modifier and gross margin modifier – each of which operates to increase or reduce the award earned based on our performance under the modifier measures.

•	For 2015, we achieved the adjusted operating profit objective at slightly above threshold level and the adjusted free cash flow objective at slightly above target level.

•	However, adjusted net sales multiplier performed below threshold level and the gross margin multiplier performed just slightly above threshold level, and each had a negative effect on the amount earned, resulting in a total Company performance earnout at 44.7% of target (the payouts for Messrs. Dickson and Walker included business unit performance components and were achieved at 46.6% and 68.3% of target, respectively).

Below Target 2015 LTIP Achievement

We have granted Performance Units under our LTIP every three years that were earned based on annual performance measures of NOPAT-CC, weighted 75%, and net sales, weighted 25%. The average of the results of the annual performance measures over the three-year performance cycle would then be modified up or down 50% based on our TSR for the three-year period relative to the average TSR of companies in the S&P 500.

Our current, outstanding Performance Units were granted in 2014 for the performance period of January 1, 2014 through December 31, 2016. Based on our performance, the 2014 performance-related component allocated to one-third of the Performance Units was not achieved, and the 2015 performance-related component allocated to one-third of the Performance Units was achieved at 41% of target. As 2015 was only the second year of the three-year performance cycle, no Performance Units were earned. The number of Performance Units earned will depend on our performance relative to the performance-related component in 2016 (in addition to 2014 and 2015) and our relative TSR for the full three-year performance cycle. If the TSR modifier that will be applied at the end of the three-year performance cycle were to have been applied at the end of 2015, this would have resulted in a zero earnout of the Performance Units.

Performance of Other Equity Awards

Our target LTI equity mix is made up of approximately one-third Performance Units, one-third stock options and one-third time-vesting RSUs. The Compensation Committee believes this mix is important, particularly in a turnaround year, as the value of the delivered compensation is directly tied to our stock price performance and the vesting of the awards facilitates retention. Based on the closing price of our stock on December 31, 2015 of $27.17, the stock options granted in 2012, 2013 and 2014 are underwater as the exercise price exceeds the stock price, while the annual stock options granted in 2015 are in the money with an exercise price of $23.21 due to our stock price increase in the last five months of the year.

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COMPENSATION DISCUSSION AND ANALYSIS

Strong Say-On-Pay Support and Stockholder Engagement

In 2015, our stockholders approved the compensation of our NEOs with approximately 92% approval. In addition, we enhanced our stockholder engagement efforts in order to gather feedback on our executive compensation programs.

At our 2015 Annual Meeting of Stockholders, we received approximately 92% support on our say-on-pay stockholder advisory vote; over the past three years, we received more than 95% support on average. Further, during 2015, an independent member of our Board together with our management team engaged in outreach activities and discussions with stockholders representing more than 40%, in total, of our outstanding shares. Generally, we had discussions around, and received support for, the changes being considered for our MIP and LTIP and their impact on pay for performance. We also received confirmation from many of our stockholders that they viewed stock options as performance-based.

These engagement efforts informed our Compensation Committee as they determined to make changes to our MIP and LTIP as discussed above under “Impact of Turnaround Year on Compensation Decisions – Promoting a Successful Turnaround.” We value stockholder input and will continue to reach out to stockholders going forward to help inform boardroom discussions on critical Board, governance and compensation matters.

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COMPENSATION DISCUSSION AND ANALYSIS

Strong Governance and Best Practices

We maintain strong governance standards with respect to our executive compensation programs and are mindful of the concerns of our stockholders.

What We Do

✓ Clawback Policy – Our Clawback Policy that is applicable to all executive officers and other direct reports to the CEO permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

✓ Best Practices in Severance Arrangements – We maintain executive severance arrangements that reflect current compensation best practices, which include:
– Double-trigger equity acceleration upon a change of control for all assumed equity awards (i.e., requires both a change of control and a qualifying termination of employment); and
– Severance benefits set at competitive levels

✓ Meaningful Stock Ownership Guidelines – Our guidelines align the long-term interests of our NEOs with those of our stockholders and discourage excessive risk-taking. Our guidelines require stock ownership levels as a value of Mattel shares equal to a multiple of base salary (CEO at 6x, COO and CFO at 4x and other NEOs at 3x or 2x), consistent with market practices, and include holding requirements if the target level ownerships are not met within the compliance deadline.

✓ Independent Compensation Consultant – Our Compensation Committee engages its own independent compensation consultant, Cook & Co. to advise on executive and director compensation matters.

✓ Annual Risk Assessment – Based on our detailed annual risk assessment performed with assistance of our compensation consultant, our Compensation Committee has concluded that compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the Company.

✓ Annual Comparator Peer Group Review – Our Compensation Committee, in conjunction with Cook & Co., reviews the makeup of our comparator peer group annually and makes adjustments to the composition of the group as it deems appropriate.

✓ Annual Tally Sheet Review – Our Compensation Committee annually reviews comprehensive tally sheets, illustrating the total compensation for the most recent two years of our CEO, his direct reports and other potential NEOs.

What We Do Not Do
× No Excise Tax Gross-Ups – We do not provide any gross-ups of excise taxes on severance or other payments in connection with a change of control.

×  No Poor Pay Tax Gross-Up Practices on Perquisites and Benefits – We do not provide tax gross-up payments other than in limited circumstances for business-related relocations (and related international tax compliance) that are generally available to other employees.

× No Hedging or Pledging Permitted – We generally do not permit our Board members, officers and employees to engage in hedging transactions or to pledge or use Mattel shares as collateral for loans.

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COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

Guiding Principles, Philosophy and Objectives

Our executive compensation programs are designed to be highly performance-based and link our executives’ pay opportunities to the execution of Company strategies and to the interests of our stockholders.

The guiding principles of our executive compensation programs include:

•	Pay for performance;

•	Financial interests of NEOs aligned with the financial interests of our stockholders; and

•	Governance best practices aligned with concerns of our stockholders.

We are a global consumer goods company and as such we compete for executive talent with, and our comparator peer group is made up of, a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, entertainment and leisure, and retail industries. Our comparator peer companies are similar to us in their orientation, business model, size (as measured by revenue, net income growth, employees and market capitalization) and global scale and reach. Mattel’s revenues, total employees and market cap value are in the median range of our peer group.

The table below lists the key elements of our NEOs’ TDC and how they relate to our compensation philosophy and objectives. Each element is designed to be competitive within the comparator industries listed above in order to attract and retain high caliber executive leadership as well as to provide responsible and balanced incentives.

Compensation Element	Philosophy and Objective

Base Salary	•Provide fixed income for financial certainty and stability •Reward individual performance

Annual Incentive

•Directly link pay opportunity to Company performance through achievement of financial performance goals

•Incentivize and motivate executives to achieve our short-term strategic and financial objectives that we believe will drive long-term value creation

•Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

Long-Term Incentives •Performance Units •Stock Options •RSUs

•Directly link pay opportunity to Company and stock price performance through achievement of financial performance goals and TSR (relative to the S&P 500), as well as stock price appreciation

•Incentivize and motivate executives to achieve key long-term strategic and financial objectives

•Align executives’ interests with stockholders’ interests

•Foster a long-term focus on increasing stockholder value

•Encourage executive stock ownership

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee has designed our executive compensation programs so that a significant percentage of annual compensation is performance-based and at risk, with a significant percentage delivered in the form of equity, rather than cash, which promotes alignment with stockholders’ interests and creates incentives for long-term performance. For our current executives, the chart below shows the 2015 targeted TDC mix for Mr. Sinclair as our CEO and the average 2015 targeted TDC mix for the other NEOs:

* For purposes of the chart above, the Targeted Total Direct Compensation is the sum of annual base salary, annual incentive plan target and annual long-term incentives targeted value (i.e., annualized 2014-2016 LTIP grant value, plus annual grant value of stock options and time-vesting RSUs, including one-time special RSU grants).

Base Salary

Our Compensation Committee reviews the base salaries of our CEO, his direct reports and other EVPs at its first meeting of each year.

Our CEO typically provides our Compensation Committee with his recommendation regarding merit increases to the base salary for each of these executives other than himself. Merit increases to base salaries are driven primarily by our CEO’s evaluation of individual performance, market competitive factors and our corporate merit budget. Our CEO’s base salary is determined by our Compensation Committee in an executive session with input from Cook & Co., without the presence of our CEO.

Given our emphasis on performance-based compensation, our CEO recommended, and our Compensation Committee determined, that none of our NEOs, other CEO direct reports and other EVPs would receive a merit increase in base salary for 2015. The only base salary increases approved during 2015 were in connection with the changes in responsibilities and promotions associated with reorganizations due to our turnaround efforts.

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COMPENSATION DISCUSSION AND ANALYSIS

While serving as our Interim CEO, the Compensation Committee approved for Mr. Sinclair a monthly base salary of $200,000, in light of his expertise and familiarity with Mattel, and to compensate him for the increased responsibilities at a crucial and challenging time for the Company. In connection with his appointment as CEO, the Compensation Committee set Mr. Sinclair’s annual base salary at $1,500,000, effective as of April 13, 2015, based on his individual experience and qualifications and our need to have a highly-qualified and effective leader with extensive knowledge of Mattel during our turnaround.

Effective January 13, 2015, in connection with Mr. Dickson’s promotion to President, Chief Brands Officer and assumption of responsibility for the Brands Division and additional responsibility for the Global Enterprise Division, his base salary was increased 9% to $800,000. When Mr. Dickson was further promoted to President and COO, our Compensation Committee determined to increase Mr. Dickson’s annual base salary from $800,000 to $900,000, effective April 13, 2015, as a result of his assuming the increased duties and responsibilities of the larger role and his individual experience and qualifications.

In light of our performance in 2015 as well as market data, our CEO recommended, and the Compensation Committee determined, that none of our NEOs (and other EVPs) would receive a merit-based salary increase for 2016.

Annual Incentive

The MIP, our annual cash incentive plan, provides our NEOs and approximately 11,000 other global employees with the opportunity to earn annual cash incentive compensation based on achievement of our short-term strategic and financial objectives that are intended to drive long-term value creation. The objectives of the MIP include:

•	Link pay opportunity to financial performance and put a meaningful portion of compensation at risk based on Company and business group financial success;

•	Incentivize and motivate executives to achieve our short-term strategic and financial objectives that we believe will drive long-term value creation;

•	Provide a competitive level of targeted annual compensation to attract and retain key talent;

•	Promote team orientation by encouraging all areas of Mattel to work together to achieve common Company goals; and

•	Provide appropriate reward leverage and risk for threshold to maximum performance.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Target MIP Opportunity

The following table shows the target MIP opportunities for 2015, expressed as a percentage of base salary, for each of our NEOs and the actual payouts earned by each of our NEOs for 2015.

Name	2015 Target MIP Opportunity as a % of Base Salary	% of 2015 Target Earned	2015 MIP Payout
Christopher A. Sinclair	150.0%	44.7%	$754,983
Richard Dickson	94.7%	46.6%	$397,130
Kevin M. Farr	70.0%	44.7%	$234,675
Peter D. Gibbons	65.0%	44.7%	$174,330
Geoffrey H. Walker	70.0%	68.3%	$253,417
Bryan G. Stockton	150.0%	44.7%	$ 52,813

For purposes of the table above, Messrs. Sinclair’s and Stockton’s 2015 MIP Payout reflect amounts prorated for their time served as CEO. Mr. Dickson’s 2015 target MIP opportunity was prorated based on the time served in each applicable role described below and the corresponding target MIP opportunities. Apart from the following promotional adjustments to target MIP opportunities, no other increases were made to the NEOs’ target MIP opportunities for 2015.

•	Effective April 2015, in connection with his appointment as our CEO, Mr. Sinclair became eligible to participate in the MIP with a target MIP opportunity of 150% of his base salary, which was at the market median and set at the same level as our former CEO for 2014.

•	Mr. Dickson’s target MIP opportunity was increased from 70% to 80% in January 2015 in connection with his promotion to President, Chief Brands Officer and again in April 2015 from 80% to 100%, which was at the market median, in connection with his promotion to President and COO. These adjustments to his target MIP opportunities were determined appropriate by the Compensation Committee in light of his increased responsibilities, individual experience and market competitiveness.

Our Compensation Committee believes that it is important to have our corporate executives’ annual incentives tied to overall Company results and have business group leaders’ annual incentives additionally tied to the performance of the business groups that they manage and for which they are accountable. For Messrs. Dickson and Walker, who changed to different roles during 2015, their performance measures were based on the divisions over which they had responsibility and the applicable time period during which they held that responsibility.

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COMPENSATION DISCUSSION AND ANALYSIS

As a result, the annual incentive opportunity in 2015 for each of our NEOs was based on the performance of the Company overall and/or the performance of the business groups as follows:

Name	2015 Performance Measures	Applicable Time Period
Christopher A. Sinclair	100% Company	4/2/2015 to 12/31/2015
Richard Dickson	50% Global Brands Team 50% Company 100% Company	1/1/2015 to 4/1/2015 – 25% 4/2/2015 to 12/31/2015 – 75%
Kevin M. Farr	100% Company	2015
Peter D. Gibbons	100% Company	2015
Geoffrey H. Walker	50% Global Brands Team 50% Company 50% Commercial – North America 25% Company 25% Organization	1/1/2015 to 6/7/2015 – 43.29% 6/8/2015 to 12/31/2015 – 56.71%
Bryan G. Stockton	100% Company	1/1/2015 to 1/25/2015

2015 Company Performance Measures and Results

At its March 2015 meeting, our Compensation Committee set the 2015 annual performance measures under the MIP, which measures were based on objective criteria. The Compensation Committee employed four Company-wide performance measures under the MIP that emphasize profitability in absolute terms and as a percentage of revenue, revenue growth and cash and working capital management. The four financial measures under the 2015 MIP, and their associated weightings and modifier effects, are set forth in the following table.

Measure (weighting/modifier effect)	Definition	Purpose
Adjusted Operating Profit (75% weighting)	Adjusted operating income, plus/minus non-operating income/expense	•Plan and measure the core operating performance of our business and its profitability in absolute terms •Ensure stockholders are participating in our earnings
Adjusted Free Cash Flow (25% weighting)	Adjusted cash flows from operating activities, less capital expenditures, such as purchases of tools, dies, molds, and other property, plant and equipment	•Evaluate the effectiveness of our operations at generating cash that is available to finance our operations •Enhance stockholder returns through quarterly dividends and share repurchases
Adjusted Net Sales (modifies – from 80.28% to 117.95% of percentage earned)	Net sales, adjusted to remove the impact of certain adjustments to reported GAAP amounts and adjustments associated with a merger and acquisition	•Emphasize the business focus on revenue growth, with the appropriate linkage to gross margin
Gross Profit as a Percentage of Net Sales (modifies – from 93.43% to 105.98% of percentage earned)	Gross profit dollars as a percentage of net sales	•Measure the strength of our brands in the market place and the underlying strength of our operating performance •Measure our overall ability to price for innovation and input costs

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COMPENSATION DISCUSSION AND ANALYSIS

The payouts under the MIP are based on the aggregate weighted performance percentage earned under the adjusted operating profit and adjusted free cash flow goals, which payout percentage is increased or decreased based on the two separate modifiers of adjusted net sales and gross profit as a percentage of net sales. The adjusted net sales multiplier was increased to 75% in 2015 from 20% in 2014 while the gross profit multiplier was reduced to 25% in 2015 from 80% in 2014. Presuming threshold achievement of adjusted operating profit goals, actual annual incentives payable to our NEOs may be between 22.5% and 200% of the executive’s target MIP opportunity, based on our attainment of the pre-established financial performance goals. If threshold adjusted operating profit goals are not met, then no amounts may be earned under the MIP. In addition, under our 2015 MIP, for NEOs (and executives in the executive leadership job level and above), the total incentive earnout percent for each bonus group’s calculation could not exceed 100% unless our 2015 TSR was positive.

The following table sets forth the operation of the MIP based on threshold, target and maximum performance under the objective performance measures. Linear interpolation between the threshold and target level and between the target and maximum level are applied for each measure.

Company Measure	Threshold	Target	Maximum
Adjusted Operating Profit (75%)	30%	75%	120%
Adjusted Free Cash Flow (25%)	10%	25%	40%
Combined Total % Earned Before Multipliers	40%	100%	160%
Adjusted Net Sales (Multiplier)	80.28% of % Earned (for threshold or less)	100% of % Earned	117.95% of % Earned
Gross Profit as a % of Net Sales (Multiplier)	93.43% of % Earned (for threshold or less)	100% of % Earned	105.98% of % Earned
Total % Earned	22.5%	100%	200%

Presuming the adjusted operating profit threshold goal is achieved, performance under the MIP can result in percentages earned ranging from 22.5% at threshold (adjusted operating profit is at threshold performance and actual adjusted free cash flow is below threshold) to 200% at maximum, determined as follows:

•	Threshold percentage: threshold adjusted operating profit percentage earned of 40% x 75% weighting = 30% earned x (lowest adjusted net sales multiplier of 80.28%) x (lowest gross profit as a percentage of net sales multiplier of 93.43%) = 22.5% threshold earnout.

•	Maximum percentage: maximum adjusted operating profit percentage and adjusted free cash flow percentage earned of 120% + 40% = 160% earned x (maximum adjusted net sales multiplier of 117.95%) x (maximum gross profit as a percentage of net sales multiplier of 105.98%) = 200% maximum earnout.

In setting the target MIP financial performance goals for 2015, the Compensation Committee considered the economic environment and challenges we would be facing in the upcoming year, including currency headwinds, and sought to establish goals that would be difficult but not unrealistic, so as to motivate and reward the NEOs for the delivery of positive growth in business results without encouraging excessive risk taking. Target goals were lowered in comparison to 2014 in recognition of the difficult economic conditions anticipated for 2015. In particular, the adjusted net sales, adjusted operating profit and adjusted free cash flow threshold goals were set below 2014 actual results. For 2015, we achieved below threshold level for

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the adjusted net sales goals, just slightly above the threshold level for the adjusted operating profit goals and just slightly above the target level for the adjusted free cash flow goals.

The table below shows the actual levels achieved in 2015 under our MIP.

Company Measure	Threshold (millions)	Target (millions)	Maximum (millions)	2015 Actual (millions)	Weighted Performance Earnout %
Adjusted Operating Profit (75% weighting)	$550	$601	$652	$553	32%
Adjusted Free Cash Flow (25% weighting)	$397	$497	$597	$505	26%
Combined % Earned (before Multipliers)	40%	100%	160%	58%	58%
Adjusted Net Sales (Multiplier)	$5,751	$5,899	$6,038	$5,703	Multiplier by 80.28%
Gross Profit as a % of Net Sales (Multiplier)	49.0%	49.8%	50.6%	49.2%	Multiplier by 95%
Total Company Performance Earnout					44.7%

The table above reflects the goals and actual amounts as adjusted from GAAP consistent with the plan parameters and Compensation Committee approvals. As in past years, in order to improve alignment with stockholders’ interests and ensure that events outside the control of management do not unduly influence the achievement of the performance measures, actual results are adjusted for the impact of the adoption of new accounting pronouncements, impact of specified strategic initiatives, expenses and unusual items.

In 2015, actual results for these measures were adjusted for litigation costs, severance payments, acquisition and integration-related expenses and adjustments, factoring of receivables and cash tax payments. Without such adjustments, the actual results for the operating profit would have been $542 million and the actual results for the free cash flow would have been $481 million.

2015 Business Group Performance Measures and Results

As described above, additional business group financial performance measures applied to Messrs. Dickson and Walker.

•	Global Brands Team (Dickson and Walker) – Global Brands Team (“GBT”) operating profit less inventory charge, times a multiplier based on GBT adjusted net sales, times a multiplier based on GBT gross profit as a percentage of net sales.

•	Commercial – North America (Walker) – Commercial – North America operating profit less the sum of U.S. receivables charge and Canada working capital charge, times a multiplier based on Commercial – North America adjusted net sales, times a multiplier based on Commercial – North America gross profit as a percentage of net sales.

•	Organization Component (Walker) – The MIP provides for an Organization performance component for employees not covered by Section 162(m) of the Code, which is funded separately from financial performance. The CEO determines the earnout under this component to be funded to senior executives, based on his assessment of financial and non-financial factors that impacted the Company for the year. At the time Mr. Walker transitioned into the role of EVP, Commercial – North America and his performance measures were established, it was not known that he would be covered by Section 162(m). Thus, the Organization component applied to Mr. Walker, and a portion of his MIP payment will be subject to Section 162(m) deduction limitations.

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COMPENSATION DISCUSSION AND ANALYSIS

Threshold performance under each of the financial measures earns 40%, target performance earns 100% and maximum performance earns 160%, with the resulting percentage adjusted approximately 80% to 118% of such percentage earned based on the adjusted net sales multiplier, and further adjusted approximately 93% to 106% of the resulting percentage earned based on the gross profit as a percentage of net sales multiplier for the applicable business group. The following table sets forth the target and actual results, after permitted adjustments, for each group’s applicable operating profit, adjusted net sales, and gross profit as a percentage of net sales, which is then subject to the weightings above.

Business Group	Target Operating Profit (millions)	Actual Operating Profit (millions)	% Earned from Operating Profit	Target Adjusted Net Sales (millions)	Actual Adjusted Net Sales (millions)	Multiplier Adjusted Net Sales	Target Gross Profit % of Net Sales	Actual Gross Profit % of Net Sales	Multiplier Gross Profit % of Net Sales	Earned %
Global Brands Team	$746	$714	75%	$4,910	$4,822	86%	47.7%	46.8%	93%	59.9%
Commercial – North America	$392	$390	97%	$2,856	$2,918	117%	42.2%	41.4%	93%	105.7%
Organization	–	–	–	–	–	–	–	–	–	66.0%

Mr. Dickson’s MIP Earnout

•	For his time served as President, Chief Brands Officer, based on 50% weighting for GBT performance at 59.9% of target and 50% weighting of Company performance at 44.7% of target, Mr. Dickson earned 52.3% of his target annual incentive opportunity.

•	For the remainder of the year (75% of the year), Mr. Dickson served in the role of President and COO, and his earnout percentage for this latter period of 2015 was the Company performance percentage of 44.7%.

•	Accordingly, Mr. Dickson’s total earnout percentage for 2015 was the time weighted average of these two percentages, which equaled 46.6% of his target annual incentive opportunity.

Mr. Walker’s MIP Earnout

•	For his time served as EVP, Global Brands Team – Fisher Price, based on 50% weighting for GBT performance at 59.9% of target and 50% weighting of Company performance at 44.7% of target, Mr. Walker earned 52.3% of his target annual incentive opportunity.

•	For the remainder of the year (56.71% of the year), Mr. Walker’s earnout was based (i) 50% on Commercial – North America performance (105.7% of target), (ii) 25% on Organization performance (66% of target), and (iii) 25% on Company performance (44.7% of target). His earnout percentage for this portion of the year was 80.5% of his target annual incentive opportunity.

•	Accordingly, Mr. Walker’s total earnout percentage for 2015 was the time weighted average of these two percentages, which equaled 68.3% of his target annual incentive opportunity.

2016 MIP

At its November 2015 and February 2016 meetings, our Compensation Committee approved changes to the annual incentive design under the MIP for 2016 to simplify the program and to drive profitable growth. The following summarizes the changes applicable to our NEOs’ (and other EVPs’) participation in the MIP for 2016:

•

Simplified financial performance measures – We simplified and streamlined the financial focus of the MIP by emphasizing net sales and adjusted operating profit (eliminating gross margin and free cash flow)

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to drive profitable growth and placed a higher weighting on net sales, for greater alignment with our business objectives and turnaround strategy.

•	Alignment with strategic priorities – The payout formula will be based 75% on achievement of financial goals (previously 100%) and 25% based on achievement of established strategic priorities related to the executive’s job responsibilities, to provide a stronger line of sight to operational performance over which the executive has responsibility and to drive a culture of accountability (such strategic priorities component paid out only if the adjusted operating profit threshold is achieved so that executives are appropriately held accountable for financial performance).

•	Umbrella plan structure established – To allow maximum flexibility for the Compensation Committee while preserving tax deductibility, established an umbrella plan structure in which the MIP will be funded at maximum if a specified threshold level percentage of our target operating profit is achieved, subject to the Compensation Committee’s discretion to pay lesser amounts (e.g., to recognize varying contributions during challenging times for the Company).

•	Threshold payout increase – Threshold levels will be slightly increased from 22.5% to 25% to more closely align with competitive practice.

Long-Term Incentives

Our LTIs are equity-based and aimed at focusing our executives on achieving our key long-term financial goals and strategic objectives, while rewarding growth in stockholder value that is sustained over several years. We believe our equity-based long-term incentives align our executives’ interests with those of our stockholders and provide important retention value.

Our current portfolio approach to LTIs is comprised of the following three equity components:

•	Performance Units – Under our LTIP, as in place through 2015, Performance Units were granted every three years with end-to-end performance cycles and annual performance goals for each year and a three-year relative TSR market-related component; beginning 2016, Performance Units are granted every year, with overlapping three-year performance cycles, performance goals set at the commencement of the three-year performance cycle and a three-year relative TSR market-related component;

•	Stock Options – Annual grants that have value only with stock price appreciation and continued service over time; and

•	Time-vesting RSUs – Annual grants that put significant value at risk and are effective as an ownership and retention tool.

2015 LTI Annual Target Value Approach

Our 2014-2016 LTIP as in effect for 2015 consisted of the Performance Units attributable to the second year in the three-year cycle that commenced in 2014:

•	The Compensation Committee allocates one-third of the grant date value of the Performance Units against the targeted annual equity value to be granted to each NEO in each of the three years of the LTIP performance period, as if that one-third amount was actually granted in each such year.

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•	This one-third allocation of granted Performance Units per year of the three-year performance cycle is generally consistent with required accounting treatment (which also requires that the value of the TSR modifier component of the Performance Units be allocated to the first year only) and SEC disclosure rules.

•	Given that one-third of the total value of the Performance Units granted for the three-year performance cycle is allocated to the total LTI annual target value for each year of the three-year LTIP performance cycle, the remaining LTI annual target value for each year is divided equally into stock options and time-vesting RSUs. This approach provides consistent and predictable levels of value delivered and expense incurred.

2015 LTI Grant Values

In May 2015, with input from Cook & Co., the Compensation Committee considered Cook & Co.’s 2014 executive compensation competitiveness review as well as the history, terms and proposed total LTI annual target values to be effective as of July 31, 2015, and approved the total LTI annual target value range for each job level with a set target and maximum amount. In the context of these ranges, the Compensation Committee approved the specific 2015 total LTI annual target and actual annual grant value for each NEO.

The following table shows our NEOs’ 2015 annual grant values (which, with respect to 2015 Performance Units, reflects one-third of the value of the Performance Units granted under the 2014-2016 LTIP that was allocated to 2015), excluding Mr. Stockton who did not receive any awards in 2015.

Name	2015 Stock Options	2015 Time- Vesting RSUs	2015 Performance Units	2015 Total LTI Annual Grant Value
Christopher A. Sinclair	$5,000,000	$—	$—	$5,000,000
Richard Dickson	$1,300,000	$1,300,000	$400,000	$3,000,000
Kevin M. Farr	$625,000	$625,000	$583,333	$1,833,333
Peter D. Gibbons	$375,000	$375,000	$333,333	$1,083,333
Geoffrey H. Walker	$350,000	$350,000	$333,333	$1,033,333

The LTI annual grant values noted in the table above for Messrs. Sinclair and Dickson include the grants made on April 13, 2015 in connection with their appointments to CEO, and President and COO, respectively. Each such award vests as to 33%, 33% and 34%, respectively, on each of the first three anniversaries of the grant date, subject to continued service. Our Compensation Committee intended that these awards represent the entire value of their annual LTI grants and, therefore, Messrs. Sinclair and Dickson did not receive any additional annual grants in July 2015.

Because almost half of the 2014-2016 performance cycle had completed at the time Mr. Sinclair was appointed as CEO, he did not receive any Performance Units in 2015 and thus does not participate in the current LTIP.

In addition to the LTI annual grant values noted in the table above, our Compensation Committee made the following special off-cycle grants to certain NEOs on January 29, 2015:

•

Grant of RSUs valued at $1,500,000 to Mr. Sinclair in connection with his appointment to Interim Chief Executive Officer, which vested in full on the first anniversary of the date of grant and which grant was

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COMPENSATION DISCUSSION AND ANALYSIS

made to induce him to serve as our Interim CEO, and to compensate him for the increased responsibilities at a crucial and challenging time for the Company;

•	Grant of RSUs valued at $750,000 to Mr. Dickson in connection with his promotion from Chief Brands Officer to President, Chief Brands Officer, which vests as to 33%, 33% and 34%, respectively, on each of the first three anniversaries of the grant date, subject to his continued service, to compensate him for the increased responsibilities; and

•	Retention grants of RSUs valued at $500,000 to each of Messrs. Farr and Gibbons given the importance of their roles and contributions during the crucial turnaround period and in light of the very competitive talent market, which awards vest as to 66% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to their continued service, to encourage long-term value creation.

LTI Components

The following describes the three components of our equity-based LTIs: Performance Units under the LTIP, stock options and RSUs.

Performance Units – 2014-2016 LTIP

The measures under the 2014-2016 LTIP are designed to achieve the following objectives:

•	Foster a long-term focus to improve operating profits while effectively deploying capital and ultimately creating value for stockholders;

•	Encourage and reward executives for market share and top-line growth and drive performance; and

•	Align executives’ interests with stockholders’ interests.

The Performance Units are earned over a three-year performance cycle, based on our performance against annual financial performance goals averaged over the three-year performance cycle. The resulting earned percentage is then increased or decreased based on our relative three-year TSR. In March 2015, our Compensation Committee established the annual NOPAT-CC and net sales goals for 2015. If earned, the Performance Units will be paid in shares of common stock, after certification of our performance results by the Compensation Committee at the end of the three-year performance cycle.

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COMPENSATION DISCUSSION AND ANALYSIS

The measures under the 2014-2016 LTIP are as set forth in the following table.

Measure			Definition		Results		Purpose
Performance-Related Component	NOPAT-CC (75% weighting)

Annual Net Operating Profit After Tax, Less a Capital Charge (“NOPAT-CC”).

Adjusted for the impact of:

• the adoption of new accounting pronouncements and

• certain strategic initiatives and unusual items

				• Measures financial performance annually, then earnouts are averaged over the three-year performance cycle		• Focus executives on improving operating profits while effectively deploying capital and ultimately creating value for stockholders
	Net Sales (25% weighting)	GAAP top-line item (No adjustment)		• Measures financial performance annually, then earnouts are averaged over the three-year performance cycle		• Encourage and reward executives for market share and top-line growth and drives performance
Market-Related Component	TSR (Adjustment)	Ranking of Company’s relative TSR relative to companies in the S&P 500		• Measures over the three-year performance cycle • Results in decrease or increase of performance percentage earned (of up to 50 percentage points up or down) under the performance-related component		• Provide an additional link between incentive pay and stockholders’ interests, encourages long-term growth and measures our ability to outperform other companies

The financial performance goals for the Performance Units are set annually (and then the results are averaged over the three-year cycle). Under FASB ASC Topic 718, the grant date fair value of the financial performance measures under the 2014-2016 LTIP are determined annually based on the probable outcome of the financial performance goals established for that year under the LTIP, and this valuation is allocated to one-third of the granted Performance Units. This separate annual grant date fair value is reflected in the “Summary Compensation Table” for each separate year in the three-year performance cycle. The full grant date fair value of the three-year TSR adjustment, as a market-related component under the accounting rules, was shown in the “Summary Compensation Table” only in the first year of the performance cycle because FASB ASC Topic 718 requires that the grant date fair value of the TSR adjustment be shown only in the year of grant (2014 for the outstanding Performance Units). In accordance with the accounting rules, the grant date fair value of the TSR adjustment was determined in accordance with a Monte Carlo valuation.

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COMPENSATION DISCUSSION AND ANALYSIS

Threshold level of NOPAT-CC performance must be achieved as a condition to any earnout for the applicable year. Presuming NOPAT-CC threshold performance is achieved, the formula for determining the annual earnout under the 2014-2016 LTIP is as follows:

NOPAT – CC +	Net Sales =	Total % Earned Before TSR Adjustment
% Earned After 75% Weighting	% Earned After 25% Weighting
Threshold – 37.5%	Threshold – 12.5%	50%
Target – 75.0%	Target – 25.0%	100%
Maximum – 112.5%	Maximum – 37.5%	150%

•	Linear interpolation applies to performance between threshold, target and maximum, with no earnout for performance below threshold.

•	At the end of the three-year performance cycle, the performance earnout percentages for each of the three years are averaged together.

•	The three-year average performance earnout percentage (“Earnout Percentage”) under the financial performance-related component is then adjusted based on our achievement of TSR relative to the TSR performance of companies in the S&P 500 for the three-year performance cycle, as follows:

–	If our TSR is at or below the 25th percentile of the S&P 500, the Earnout Percentage is adjusted down 50 percentage points;

–	If our TSR is at the 50th percentile, there is no change to the Earnout Percentage;

–	If our TSR is at or above the 75th percentile, the Earnout Percentage is increased by 50 percentage points; and

–	The adjustments for TSR levels achieved between the 25th, 50th and 75th percentiles are linearly interpolated. These TSR targets and point adjustments were established at the commencement of the 2014-2016 LTIP performance cycle.

•	At maximum performance of the performance-related component and maximum performance of TSR, the total earnout would equal 200% of the target Performance Units granted. Given the effects of the TSR adjustment, threshold performance on both of the financial measures could result in zero Performance Units earned, as the TSR adjustment could result in the 50 percentage points earned being deducted.

•	The Performance Units under the 2014-2016 LTIP have dividend equivalent rights that are converted to shares of Mattel common stock only when and to the extent the underlying Performance Units are earned and paid. Dividend equivalents are assumed to be reinvested in shares as of the closing price on the ex-dividend date, and participate in future dividend distributions, for all dividends during the three-year performance cycle.

The following table shows the goals for annual NOPAT-CC (weighted 75%) and net sales (weighted 25%) set by our Compensation Committee for the 2014-2016 performance cycle, and our actual results for these measures. The threshold goals for each of these measures were set at below actual results for 2014 in light of the challenges faced by our new management in this turnaround period.

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Year	Measure	Threshold (millions)	Target (millions)	Maximum (millions)	Actual (millions)		Weighted Performance % Achieved
2014	NOPAT-CC (75% weighting)	$248	$305	$362	$(116	)(1)	0%
	Net Sales (25% weighting)	$6,605	$6,775	$6,934	$6,024		0%
	2014 Earnout						0%
2015	NOPAT-CC (75% weighting)	$(200)	$(160)	$(120)	$(196	)(1)	41%
	Net Sales (25% weighting)	$5,751	$5,899	$6,038	$5,703		0%
	2015 Earnout						41%
2016	Approved annually by the Compensation Committee

(1) In 2014 and 2015, actual results for the NOPAT-CC measure were adjusted for litigation costs and resolutions of legal disputes, severance payments, acquisition and integration-related expenses and adjustments, factoring of receivable, anticipation of receivables and cash tax payments. For 2015, without such adjustments, the actual for NOPAT-CC would have been $(190) million.

If the performance period for the Performance Units had ended on December 31, 2015, the effect of the TSR multiplier based on our current relative TSR would be to subtract 50% from the Earnout Percentage, which would have resulted in a zero earnout of the Performance Units.

For our NEOs, the following table shows the target number of Performance Units awarded for the 2014-2016 performance cycle, as well as the maximum share opportunity as of the initial March 2014 grant date and the maximum number of shares than can be earned after giving effect to the performance results for the first and second years (2014 and 2015) of the three-year performance cycle, and assuming maximum performance for 2016 under the performance measures and maximum performance under the TSR multiplier. The table below does not take into account the extremely low probability that the maximum shares will be earned, as it would require financial performance at the maximum level in 2016 and a three-year TSR at the 75th percentile relative to the S&P 500 (as of December 31, 2015, our relative TSR was at the 8th percentile).

2014-2016 LTIP Performance Cycle Payout Range

Name	Target Performance Units Awarded	Maximum Share Opportunity at Grant(1)	Maximum Share Opportunity At January 1, 2016(1)
Christopher A. Sinclair	–	–	–
Richard Dickson	33,717	67,434	38,336
Kevin M. Farr	49,171	98,342	55,907
Peter D. Gibbons	28,098	56,196	31,947
Geoffrey H. Walker	28,098	56,196	31,947
Bryan G. Stockton	154,538	309,076	58,570	(2)

(1) These amounts do not factor in the dividend equivalent rights, as the amounts of the dividends paid on Mattel’s common stock during the three-year performance cycle are unknown at this time.

(2) The maximum share opportunity for Mr. Stockton reflects the proration of 12 months (through January 25, 2015) of the 36 month cycle pursuant to the terms of his Performance Unit Grant Agreement.

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Performance Units – 2016-2018 LTIP

At their November 2015 meeting, our Compensation Committee determined that moving to grants every year, instead of grants every three years, better aligns with market practice (100% of Mattel’s comparator peer companies with performance units have adopted this approach). Annual LTIP grants would provide us the flexibility to respond to management and organization changes, especially during our turnaround. The Committee thus approved a new 2016-2018 LTIP cycle, while still maintaining the current 2014-2016 LTIP cycle. With the new 2016-2018 LTIP cycle, the Committee eliminated the NOPAT-CC and net sales annual performance measures and approved the performance measure of EPS, while still maintaining the three- year TSR modifier component. The EPS goals have been set at the commencement of the three-year performance cycle, and between 50% to 150% of target opportunity can be earned based on EPS. The TSR modifier will continue to be a relative measure of our performance as compared to companies in the S&P 500 and can result in an increase or decrease of the earnout by up to 50% using the same formula in effect for our outstanding Performance Units. The Compensation Committee believes that the EPS performance measure and setting the goals for the three-year performance cycle at the commencement of the three-year period simplify and focus the communication to executives of the LTIP objectives, support our turnaround strategy, tie the pay opportunity more directly to the interests of our stockholders with long-term value creation and provide long-term differentiated goals as compared to the MIP.

For our current executives, the following table shows the target number of Performance Units awarded to each of our NEOs under the 2016-2018 LTIP on March 21, 2016 and the maximum number of shares that can be earned.

2016-2018 LTIP Performance Cycle Payout Range

Name	Target Performance Units Awarded	Maximum Share Opportunity At Grant(1)
Christopher A. Sinclair	61,892	123,784
Richard Dickson	26,525	53,050
Kevin M. Farr	15,517	31,034
Peter D. Gibbons	9,284	18,568
Geoffrey H. Walker	9,284	18,568

(1) These amounts do not factor in the dividend equivalent rights, as the amounts of the dividends paid on Mattel’s common stock during the three-year performance cycle are unknown at this time.

Stock Options and RSUs – Annual Grants

Included in our portfolio approach to equity-based LTIs, our Compensation Committee annually approves awards of:

•

Stock Options – vest in approximately three equal annual installments on the first through third anniversaries of the grant date (33%, 33% and 34%, respectively), and have a 10-year term. Stock options align the executives’ interests with stockholders’ interests by providing the opportunity for executives to realize value only when our stock price increases. Furthermore, if the stock price increases, the three-year vesting period helps to retain executives. However, if our stock price does not increase, then the stock options provide no value to executives. Based on the closing price of our stock on December 31, 2015 of $27.17, the stock options granted in 2012, 2013 and 2014 are underwater, with

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exercise prices exceeding such closing price. The annual stock options granted in 2015 are in the money with an exercise price of $23.21 due to our stock price increase in the last five months of the year; and

•	RSUs – vest in approximately three equal annual installments on the first through third anniversaries of the grant date (33%, 33% and 34%, respectively). In contrast to stock options, time-vesting RSUs have some value regardless of whether our stock price increases or decreases. Time-vesting RSUs help to secure and retain executives and instill an ownership mentality over the three-year vesting period. As part of our cash cost savings initiative, the Compensation Committee determined to eliminate cash dividend equivalents for unvested RSUs granted on or after July 31, 2015, which included time-vesting RSUs granted under our 2015 annual equity program.

In sum, while all three equity components of our LTIs link our executives’ pay to stockholder value, Performance Units and stock options put significant compensation value at risk in relation to increases in stockholder value, while time-vesting RSUs are particularly effective as a retention and stock ownership tool.

CEO 2015 Targeted TDC

The Compensation Committee annually evaluates the overall competitiveness of our CEO’s (as well as other NEOs’) targeted TDC. In November 2015, the Compensation Committee reviewed our CEO’s compensation relative to the Company’s new comparator peer group, described below under “Executive Compensation Process and Governance – Reviews and Process – Comparator Peer Group.” The review showed that for 2015, Mr. Sinclair’s targeted TDC was at the median of our comparator peer group.

The table below shows that Mr. Sinclair’s realizable compensation at the end of 2015 was 108% of his 2015 targeted TDC. A primary mandate by our Board for Mr. Sinclair when he was appointed Interim CEO and then later became CEO was to begin taking the necessary steps to turnaround the business in order to re-establish confidence in our stock. Mr. Sinclair’s 2015 targeted LTI (RSUs and stock options) reflect this mandate and was intended to emphasize and reward stock price growth.

•	Because our stock price had grown approximately 12% since the stock options were granted, which was shortly after Mr. Sinclair’s appointment as CEO in April, the stock options are now worth more than they were at the grant date and his RSU grant also increased in value by approximately $15,100 at year end.

Given our turnaround goals, the Board believes that this was the right level and mix of LTI for Mr. Sinclair in this year of transition.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Targeted TDC

2015 Targeted Annual Cash	$3,189,000
Base Salary	$1,500,000
Target Annual Incentive (MIP)(1)	$1,689,000
2015 LTI Grant Date Values(1)(2)	$6,499,999
Stock Options	$5,000,001
Stock Awards	$1,499,998
Total 2015 Targeted Compensation	$9,688,999

2015 Realizable TDC

2015 Actual Annual Cash	$ 2,254,983
Base Salary	$ 1,500,000
Actual Annual Incentive (MIP) Paid(3)	$ 754,983
2015 LTI Realizable Values(4)	$ 8,197,298
Stock Options	$ 6,682,244
Stock Awards(5)	$ 1,515,054
Total 2015 Realizable Compensation	$10,452,281
% of Targeted Compensation	108%

(1) Reflects amounts disclosed in the “Grants of Plan-Based Awards in 2015” table on page 84. The 2015 target bonus opportunity of 150% of base salary was prorated for 2015 based on the period Mr. Sinclair served as CEO (April 12, 2015 through December 31, 2015).

(2) Reflects amounts disclosed in the “Grants of Plan-Based Awards in 2015” table on page 84.

(3) Reflects amounts disclosed in the “Summary Compensation Table” for 2015 on page 78.

(4) The value shown for the 2015 stock options reflects the intrinsic value of such options as of fiscal year end based on the difference between the $27.17 stock price and the option exercise price of $24.31. If instead the Black Scholes value of the stock options was taken into account at year end, then such options would be valued at $6.9 million, resulting in Total 2015 Realizable Compensation of $10.7 million or 111% of Targeted Compensation.

(5)The value shown for 2015 RSUs reflects our stock price as of fiscal year end of $27.17.

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Other Forms of Compensation

Perquisites and other Personal Benefits

We offer the following perquisites to our NEOs to attract and retain key executive talent:

•	Car Allowance – We provide our executives with a monthly car allowance, which is intended to cover expenses related to the lease, purchase, insurance and maintenance of their vehicle and to allow our executives to fulfill their job responsibilities that involve extensive regional travel to the offices of clients and business partners. We provide this allowance in lieu of tracking and providing mileage reimbursement to executives who use their vehicles more frequently for business. The monthly amount of the allowance is based on the executive’s job level. In 2015, our Compensation Committee approved Mr. Sinclair’s use of a company car, in lieu of a car allowance, in connection with his appointment to Interim CEO and then CEO. The cost of the company car to us is expected to approximate the cost of the monthly allowance provided to our other NEOs.

•	Financial Counseling Services – We provide financial counseling and tax return preparation service through a third-party financial service to assist with regulatory compliance and to provide guidance in managing complex investment, tax and legal matters. We believe that providing this service gives our executives a better understanding of their compensation and benefits and their value, allowing the executives to concentrate on Mattel’s future success.

•	Executive Physicals – We provide executive physical examination and diagnostic service costs. We believe that the executive physicals help ensure the health of our executives and provide a retention tool at a reasonable cost to Mattel.

•	Relocation Assistance – We provide relocation assistance to newly hired and current executives who would have to relocate to accept our job offer or a new role within Mattel. Such relocation assistance can be pursuant to Mattel’s relocation program, which is designed to cover the costs directly resulting from the Company-requested relocation, which includes travel, shipping household goods, temporary housing and participation in a home sale program (which covers certain costs (but not loss) on the sale of the executive’s home), and/or can be a one-time special relocation payment. The executives are required to repay such relocation program benefits or payments if they resign or their employment is terminated for cause within one year or two years of the transfer date, as applicable. Our relocation program and one-time special relocation payments benefit Mattel, are business-related and are primarily to eliminate or lessen the expenses that the executive incurs as a direct result of the Company’s request. They are important tools for us to recruit and retain key management talent and allocate our talent as best fits our Company objectives.

In connection with Mr. Sinclair’s appointment to Interim CEO and then as CEO, our Compensation Committee approved a special allowance in the amount of $60,000 per month, which was in lieu of participation in Mattel’s relocation program or any one-time special relocation payment. This was intended to assist him with his living and commuting expenses while working in California and maintaining his primary residence in Florida.

Mr. Walker was provided relocation assistance in 2015, as his leadership at our headquarters office was deemed critical in his new role. In connection with his relocation from New York to California, he received our relocation program benefits, a special relocation payment of $200,000 and reimbursement of $125,000 to cover the loss he incurred on the sale of his home in New York. While we generally have a practice against reimbursing for the loss on the sale of a home, we made an exception for Mr. Walker.

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COMPENSATION DISCUSSION AND ANALYSIS

As part of our turnaround and at the Company’s request, Mr. Walker was relocated in a short time frame from New York to Mattel’s headquarters in California to lead our Commercial – North America division, and the payment reflected the actual loss incurred by Mr. Walker upon the sale of his home. Mr. Walker is required to repay the $125,000 home loss payment if he resigns or his employment is terminated with cause within two years of the date he received the payment, and he is also required to repay the $200,000 relocation payment if he resigns or his employment is terminated with cause within two years of his transfer date. In addition, he is required to repay other relocation services or expenses in full if he resigns or his employment is terminated with cause within one year of his transfer date.

•	Limited Aircraft Use – Mr. Sinclair is eligible for periodic personal use of a private aircraft up to a maximum of 25 flight hours per year to facilitate time management and focus on Mattel. In providing this benefit to Mr. Sinclair, the Compensation Committee determined that Mr. Sinclair’s use of a private aircraft for personal use also benefits Mattel as it allows him to be available quickly and efficiently for our business needs, especially in light of Mr. Sinclair having his primary residence in Florida while working in California.

Retirement Plans

Our NEOs participate in the same broadly-based benefit plans as our other U.S. employees. In addition, we provide NEOs certain executive benefits, which are not provided to other employees generally, to promote tax efficiency or to replace benefit opportunities that are not available to executives because of regulatory limits. These include:

•	The 2005 Supplemental Executive Retirement Plan (“SERP”), our supplemental, non-qualified pension plan provides supplemental retirement income to a selected few senior executives. No new participants have been added to the SERP since 2001, and as a result, Mr. Farr is the only NEO earning benefits under the SERP. (Mr. Stockton also earned benefits during his employment with Mattel.)

•	The Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”), our non-qualified deferred compensation plan, generally provides our U.S.-based executives with a mechanism to defer compensation in excess of the amounts that are permitted to be deferred under our tax-qualified, 401(k) savings plan (“401(k) Plan”). Together, the 401(k) Plan and the DCP allow participants to set aside amounts as tax-deferred savings for their retirement. Similar to the 401(k) Plan, the DCP provides for Company automatic contributions and matching contributions, both of which are at the same levels as the Company contributions in the 401(k) Plan, which is available to our general employee population. Our Compensation Committee believes the opportunity to defer compensation is a competitive benefit that enhances our ability to attract and retain talented executives while building plan participants’ long-term commitment to Mattel. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan. The terms of Mr. Sinclair’s letter agreement provide that he is not eligible to participate in the DCP.

No Poor Pay Tax Gross-Up Practices on Perquisites and Benefits

Mattel generally does not provide tax gross-up payments to our executives in connection with perquisites and benefits. In certain limited cases, Mattel does provide tax gross-up payments for relocation expenses and related international tax compliance and tax equalization costs and payments because we believe such expenses benefit Mattel, are business-related and are expenses that the executive incurs as a direct result of Mattel’s request, and this is generally available to other employees.

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Severance, Change-of-Control Benefits and Related Matters

We have three executive severance arrangements: the Mattel, Inc. Executive Severance Plan (the “Severance Plan”), the Mattel, Inc. Executive Severance Plan B (the “Severance Plan B,” and together with the Severance Plan, the “Executive Severance Plans”) and an executive severance practice. As of the end of fiscal year 2015, Mr. Farr participated in the Severance Plan and Mr. Dickson participated in the Severance Plan B. Messrs. Gibbons and Walker are eligible for benefits under our current executive severance practice. Mr. Sinclair is not eligible to participate in any severance plan, arrangement or program, including our executive severance practice; however, pursuant to the terms of his letter agreement, in the event of his termination of employment, Mr. Sinclair would be eligible to receive a current-year, prorated MIP payout based on actual performance and paid at the time bonuses are generally paid to employees.

At the time of adopting each of the Executive Severance Plans, our Compensation Committee reviewed competitive data of severance benefits prepared by Cook & Co. Our Compensation Committee believes that the benefits provided by the Executive Severance Plans are reflective of current compensation market practices and trends. Under the Executive Severance Plans, benefits are only provided if an executive’s employment is terminated by Mattel without cause or, solely under the Severance Plan, by the executive for good reason. No benefits are provided under the Executive Severance Plans if there is only a change of control without a qualifying termination of employment. The Severance Plan provides a severance benefit multiple of two times the sum of base salary plus annual incentive and the Severance Plan B provides a severance benefit multiple of one times base salary plus annual incentive, with an opportunity for an additional 0.5 times the sum of base salary plus annual incentive in the event the executive has not found employment by the first anniversary of the termination of the employment date. The Executive Severance Plans do not provide for excise tax gross-ups.

Under our current executive severance practice that is applicable to Senior Vice Presidents and above who are not participants in the Executive Severance Plans, if the executive’s employment is terminated without cause, they would receive severance payments totaling the greater of (i) up to an amount calculated based on their years of service, salary and age and (ii) up to their annual base salary. The first half of the severance amounts will be paid in installments, and the remaining half will be paid (in installments as well) only to the extent the executive has not found employment by the time the first half of the severance payments have been paid. Amounts under our executive severance practice would not exceed the amounts under the Executive Severance Plans. Under our current executive severance practice, Mr. Gibbons would be eligible for severance payments up to his base salary, and Mr. Walker would be eligible for severance payments up to the amount calculated based on his years of service, salary and age, which at December 31, 2015 equated to approximately 1.16x his base salary. We also provide continued benefits coverage for up to three months, payments equivalent to COBRA premiums for up to an additional three months and outplacement services. Our executive severance practice is subject to change from time to time.

Our Compensation Committee believes that our executive severance arrangements are key to our ability to recruit, retain and develop key, high-quality management talent in a competitive market because such arrangements provide reasonable protection to the executive in the event he or she is not retained under specific circumstances. In addition, our tiered approach to severance arrangements allows us to tailor our arrangements as appropriate to each job level based on market practice.

Mr. Stockton’s employment terminated on January 25, 2015, and he was provided severance benefits under the Severance Plan. See “Estimated Potential Payments” for details of Mr. Stockton’s severance benefits.

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COMPENSATION DISCUSSION AND ANALYSIS

Mattel entered into a 12-month agreement with Mr. Stockton to obtain the benefit of his experience and knowledge and to facilitate an effective and efficient transition (the “Stockton Consulting Agreement”). Under the consulting agreement, from March 1, 2015 through February 29, 2016, Mr. Stockton agreed to provide transition and advisory services to Mattel, including: (i) consult with and advise Mattel with respect to its on-going operations, (ii) supply and verify factual and historical information in connection with various Mattel matters that require him to remain reasonably available, as needed by Mattel (iii) fully cooperate with Mattel with respect to any proceedings that relate to or arise from any matter with which he was involved during his employment or that concerns any matter of which he has information or knowledge, (iv) provide services related to Mattel’s charitable undertakings, and (v) provide such other services as may be reasonably requested by the Chairman of the Board or his designee. During the term of the consulting agreement, Mr. Stockton was subject to a number of covenants in favor of Mattel, including non-competition, non-solicitation, confidentiality and cooperation in proceedings. Mr. Stockton received $125,000 per month during the term of the consulting agreement, which was conditioned upon his continued services through each payment date, his compliance with the terms and conditions of the consulting agreement and his execution and non-revocation of a general release of claims against the Company on or following the end of the consulting period, which was executed.

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IMPORTANT POLICIES AND GUIDELINES

Stock Ownership Guidelines

We have had stock ownership guidelines for our NEOs and certain other senior executives since 2001. Under our current stock ownership guidelines, effective January 1, 2014, the targeted stock ownership is established as Mattel shares with a value equal to a multiple of base salary, as set forth below.

Name	Salary Multiple as of 12/2015
Christopher A. Sinclair	6x
Kevin M. Farr	4x
Richard Dickson	4x
Peter D. Gibbons	3x
Geoffrey H. Walker	2x

Generally, executive officers have five years from the later of the date the new target levels were established or the date of promotion or hiring to meet the guidelines. Thus, each NEO, other than Messrs. Sinclair and Dickson, has until December 31, 2018 to meet these guidelines. Due to Mr. Sinclair’s appointment to CEO on April 2, 2015, he has until March 31, 2020 to meet these guidelines. Due to Mr. Dickson’s increased targeted stock ownership requirements on January 13, 2015 in connection with his promotion to President, Chief Brands Officer, he has until December 31, 2019 to meet these guidelines.

All the NEOs have either met their target levels or are on track to be in compliance by their deadlines. However, if the target level ownerships are not met within the compliance deadline, the executive officers are required to retain 100% of after-tax shares acquired from equity awards until the guidelines are met. Our Compensation Committee believes that our guidelines align with best practices.

Shares counted toward ownership guidelines include: shares of Mattel stock directly owned, shares of Mattel stock beneficially owned, shares of Mattel stock held in the Mattel Stock Fund of Mattel’s 401k retirement plan and phantom shares of Mattel stock held in the Mattel Stock Equivalent Fund of our DCP.

Insider Trading Policy

Mattel’s insider trading policy, as implemented, generally prohibits Board members, officers and employees from engaging in short-term or speculative transactions in Mattel’s shares, including short sales, transactions in publicly-traded options and other derivative securities, hedging transactions, holding Mattel shares in a margin account and pledging or using Mattel shares owned as collateral for loans.

Recoupment of Compensation

Our Clawback Policy requires, at the discretion of our Compensation Committee, forfeiture or reimbursement of certain cash and equity incentive compensation that was paid, granted or vested based on financial results that, when recalculated to include the impact of a material financial restatement, were not achieved. The Clawback Policy applies to incentive compensation paid, granted or vested, within three

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COMPENSATION DISCUSSION AND ANALYSIS

years preceding the material financial restatement, to all Section 16 officers and any other direct reports to the CEO. If the covered employee did not engage in misconduct in connection with the material financial restatement, our Compensation Committee may recover the excess incentive compensation determined based on the restated financials. If the covered employee engaged in misconduct in connection with the material financial restatement, our Compensation Committee may recover the full amount of incentive compensation paid, granted or vested based on financial results that were impacted by the restatement. Our Compensation Committee believes this policy encourages outstanding leadership, accountability and responsible management that benefits the growth of Mattel, and is aligned with good governance practices.

In order to better align executives’ long-term interests with those of Mattel and its subsidiaries and affiliates, our Amended 2010 Plan, 2010 Plan and our 2005 Equity Compensation Plan (“2005 Plan”) provide that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and intellectual property requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to employees for services as such, and they do not apply to participants following any severance that occurs within 24 months after a change of control.

Our SERP provides that we can recoup benefits from an executive who commences service for one of our competitors or otherwise engages in behavior that is damaging to Mattel. The purpose of this provision is to impose appropriate limitations on the compensation that executives receive if they choose to join a competitor, and to align the executives’ compensation with the value they deliver to Mattel, not to prevent executives from leaving Mattel to join a competitor, nor to punish executives who choose to do so.

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EXECUTIVE COMPENSATION PROCESS AND GOVERNANCE

Roles and Expert Independent Advice

Independent Compensation Committee

Our executive compensation programs are designed and administered under the direction and control of our Compensation Committee. Our Compensation Committee is comprised solely of independent directors, who review and approve our overall executive compensation programs and practices and set the compensation of our senior executives.

Independent Compensation Consultant

Cook & Co. is our Compensation Committee’s independent compensation consultant. Our Compensation Committee has determined that Cook & Co. is independent and does not have any conflicts of interests with the Company. Cook & Co. provides a number of services to our Compensation Committee throughout the year. Typically, Cook & Co. provides a comprehensive market analysis of our compensation programs each year. In 2015, this review occurred in November (instead of May as in prior years) in order to take into account the compensation decisions made during the first half of the year relating to our reorganization and the updated comparative data that is then available from SEC filings. See “The Board of Directors and Corporate Governance – Board General Information – Board Committees – Compensation Committee” section of this Proxy Statement for detailed discussion of the services provided by Cook & Co. in 2015.

CEO and the Human Resources Department

While our Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our CEO and members of our Human Resources Department routinely participate in this process. Our CEO generally conducts the performance reviews of each of his direct reports and makes recommendations to our Compensation Committee regarding adjustments to base salary, target and actual annual incentives and LTI target and grant values. Our CEO’s recommendations are one of the factors considered by our Compensation Committee in making its determinations. When appropriate, our Compensation Committee meets in an executive session without management, including when our CEO’s compensation is being approved. The Compensation Committee also makes recommendations to our Board regarding the executive compensation programs and practices and informs the non-management directors of our Board of its decisions regarding compensation for our CEO, his direct reports and other senior executives.

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COMPENSATION DISCUSSION AND ANALYSIS

Reviews and Process

Market Competitiveness Review

We evaluate the overall competitiveness of our executives’ TDC annually. Certain components of our executives’ actual compensation are determined primarily by operational and business group financial performance, reflecting our pay-for-performance philosophy. For 2015 compensation decisions until November 2015, Cook & Co. used an 18-company comparator peer group based on their analysis in May 2014.

In November 2015, Cook & Co. reviewed our comparator peer group and three new companies were added. Cook & Co. evaluated our executives TDC for 2015 as compared to the executive TDC of our 21-company comparator peer group (discussed below), based on information from their most recent SEC filings and a custom selection of an Aon Hewitt survey that included 64 branded, consumer-goods companies, in which 11 of our peer group companies participated. Cook & Co.’s report included the base salaries, target and actual annual incentives, bonus leverage, target and actual LTIs, target and actual TDC and all other compensation for our NEOs as compared to the compensation of their counterparts at our comparator peer companies and in the custom survey. The report also provided an analysis of our annual incentive plan design, and found that our annual incentive plan structure is similar to those at our comparator companies with respect to performance measurement and plan leverage. The report further provided that similar to our equity-based LTIs, most of our comparator peer companies also have “balanced” long-term incentive programs, with two or more grant types. Finally, the report showed that our CEO’s targeted TDC (including taking into account the special allowance) was at the median of our comparator peer group.

Comparator Peer Group

As a global consumer goods company, we compete for executive talent with, and our comparator peer group is made up of, a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, retail, and entertainment and leisure industries. We consider Mattel to be a branded consumer-goods company with franchise brands, and we recognize the value and importance of other global category leaders in capturing a diverse representation of the various markets and areas in which we compete for executive talent. Our Compensation Committee determined that it was appropriate to have a more diverse comparator peer group beyond toy companies, as there are not enough publicly-reporting toy companies, and those that are publicly-reporting companies are generally not comparable to us in size. Our comparator peer companies are comprised of companies within the consumer products manufacturing industries with recognized brands, which are comparable to us in their orientation, business model, size (as measured by revenue, net income growth, employees and market capitalization) and global scale and reach. Compensation paid by this comparator peer group generally is representative of the compensation we believe is required to attract, retain and motivate our executive talent. Our Compensation Committee, in conjunction with Cook & Co., reviews the makeup of this group annually and makes adjustments to the composition of the group as it deems appropriate.

The 18-comparator peer group used in Cook & Co.’s May 2014 report was used for most of the compensation decisions in 2015. The 2015 comparator peer group approved in November 2015 was designed to continue to fall between about one-third to three times our size, measured by revenue and market capitalization, and to position Mattel closer to the median under these measures. In addition, our Compensation Committee also considered whether the comparator peer companies had similar pay

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models and reasonable compensation practices, as well as whether the companies were listed as peers of our other peer group companies and whether they were used by two proxy advisory firms, ISS and Glass Lewis, in their review of last year’s proxy statement.

Pursuant to Cook & Co.’s review of our comparator peer group in November 2015, three new peer group companies were added: Church & Dwight Co., Inc., Hanesbrands Inc. and Spectrum Brands, Inc. The updated 2015 comparator peer group was comprised of the following 21 companies with the three new added companies:

Mattel’s Comparator Peer Group for Executive Compensation as of November 2015
Avon Products, Inc.	Gap, Inc.	L Brands, Inc. (formerly Limited Brands, Inc.)
Campbell Soup Company	General Mills, Inc.	Newell Rubbermaid, Inc.
Church & Dwight Co., Inc.*	Hanesbrands Inc.*	PVH Corp.
The Clorox Company	Hasbro, Inc.	Ralph Lauren Corporation
Coach, Inc.	The Hershey Company	Spectrum Brands, Inc.*
Energizer Holdings, Inc.	The J.M. Smucker Company	Tiffany & Co.
Estee Lauder Companies, Inc.	Kellogg Company	V.F. Corporation

* New companies added.

Tally Sheets

As part of our Compensation Committee’s annual compensation review process, our Human Resources Department prepares, and reviews with Cook & Co. and our Compensation Committee, comprehensive tally sheets illustrating the total compensation for the most recent two years of our CEO, his direct reports and other potential NEOs. Although tally sheets do not drive individual executive compensation decisions, the tally sheets are created and reviewed so that our Compensation Committee is aware of the total compensation of these executives. Total compensation includes the executives’ base salary, target and actual annual cash incentives, equity-based LTI (including Performance Units, stock options and time-vesting RSUs), perquisites, retirement benefits and other compensation. The tally sheets also include each executive’s holdings of Mattel common stock, actual and estimated dividend equivalent payments, and accumulated value and unrealized gains under prior equity grants at various stock prices (realized and realizable pay). In conjunction with the review of tally sheets, our Compensation Committee reviews ten-year compensation histories of current and potential NEOs, and the potential severance and change-of-control benefits that would be payable to executives under the Executive Severance Plans.

Equity Grant Procedures

Our Compensation Committee approves all equity grants to all executives who are in the executive leadership job level and above in Mattel’s compensation structure. For grants to employees below the executive leadership job level, our Board has delegated the authority to an Equity Grant Allocation Committee, subject to certain limitations, to approve annual and off-cycle equity compensation grants (such as grants to employees who are newly hired or promoted). Mr. Sinclair was the sole member of the committee in 2015, following his appointment as Interim CEO.

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COMPENSATION DISCUSSION AND ANALYSIS

Like other public companies, we seek to implement equity compensation grant procedures that are intended to comply with evolving best practices, taking into account accounting, tax and regulatory requirements, and have adopted the following procedures:

•	Annual Grants – In May, our Compensation Committee reviews and approves the annual equity grant approach. Our Human Resources Department reviews with our Compensation Committee the equity compensation program’s objectives, background, grant approach, grant process, and the proposed total pool of shares and value to be granted. Specific recommendations regarding the aggregate equity pool to be allocated to employees, the size and value of awards to be granted to employees per job level, and the recommended grants to be made to the executives at the executive leadership job level and above are presented to our Compensation Committee and reviewed by Cook & Co. At this May meeting, the Compensation Committee determines the total LTI annual target and grant values for our CEO, his direct reports and other EVPs.

Since 2005, the annual equity grant for employees (including our NEOs) has occurred on or about August 1st, with stock options having an exercise price equal to the closing price of Mattel common stock on such date. The 2015 annual equity grant timing was consistent with this practice, with the grants occurring on July 31st (the business day prior to August 1, since that date was a Saturday). At the end of July of each year, our Compensation Committee meets to confirm the methodology for converting the grant values to units or shares and to approve the annual equity target grant values by job level for employees below the executive leadership job level.

In May, our Compensation Committee also sets, subject to approval by our Board, the key parameters of the delegation of authority to the Equity Grant Allocation Committee for the annual grants and off-cycle grants to employees below the executive leadership job level.

•	Other Grants – If there are proposed new hire or other off-cycle equity grants for consideration for executives in the executive leadership job level and above, our Compensation Committee will review proposed grants at its next scheduled meeting. If the equity grants are approved, the grant date is the last trading day of the month of the later of the action date (e.g., hire or promotion date) or the Compensation Committee approval date.

For annual, new hire and other off-cycle grants to employees below the executive leadership job level, our Equity Grant Allocation Committee receives a report detailing proposed equity grants. The report lists the proposed grant values by employee name and position and whether the grant is within the equity grant parameters set by our Compensation Committee. Our Equity Grant Allocation Committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals by unanimous written consent. If the equity grants are approved, the grant date is the last trading day of the month following the month of hire or as indicated in the approval (and in all cases, is a date following the date of the unanimous written consent).

•	Our practice is to grant all of our stock options at an exercise price at least equal to the closing price of Mattel common stock on the grant date.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and our three other most highly compensated NEOs employed at the end of the year (other than our Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is

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“performance-based” as defined in Section 162(m) of the Internal Revenue Code. Although we have plans that are intended to permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code, our Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and may exercise discretion to pay nondeductible compensation if our Compensation Committee believes other important considerations outweigh the tax considerations.

Mattel accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). The impact of FASB ASC Topic 718 has been taken into account by our Compensation Committee in determining to use a portfolio approach to equity grants, including Performance Units, stock options and RSUs.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to our NEOs for service in 2015, 2014 and 2013 (to the extent the executive was an NEO in the relevant year).

Name, Principal Position in 2015 and Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Christopher A. Sinclair Chief Executive Officer
2015	$1,593,699	–	$1,499,998	$5,000,001	$754,983	–	$895,648	$9,744,329
Richard Dickson President & Chief Operating Officer
2015	$869,918	–	$2,309,678	$1,300,001	$397,130	–	$119,661	$4,996,388
2014	$455,096	$300,000	$2,112,674	$1,061,974	–	–	$269,374	$4,199,118
Kevin M. Farr Chief Financial Officer
2015	$750,000	–	$1,503,680	$625,000	$234,675	–	$132,662	$3,246,017
2014	$750,000	–	$1,166,287	$693,750	–	$1,218,393	$145,017	$3,973,447
2013	$750,000	–	$1,360,584	$675,770	$378,000	–	$141,211	$3,305,565
Peter D. Gibbons Executive Vice President & Chief Supply Chain Officer
2015	$600,000	–	$1,091,395	$375,001	$174,330	–	$96,778	$2,337,504
Geoffrey H. Walker Executive Vice President, Commercial – North America (currently EVP & Chief Strategic Technology Officer)
2015	$530,000	–	$566,408	$350,000	$253,417	$–	$599,704	$2,299,529
Bryan G. Stockton (5) Former Chief Executive Officer
2015	$78,767	–	–	–	$52,813	–	$4,017,618	$4,149,198
2014	$1,150,000	–	$3,798,887	$2,312,499	–	$2,379,422	$217,783	$9,858,591
2013	$1,150,000	–	$4,975,422	$1,835,416	$1,242,000	$6,141,705	$193,558	$15,538,101

(1) Stock Awards and Option Awards

Amounts shown represent the grant date fair value of RSUs and options granted in the year indicated as computed in accordance with FASB ASC Topic 718. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for options, upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

For a discussion of the assumptions made in the valuation of options granted in 2015, see Note 7 to Mattel’s Consolidated Financial Statements for 2015 contained in the Form 10-K filed with the SEC on February 25, 2016. Amounts shown under the “Stock Awards” column for 2015 include the grant date fair value for time-vesting RSUs granted on July 31, 2015 and for the Performance Units under the 2014-2016 LTIP for which the annual performance goals were set on March 25, 2015. RSUs are valued based on the closing price of our common stock on the date of grant.

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The Performance Units under the 2014-2016 LTIP have a three-year performance cycle from January 1, 2014 through December 31, 2016. The number of Performance Units earned is based on the financial measures of NOPAT-CC and net sales (collectively, the performance-related component), each measured against annual goals for each year in the three-year performance cycle, which results in a performance earnout for each year that is then averaged over the three-year period. This average is then adjusted up or down based on our TSR relative to the TSR performance of companies in the S&P 500 over the full three-year performance cycle (the market-related component) to determine the number of Performance Units earned. Based on our performance, the 2014 performance-related component allocated to one-third of the Performance Units was not achieved, and the 2015 performance-related component allocated to one-third of the Performance Units was achieved at 41% of target.

Because the performance-related component is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date value to be calculated with respect to one-third of the total Performance Units in each year of the three-year performance cycle. The full grant date value of the market-related component is included in the valuation of the Performance Units only in 2014, the year of grant, and is determined using a Monte Carlo valuation model on the grant date. The grant date value of the market-related component on March 26, 2014 was -$3.57 per Performance Unit, resulting in a reduction to the total grant date fair value of the Performance Units. For 2015, the grant date value of the Performance Units, as measured in accordance with FASB ASC Topic 718, is based upon the closing price on the deemed grant date of March 25, 2015 (the date the performance goals for the Performance Units were set by the Compensation Committee) and the probable outcome of the annual performance-related component for 2015. Because the Performance Units were not granted in 2015, they are not reported in the Grants of Plan-Based Awards Table that follows, even though a portion of their grant date valuation is required to be reported in the Summary Compensation Table for 2015.

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EXECUTIVE COMPENSATION TABLES

The table below sets forth the grant date fair value determined in accordance with FASB ASC Topic 718 principles established each year for the performance-related component of these awards (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component for that year. Also set forth below is the grant date value for the market-related component, or the TSR adjustment, determined upon grant in 2014, and which is not subject to probable or maximum outcome assumptions. See “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Incentives” for a more complete description of the LTIP.

2014-2016 LTIP Grant Date Fair Value

Name and Year	Probable (Target) Outcome of Performance-Related Component Grant Date Value(a)	Maximum Outcome of Performance-Related Component Grant Date Value(a)	Market-Related Component Grant Date Value
Christopher A. Sinclair
2015	–	–	–
Richard Dickson
2015	$ 259,677	$ 389,516	$–
2014	$ 433,039	$ 649,558	$(120,370)
Kevin M. Farr
2015	$ 378,691	$ 568,037	$–
2014	$ 641,832	$ 962,748	$(175,540)
Peter D. Gibbons
2015	$ 216,401	$ 324,602	$–
Geoffrey H. Walker
2015	$ 216,401	$ 324,602	$–
Bryan G. Stockton
2015	–	–	–
2014	$2,017,249	$3,025,873	$(551,701)

(a) Reflects the grant date value of one-third of the target Performance Units awarded (and allocated to 2014 and 2015 performance, as applicable).

(2) Non-Equity Incentive Plan Compensation

Amounts shown under Non-Equity Incentive Plan Compensation represent the performance-based annual cash compensation earned under the MIP, our annual cash incentive plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive” for a more complete description of the MIP.

(3) Change in Pension Value and Nonqualified Deferred Compensation on Earnings

Amounts shown represent the increase, if any, in the pension benefits that our NEOs have accrued under the SERP during the applicable year. For example, the amounts shown for 2015 are determined by subtracting (i) the present value of each executive’s accrued benefits as of December 31, 2014 from (ii) the present value of the executive’s accrued benefits as of December 31, 2015, which are shown in the “2015 Pension Benefits” table below, and are computed as explained in the narrative disclosure to the “2015 Pension Benefits” table. For Mr. Farr, the change in Pension Value under the SERP was zero because the actual value was a decrease of $144,485.

No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market earnings on nonqualified deferred compensation.

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(4) All Other Compensation

The dollar amounts for each perquisite and each other item of compensation shown in the “All Other Compensation” column and in this footnote represent Mattel’s incremental cost of providing the perquisite or other benefit to our NEOs. See “Compensation Discussion and Analysis – Elements of Compensation – Other Forms of Compensation” for additional discussions on these benefits. Amounts include the following perquisites and other items of compensation provided to our NEOs in 2015.

All Other Compensation

All Other Compensation	Christopher A. Sinclair	Richard Dickson	Kevin M. Farr	Peter D. Gibbons	Geoffrey H. Walker	Bryan G. Stockton
Personal use of private aircraft(a)	$187,519	–	–	–	–	–
Car allowance/Company car(b)	$10,675	$24,000	$24,000	$24,000	$24,000	$2,000
Transition Allowance/Relocation(c)	$660,004	–	–	–	$495,858	–
Other perquisites(d)	$16,250	$17,445	$25,585	$12,316	$17,079	$4,086
Total Perquisites	$874,448	$41,445	$49,585	$36,316	$536,937	$6,086
Contributions to 401(k) Plan	$21,200	$19,554	$30,286	$27,762	$26,500	$13,269
Contributions to DCP	–	$58,662	$52,791	$32,700	$22,627	–
Consulting Payments(e)	–	–	–	–	–	$1,125,000
Severance Payments(f)	–	–	–	–	–	$2,873,263
Tax gross-up(g)	–	–	–	–	$13,640	–
Total “All Other Compensation”	$895,648	$119,661	$132,662	$96,778	$599,704	$4,017,618

(a) Mr. Sinclair is permitted to use a private aircraft for personal use up to a maximum of 25 flight hours per year pursuant to the terms of his letter agreement. For purposes of calculating the incremental costs to Mattel of Mr. Sinclair’s personal use of a private aircraft, Mattel includes the hourly air cost, ground costs, any applicable catering costs and federal excise tax charges relating to his personal use of a private aircraft.

(b) Represents the amount of the monthly car allowance or use of a Company car. The amount of car allowance is based on the executive’s job level, and is intended to cover all automobile expenses and mileage reimbursement. For Mr. Sinclair, the amount represents the personal use of a Company car with the Company paying the cost of insurance, maintenance and gasoline.

(c) For Mr. Sinclair, the amount includes a special allowance of $60,000 per month, in lieu of participation in Mattel’s relocation program or any one-time special relocation payment, and is intended to assist Mr. Sinclair with his living and commuting expenses while working in California and maintaining his primary residence in Florida. For Mr. Walker, the amount includes a special relocation payment of $200,000, reimbursement of $125,000 to cover his actual loss on the sale of his home related to his relocation, reimbursement of closing costs on the sale of his home of $111,521 and other relocation benefits and expenses of $59,337 pursuant to Mattel’s relocation program. As part of our turnaround and at the Company’s request, Mr. Walker was relocated in a short time frame from New York to Mattel’s headquarters in California to lead the Commercial – North America Division. Mr. Walker is required to repay the $125,000 home loss payment if he resigns or is terminated with cause within two years of the date he received such payment and also required to repay the $200,000 special relocation payment if he resigns or is terminated with cause within two years of his transfer date. In addition, he is required to repay other relocation services or expenses in full if he resigns or is terminated with cause within one year of his transfer date.

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EXECUTIVE COMPENSATION TABLES

(d) Amounts include the following perquisites that may be offered to our NEOs: financial counseling, physical examination, home security system service, premium on excess liability insurance, and personal use of country club membership. Incremental costs to Mattel for these items were determined as the actual amounts credited to, paid to or on behalf of the executive or the portion of costs allocated to the executive’s personal use of a perquisite. For Mr. Sinclair, the amount also includes $15,250 attributable income under the Board of Directors Recommended Grants and Gift Matching Programs fostering charitable contributions, which is more fully described in the “Director Compensation” section of this Proxy Statement.

(e) Represents consulting payments paid through December 31, 2015 pursuant to the terms of the Stockton Consulting Agreement.

(f) Represents the value of the severance payments of $2,831,229, outplacement services of $20,240 and payments equivalent to COBRA premiums of $21,794 actually paid to Mr. Stockton pursuant to the terms of the Severance Plan through December 31, 2015. See also footnote (5) below and the “Estimated Potential Payments” table for details as to the severance benefits remaining to be paid to Mr. Stockton, as well as the value of his equity accelerations.

(g) The tax gross-up of $13,640 to Mr. Walker was with respect to certain relocation expenses in connection with his Company-requested relocation from New York to Mattel’s headquarters in California that are not excludable from taxable income, such as shipment of household goods and travel and lodging on his final move trip.

(5) Under the Severance Plan and subject to compliance with certain covenants, Mr. Stockton was entitled to receive (i) an amount equal to two times the sum of his base salary and the average of the two highest consecutive annual bonuses received by him for the five fiscal years prior to his termination date, payable in equal installment payments over two years, (ii) his actual annual bonus under the 2015 MIP, prorated for the number of days he was employed in 2015, (iii) the accelerated vesting of options and extended exercisability of such options, (iv) the accelerated vesting of RSUs outstanding at least six months prior to his termination date and pro-rated accelerated vesting of the others, (v) up to two years of payments equivalent to the COBRA premium for him and his eligible dependents, (vi) up to two years of outplacement services, and (vii) the benefit of two additional years of service and age credit under the SERP. Pursuant to the terms of his 2014-2016 LTIP award, any Performance Units earned thereunder will be prorated for the full number of months he worked in the three-year performance cycle and will be based on actual results at the end of the three-year performance cycle and payable at the time the earned shares are otherwise paid. For details on Mr. Stockton’s severance payments, see the “Estimated Potential Payments” table.

Narrative Disclosure to Summary Compensation Table

Sinclair Letter Agreements

Effective January 25, 2015, Mr. Sinclair was appointed our Chairman and Interim CEO. In connection with the appointment, we entered into a letter agreement dated February 19, 2015 (the “Interim CEO Letter”), which provided for (i) a monthly base salary of $200,000; (ii) a special RSU grant valued at $1,500,000, which vested on January 29, 2016; and (iii) a special monthly allowance in the amount of $60,000. Under the Interim CEO Letter, Mr. Sinclair was also eligible for periodic personal use of a private aircraft up to a maximum of 25 hours per year. He was also eligible to participate in certain executive benefits programs, such as use of a Company car, financial counseling services and physical examination; however, he was not eligible to participate in the MIP, LTIP, DCP, our annual equity award program or any severance plan, arrangement or program.

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Effective April 2, 2015, Mr. Sinclair was appointed to the position of CEO, and we entered into a letter agreement dated April 15, 2015 setting forth his compensation and benefits as CEO (the “CEO Letter Agreement”). Pursuant to the CEO Letter Agreement, Mr. Sinclair’s annual base salary was changed to $1,500,000, and he became eligible to participate in the MIP with an annual target opportunity of 150% of his base salary, prorated based on the time he served as CEO in 2015. Mr. Sinclair also received a special equity grant in the form of stock options with a grant value of $5,000,000 that vests with respect to 33%, 33% and 34%, respectively, on each of the first three anniversaries of April 13, 2015, subject to his continued service through each vesting date. Mr. Sinclair became eligible to participate in our annual equity grant program beginning in 2016.

Pursuant to the CEO Letter Agreement, Mr. Sinclair was also eligible to continue to receive certain executive benefits, including the special monthly allowance in the amount of $60,000, periodic personal use of a private aircraft up to a maximum of 25 flight hours per year, Company car use, financial counseling services and a physical examination. In addition, Mr. Sinclair continued to be ineligible to participate in the DCP and any Company severance plan, program or arrangement. The CEO Letter Agreement also provided that, in the event of his termination of employment, Mr. Sinclair would be eligible to receive a current-year, prorated MIP payout based on actual performance and paid at the time bonuses are generally paid to employees.

Walker Letter Agreement

Effective June 8, 2015, Mr. Walker transferred to the position of EVP, Commercial – North America. In connection with the new position, we entered into a letter agreement with Mr. Walker dated June 29, 2015 (the “Walker Letter Agreement”) setting forth his compensation and benefits in such position. Pursuant to the Walker Letter Agreement, Mr. Walker’s annual base salary remained unchanged at $530,000 and he continued to be eligible to participate in the MIP with an annual target opportunity of 70% of his base salary and to participate in the 2014-2016 LTIP at a target of $1,000,000. Mr. Walker will also continue to be eligible to participate in our annual equity grant program.

Pursuant to the Walker Letter Agreement, Mr. Walker was eligible to receive certain relocation benefits in connection with his Company-requested relocation from New York to California, including (i) a special relocation payment in the amount of $200,000, (ii) a home loss assistance in the form of reimbursement capped at $200,000 in the event of a loss incurred on the sale of his home in New York (actual loss incurred and paid was $125,000), and (iii) relocation services that may include travel, temporary accommodations, participation in a home sale program, shipment of household goods and expense reimbursement in accordance with Mattel’s relocation program. In the event that Mr. Walker resigns or is terminated for cause within two years of his transfer date, he will be required to repay the special relocation payment and in the event he resigns or is terminated for cause within two years of the payment date for the loss on the sale of his home, he will be required to repay the full amount of such payment. In addition, in the event he resigns or is terminated for cause within one year of his transfer date, he will be required to repay other relocation services or expenses in full.

Mr. Walker is also eligible to participate in other executive level benefits, including participation in the DCP, financial counseling services, a physical examination and a monthly car allowance in the amount of $2,000.

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EXECUTIVE COMPENSATION TABLES

Stockton Consulting Agreement

Pursuant to the terms of the Stockton Consulting Agreement, Mr. Stockton provided transition and advisory services to Mattel during the period commencing March 1, 2015 and ending February 29, 2016. For more details regarding the terms of the Stockton Consulting Agreement, see “Compensation Discussion and Analysis – Elements of Compensation – Severance, Change-of-Control Benefits and Related Matters.”

Grants of Plan-Based Awards in 2015

The following table shows information about the non-equity incentive awards and equity-based awards to our NEOs in 2015.

Name and Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)		All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Market Value of Stock and Option Awards(4)
		Threshold	Target	Maximum
Christopher A. Sinclair
1/29/2015	1/29/2015	–	–	–	55,762	(5)	–	–	1,499,998
4/13/2015	4/13/2015	$380,025	$1,689,000	$3,378,000	–		–	–	–
4/13/2015	4/13/2015	–	–	–	–		2,336,449	$24.31	$5,000,001
Richard L. Dickson
1/29/2015	1/29/2015	–	–	–	27,881		–	–	$749,999
3/25/2015	3/25/2015	$191,747	$852,210	$1,704,420	–		–	–	–
4/13/2015	4/13/2015	–	–	–	53,476		–	–	$1,300,002
4/13/2015	4/13/2015	–	–	–	–		607,477	$24.31	$1,300,001
Kevin M. Farr
1/29/2015	1/29/2015	–	–	–	18,587	(6)	–	–	$499,990
3/25/2015	3/25/2015	$118,125	$525,000	$1,050,000	–		–	–	–
7/31/2015	5/20/2015	–	–	–	26,928		–	–	$624,999
7/31/2015	5/20/2015	–	–	–	–		323,834	$23.21	$625,000
Peter D. Gibbons
1/29/2015	1/29/2015	–	–	–	18,587	(6)	–	–	$499,990
3/25/2015	3/25/2015	$87,750	$390,000	$780,000	–		–	–	–
7/31/2015	5/20/2015	–	–	–	16,157		–	–	$375,004
7/31/2015	5/20/2015	–	–	–	–		194,301	$23.21	$375,001
Geoffrey H. Walker
3/25/2015	3/25/2015	$83,475	$371,000	$742,000	–		–	–	–
7/31/2015	5/20/2015	–	–	–	15,080		–	–	$350,007
7/31/2015	5/20/2015	–	–	–	–		181,347	$23.21	$350,000
Bryan G. Stockton
3/25/2015	3/25/2015	$26,574	$118,105	$236,210	–		–	–	–

(1) The awards shown represent the potential value of annual incentive awards that could be earned for fiscal 2015 (and paid in 2016) under the MIP for each NEO presuming threshold performance (22.5% of target MIP opportunity), target performance (100% of target MIP opportunity) and maximum performance (200% of target MIP opportunity), based on year-end base salaries and taking into account any proration of target MIP opportunities due to time in different roles during the year. Please see “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive” for a more complete description of the MIP.

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The awards shown also reflect that (a) each of Messrs. Sinclair’s and Stockton’s 2015 target bonus opportunity of 150% of base salary was prorated for 2015 based on the period he served as CEO (i.e., for Mr. Sinclair from April 2, 2015 through December 31, 2015, and for Mr. Stockton from January 1, 2015 through January 25, 2015), and (b) Mr. Dickson’s target bonus opportunity was increased from 70% to 80% of his base salary in connection with his promotion to President, Chief Brands Officer on January 13, 2015 and from 80% to 100% of his base salary in connection with his promotion to President and COO on April 2, 2015, with bonus opportunities based on the time weighted average of the period he served in each position.

(2) Except as otherwise indicated, the awards shown are time-vesting RSUs granted under our Amended 2010 Plan that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service.

(3) The awards shown are stock options granted under our Amended 2010 Plan that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service.

(4) Amounts shown represent the fair market value per share as of the grant date of the award determined pursuant to FASB ASC Topic 718 multiplied by the number of shares. The RSUs’ grant date fair value is based on the closing price of our common stock on the date of grant (on January 29, 2015, $26.90 per share, on April 13, 2015, $24.31 per share and on July 31, 2015, $23.21 per share). The grant date fair value of the stock options is calculated based on the Black-Scholes valuation model. For a discussion of the assumptions made in the valuation reflected in this column, see Note 7 to Mattel’s Consolidated Financial Statements for 2015 contained in the Form 10-K filed with the SEC on February 25, 2016.

(5)The awards shown are time-vesting RSUs granted under our Amended 2010 Plan that vest 100% on the first anniversary of the grant date, subject to continued service.

(6)The awards shown are time-vesting RSUs granted under our Amended 2010 Plan that vest 66% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service.

Regardless of the value of our equity awards on the grant date, the value realized will depend on the market value of Mattel’s common stock on a date in the future when the RSUs vest, or when the stock options are exercised.

Narrative Disclosure Relating to Performance Units Under 2014-2016 LTIP

In 2014, we awarded Performance Units pursuant to the 2014-2016 LTIP to each of the NEOs, other than Mr. Sinclair, which will be earned and converted into shares based on our performance over the performance cycle from January 1, 2014 through December 31, 2016. Because the Performance Units were awarded in fiscal year 2014, such awards are not shown in the “Grants of Plan-Based Awards in 2015” table above.

Because the performance-related component of these awards is based on the average of our financial performance for each year in the three-year performance cycle and the financial measures for each year are determined annually, FASB ASC Topic 718 requires the grant date fair value to be calculated at the time the measures are determined based on the probable outcome at the time the measures are determined for that year. As a result, the “2015 Summary Compensation Table” includes as compensation for 2015 the grant date fair value of a portion of the 2014-2016 Performance Units based on the probable outcome of the performance-related component of the award for fiscal year 2015. See the “2015 Summary Compensation Table” and its footnotes for further information regarding the determination of the grant date fair value of these awards.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at 2015 Year-End

The following table shows the outstanding equity-based awards that were held by our NEOs as of December 31, 2015.

Name and Grant Date for Options				Option Awards		Stock Awards
Number of Securities Underlying Unexercised Options Exercisable		Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
						Time-Vesting RSUs			Performance Units
Christopher A. Sinclair
4/13/2015	–	2,336,449	(3)	$24.31	4/13/2025
5/29/2008	4,500	–		$20.41	5/29/2018
5/18/2007	4,500	–		$28.83	5/18/2017
5/11/2006	6,000	–		$16.05	5/11/2016
						1/29/2015	55,762(10)	$1,515,054
Richard Dickson
4/13/2015	–	607,477	(3)	$24.31	4/13/2025
8/1/2014	29,464	59,822	(4)	$35.25	8/1/2024
5/20/2014	24,957	50,673	(5)	$38.53	5/20/2024
						4/13/2015	53,476(3)	$1,452,943
						1/29/2015	27,881(11)	$757,527
						8/1/2014	11,348(12)	$308,325
						5/20/2014	36,335(13)	$987,222
						5/20/2014	–	–	38,336	$1,041,589
Kevin M. Farr
7/31/2015	–	323,834	(6)	$23.21	7/31/2025
8/1/2014	51,562	104,688	(7)	$35.25	8/1/2024
8/1/2013	51,195	25,597	(8)	$42.70	8/1/2023
8/1/2012	91,216	–		$34.76	8/1/2022
8/1/2011	115,188	–		$26.38	8/1/2021
8/2/2010	83,857	–		$21.50	8/2/2020
7/31/2009	108,401	–		$17.58	7/31/2019
8/1/2008	105,541	–		$20.48	8/1/2018
8/1/2007	46,875	–		$23.58	8/1/2017
8/1/2006	62,500	–		$17.94	8/1/2016
						7/31/2015	26,928(6)	$731,634
						1/29/2015	18,587(14)	$505,009
						8/1/2014	19,858(12)	$539,542
						3/26/2014	–	–	55,907	$1,518,993
						8/1/2013	7,904(8)	$214,752

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Name and Grant Date for Options				Option Awards		Stock Awards
Number of Securities Underlying Unexercised Options Exercisable		Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
						Time-Vesting RSUs			Performance Units
Peter D. Gibbons
7/31/2015	–	194,301	(6)	$23.21	7/31/2025
8/1/2014	24,553	49,852	(9)	$35.25	8/1/2024
8/1/2013	18,961	9,480	(8)	$42.70	8/1/2023
						7/31/2015	16,157(6)	$438,986
						1/29/2015	18,587(14)	$505,009
						8/1/2014	9,456(12)	$256,920
						3/26/2014	–	–	31,947	$868,000
						8/1/2013	2,928(8)	$79,554
						4/9/2013	2,312(15)	$62,817
Geoffrey H. Walker
7/31/2015	–	181,347	(6)	$23.21	7/31/2025
8/1/2014	24,553	49,852	(9)	$35.25	8/1/2024
8/1/2013	22,753	11,377	(8)	$42.70	8/1/2023
8/1/2012	14,527	–		$34.76	8/1/2022
8/1/2011	17,065	–		$26.38	8/1/2021
8/2/2010	7,128	–		$21.50	8/2/2020
						7/31/2015	15,080(6)	$409,724
						8/1/2014	9,456(12)	$256,920
						5/20/2014	2,595(13)	$70,506
						3/26/2014	–	–	31,947	$868,000
						8/1/2013	3,513(8)	$95,448
						4/1/2013	1,148(16)	$31,191
Bryan G. Stockton
8/1/2014	520,833	–		$35.25	8/1/2024
8/1/2013	208,570	–		$42.70	8/1/2023
8/1/2012	247,748	–		$34.76	8/1/2022
1/3/2012	121,753	–		$27.76	1/3/2022
8/1/2011	142,207	–		$26.38	8/1/2021
8/2/2010	83,857	–		$21.50	8/2/2020
8/1/2008	105,541	–		$20.48	8/1/2018
8/1/2007	37,500	–		$23.58	8/1/2017
						3/26/2014	–	–	58,570(17)	$1,591,347

(1) Amounts are calculated by multiplying the number of units shown in the table by $27.17 per share, which is the closing price of our common stock on December 31, 2015, the last trading day of fiscal year 2015.

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(2) The SEC rules dictate that the threshold number of Performance Units be shown since the number of units that would have been earned based on actual results under the performance conditions and the TSR adjustment for the period from January 1, 2014 to December 31, 2015 (instead of through the end of the performance cycle on December 31, 2016) was zero, falling below the threshold level of performance. The threshold number of Performance Units shown is based on an earnout percentage of 37.5% that would be earned if the threshold level of NOPAT-CC is achieved, although the number of Performance Units actually earned may be lower based on any applicable adjustment for the TSR component, which has the effect of decreasing or increasing the percentage earned by up to 50 percentage points. Please see the section “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Incentives – LTI Components – Performance Units – 2014-2016 LTIP” for a more complete description of these Performance Units.

(3) 33% of the number shown vest on April 13, 2016, 33% vest on April 13, 2017 and 34% vest on April 13, 2018.

(4) 29,464 vest on August 1, 2016 and 30,358 vest on August 1, 2017.

(5) 24,958 vest on May 20, 2016 and 25,715 vest on May 20, 2017.

(6) 33% of the number shown vest on July 31, 2016, 33% vest on July 31, 2017 and 34% vest on July 31, 2018.

(7) 51,562 vest on August 1, 2016 and 53,126 vest on August 1, 2017.

(8) All vest on August 1, 2016.

(9) 24,553 vest on August 1, 2016 and 25,299 vest on August 1, 2017.

(10) All vest on January 29, 2016.

(11) 33% of the number shown vest on January 29, 2016, 33% vest on January 29, 2017 and 34% vest on January 29, 2018.

(12) One half of the number shown vest on each August 1, 2016 and August 1, 2017.

(13) One half of the number shown vest on each May 20, 2016 and May 20, 2017.

(14) 66% of the number shown vest on January 29, 2017 and 34% vest on January 29, 2018.

(15) All vest on April 9, 2016.

(16) All vest on April 1, 2016.

(17) Reflects the proration of 12 months of the 36 month cycle pursuant to the terms of his Performance Unit Grant Agreement.

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Option Exercises and Stock Vested in 2015

For each of our NEOs, the following table gives information for options exercised in 2015 and stock awards vested in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Christopher A. Sinclair(4)	6,000	$56,100	3,701	$100,464
Richard Dickson	–	–	–	–
Kevin M. Farr	–	–	17,614	$408,821
Peter D. Gibbons	–	–	5,238	$124,024
Geoffrey H. Walker	–	–	6,208	$143,938
Bryan G. Stockton	208,401	$1,536,718	92,012	$2,612,848

(1) Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.

(2) Shares acquired on vesting represent time-vesting RSUs.

(3) Amounts are calculated by multiplying the number of shares underlying time-vesting RSUs by the closing price of Mattel common stock on the date of vesting, or if the stock market was closed on the date of vesting, by the closing price of Mattel common stock on the next preceding day on which the stock market was open.

(4) Reflects stock options and RSUs Mr. Sinclair received when he was a non-employee director.

2015 Pension Benefits

The following table shows the lump sum present value of the accumulated benefit of each NEO under our SERP, as of December 31, 2015. See also the section below “Potential Payments Upon Termination or Change of Control.”

Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2015
Christopher A. Sinclair	–	–	–
Richard Dickson	–	–	–
Kevin M. Farr	24.17	$10,793,718	–
Peter D. Gibbons	–	–	–
Geoffrey H. Walker	–	–	–
Bryan G. Stockton(1)	16.16	–	$21,678,389

(1) In accordance with the Severance Plan, Mr. Stockton was credited with an additional two years of service for purposes of determining his SERP benefit. Thus, on January 25, 2015, Mr. Stockton was 61 years old and was credited with 16.16 years of service under the SERP. Mr. Stockton received a complete distribution of his SERP benefit in a lump sum in 2015.

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Narrative Disclosure to Pension Benefits Table

The SERP is a nonqualified defined benefit pension plan, and no new participants have been added to the SERP since 2001. As a result, Mr. Farr is the only NEO currently earning benefits under the SERP.

Description of SERP Benefits

The SERP provides for supplemental retirement benefits. The benefits to our NEOs under the SERP are computed as a yearly benefit for the participant’s lifetime beginning at age 60 equal to: the product of (i) 60% of the participant’s final average compensation, times (ii) the lesser of (a) one, or (b) a fraction equal to the participant’s credited months of service, up to 180, divided by 180; less any offsets for certain actual and deemed rates of employer contributions to the participant’s accounts under the 401(k) Plan and the DCP and earnings thereon.

For these purposes, final average compensation includes the participant’s base salary, annual incentives paid under the MIP and any special achievement bonuses that our Compensation Committee designates to be taken into account for these purposes. The final average compensation is the average of such annual compensation for the period of 36 consecutive months, out of the last 120 consecutive months of employment, for which these amounts are the highest.

The SERP benefit for a participant whose employment terminates after age 55, but before age 60, is reduced by 0.4167% for each month by which the participant’s age at termination is less than 60. Except as noted below, in order to receive benefits under the SERP, a participant must complete five years of service with Mattel and attain age 55, except that death and disability benefits are paid if the participant dies or becomes disabled after attaining age 45, subject to offset for long-term disability benefits.

The SERP provides that a participant will forfeit all SERP benefits upon a termination of employment for cause. The SERP also provides that Mattel may impose a forfeiture of future SERP benefits and a recapture of SERP benefits previously paid if the participant engages in certain behaviors that are harmful to Mattel during or after employment. Upon a change of control, the requirement to complete five years of service with Mattel and attain age 55 in order to receive any SERP benefits is waived. In addition, the provision for forfeiture and recapture of SERP benefits does not apply following a termination of employment during the 18-month period after a change of control.

Under the Severance Plan, if the participating NEO’s employment is terminated by Mattel without cause or by him for good reason, he will be credited with an additional two years of age and service for purposes of determining his SERP benefit.

Calculation of SERP Benefits Shown in Table

The SERP benefits shown in the table above represent the benefits that our NEOs have earned, based on their service and compensation through December 31, 2015, but assuming that they retire at age 60, which is the earliest date on which they may retire without reduction in the SERP benefit.

As of December 31, 2015, Mr. Farr was 58 years old and had 24.17 years of credited service, all of which represent actual service with Mattel.

We used the same assumptions in computing the above amounts as we use for financial reporting purposes, including a discount rate of 3.41% and mortality assumptions set forth in the 2016 mortality

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table prescribed under Section 417(e)(3) of the Internal Revenue Code. The benefits are calculated in accordance with the SEC’s rules and the provisions of the SERP, as follows:

•	Determine the gross benefit expressed as a single life annuity, using the SERP’s final average compensation formula and the executive’s service and compensation through December 31, 2015;

•	Reduce this annuity by an amount attributable to Mattel’s contributions to the executive’s account in the 401(k) Plan and DCP, as follows:

–	Determine the portion of the executive’s account balance(s) as of December 31, 2015 that is attributable to Mattel’s contributions to the defined contribution plans and earnings;

–	Roll forward the balance(s) from December 31, 2015 to the date the participant reaches age 60 based on an assumed Stable Value Fund return of 5%;

–	Convert the foregoing total into an age 60 single life annuity, using the mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code and an interest rate of 6.5%; and

–	Subtract that annuity from the gross benefit computed in step 1 to determine the participant’s SERP benefit; and

•	Convert the reduced annuity amount from step 2 to a lump sum present value as of December 31, 2015.

In order to make the calculation in step 2, we had to project what the overall rate of return on the Stable Value Fund would be from December 31, 2015 through Mr. Farr’s 60th birthday. We assumed a rate of return of 5%, which is a conservative long-range rate of return consistent with the performance of the Stable Value Fund during the last ten years.

2015 Nonqualified Deferred Compensation

The following table shows the benefits accrued under our DCP by our NEOs as of December 31, 2015.

Name	Executive Contributions in 2015(1)	Registrant Contributions in 2015(2)	Aggregate Earnings in 2015(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of 2015(4)
Christopher A. Sinclair (5)	–	–	–	–	–
Richard Dickson	$648,923	$58,662	$(8,244)	–	$962,372
Kevin M. Farr	$29,857	$52,791	$(164,727)	–	$4,435,464
Peter D. Gibbons	$133,657	$32,700	$(8,954)	–	$605,106
Geoffrey H. Walker	$45,580	$22,627	$(1,486)	–	$765,763
Bryan G. Stockton	–	–	$(59,919)	$(1,242,797)	$2,394,183

(1) Represents the amounts that our NEOs elected to defer in 2015 under the DCP. These represent compensation earned by our NEOs in 2015, and therefore also are reported in the appropriate columns in the “Summary Compensation Table” above.

(2) Represents the amounts credited in 2015 as Company contributions to the accounts of our NEOs under the DCP. These amounts represent automatic contributions and matching contributions as described in the narrative disclosure below. These amounts are also reported in the “Summary Compensation Table” above in the “All Other Compensation” column.

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(3) Represents the net amounts credited to the DCP accounts of our NEOs as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(4) Represents the amounts of the DCP account balances at the end of 2015 for each of our NEOs. The amounts that were previously reported as compensation for each NEO in the “Summary Compensation Table” in previous years are as follows:

Name	Aggregate Amounts Previously Reported
Christopher A. Sinclair	–
Richard Dickson	$263,031
Kevin M. Farr	$4,517,543
Peter D. Gibbons	–
Geoffrey H. Walker	–
Bryan G. Stockton	$3,696,899

(5) Mr. Sinclair does not participate in the DCP.

Description of DCP

The DCP allows participants to defer the amounts listed below. All amounts deferred under the DCP are reflected in book-keeping accounts.

•	Amounts that a participant elects to defer, including:

–	any amounts that could be deferred under the 401(k) Plan, but for tax code limitations;

–	up to 75% of base salary; and

–	up to 100% of annual MIP cash incentive compensation.

•	Company automatic contributions equal to the automatic contributions that would have been made to the 401(k) Plan, but for tax code limitations. The formula for these contributions currently is a percentage of base salary, based on the participant’s age, as follows:

–	under 40 years: 3%;

–	at least 40 but less than 45 years: 4%;

–	at least 45 but less than 50 years: 5%;

–	at least 50 but less than 55 years: 6%; or

–	55 years or more: 7%.

•	Company matching contributions of 50% of the first 6% of the participant’s elective deferrals are made in coordination with the Company’s 401(k) plan to ensure no duplication of benefits.

The amounts deferred under each participant’s DCP accounts are deemed to be invested by the participant from a range of choices established by the plan administrator. Currently, the available choices include (i) deemed investment in Mattel common stock (sometimes referred to as “phantom stock”); (ii) deemed investment in any of twelve externally managed institutional funds, including equity and bond mutual

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funds; and (iii) pre-constructed portfolios with investment strategies aligned with five different risk profiles. A fixed interest account, which provides interest at a rate that is reset annually, was frozen in 2002. The rates of return of the investment options under the DCP for 2015 ranged from -6.57% to 2.76%. Mattel retains the right to change, at its discretion, the available investment options.

The investment options and their annual rates of return for the calendar year ended December 31, 2015 are contained in the following table.

Name of Investment Option	2015 Rate of Return
Fidelity VIP Government Money Market Initial	(6.57)%
Hartford Total Return HLS IA	(0.59)%
HIMCO U.S. Aggregate Bond Index	0.52%
PIMCO VIT Real Return Instl	(2.56)%
Hartford Value HLS 1A	(3.08)%
HIMCO S&P 500 Index Division	1.39%
Vanguard VIF Capital Growth	2.62%
Vanguard VIF Mid Cap Index	(1.43)%
NT Russell 2000 Index Division	(4.38)%
HIMCO MSCI EAFE Index Division	(0.56)%
American Funds International 2	(4.53)%
Vanguard VIF REIT Index	2.22%
Mattel Stock Equivalent Fund	(6.57)%
Fixed Rate	2.76%

The participant and Company contributions are credited to book-keeping accounts for the participants, and the balances of these accounts are adjusted to reflect, in the case of participants who chose the fixed rate fund, the applicable interest rate, and in the case of participants who chose the phantom stock fund or any of the twelve externally managed investment funds or five risk-based portfolios, the gains or losses that would have been obtained if the contributions had actually been invested in Mattel common stock or the applicable externally managed institutional fund, respectively.

In the case of the fixed rate fund, the rate is set below 120% of the applicable federal long-term rate with compounding. In the case of the phantom stock fund or any of the twelve externally managed investment funds or risk-based portfolios, there is no markup over the market rates of return that would have been obtained on investments in Mattel common stock or the externally managed institutional funds. With regard to the phantom stock, when Mattel pays dividends on its common stock, the phantom stock accounts are not credited at a higher rate than is paid to holders of Mattel common stock. Thus, the participants’ accounts do not have any “above-market earnings or preferential earnings” as defined in applicable SEC rules and regulations.

We set aside funds to cover our obligations under the DCP in a trust. However, the assets of the trust belong to Mattel and are subject to the claims of Mattel’s creditors in the event of bankruptcy or insolvency.

In September 2008, our Board approved technical amendments to the DCP to comply with Section 409A of the Internal Revenue Code. The amended DCP consists of two plan documents: the first plan document

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(“Grandfathered Plan Document”) governs amounts deferred under the plan on or prior to December 31, 2004 and that are intended to be exempt from Section 409A, and a second plan document (“Plan Document”) governs amounts deferred under the plan on or after January 1, 2005 and that are subject to Section 409A.

The Plan Document requires participants to make annual deferral and distribution elections prior to the beginning of each calendar year, although newly-hired executives generally may elect to defer base salary earned during the year in which they are hired. A participant may elect to receive his or her annual account balance on a scheduled withdrawal date, upon the participant’s death, disability, retirement or other termination of employment, with payments made in a lump sum or up to 15 annual installments depending on the participant’s elections. Under the Plan Document, participants will receive a distribution of their post-2005 account balances upon the occurrence of a change of control (as defined under Section 409A), and participants may receive accelerated distributions of such amounts in the event of a hardship.

The Grandfathered Plan Document provides participants with more flexibility to make distribution elections and to change their existing elections. Under the Grandfathered Plan Document, participants may receive their pre-2005 account balances on a scheduled withdrawal date, upon the participant’s death or upon termination of employment, with payments made in up to 15 annual installments depending on the participant’s elections. The Grandfathered Plan Document also allows participants to receive accelerated distributions of their pre-2005 account balances in the event of a hardship or for any other reason, subject to a partial forfeiture of the participant’s account balance in the event of a non-hardship accelerated distribution.

Potential Payments Upon Termination or Change of Control

As of the end of fiscal year 2015, Mr. Farr participated in the Severance Plan, Mr. Dickson participated in the Severance Plan B and Messrs. Gibbons and Walker would have been eligible for severance benefits in accordance with our executive severance practice applicable to executives who do not participate in the Executive Severance Plans. Mr. Sinclair generally is not eligible to receive severance benefits. Mr. Stockton’s termination as Chairman of the Board and CEO without cause on January 25, 2015 entitled him to severance benefits under the terms of the Severance Plan. We summarize below the severance and change-of-control arrangements in effect as of December 31, 2015, as well as pursuant to the terms of other plans and agreements with relevant severance and change-of-control provisions (e.g., the equity award plans and agreements).

Executive Severance Plans

Involuntary Termination

Under the Executive Severance Plans, if a participating NEO’s employment is terminated by Mattel without cause (or solely for executives in the Severance Plan, by the executive for good reason) (hereinafter referred to as “involuntary termination”), the executive generally will be entitled to the following benefits, which are more fully described in the footnotes to the “Estimated Potential Payments” table below:

•	Severance payment:

–	Under the Severance Plan, severance to be paid in equal bi-weekly installments over two years, equal to two times the sum of (i) such executive’s base salary plus (ii) the average of the two highest consecutive annual bonuses paid to the executive under the MIP for the five fiscal years ending before the notice of termination is given; or

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–	Under the Severance Plan B, severance to be paid in equal bi-weekly installments over one year, equal to the sum of such executive’s base salary and target bonus opportunity for the year in which the termination of employment occurs; and, in the event the executive has not found employment on the first anniversary of the termination date, additional payments totaling 0.5 times the sum of the executive’s annual base salary and target bonus opportunity for the year in which the termination of employment occurs, to be paid in equal installments for up to six months following the first anniversary of the termination date;

•	An amount representing an annual incentive payout under the MIP, prorated based on the termination date and paid at the time such bonuses are generally paid to employees;

•	Payment of a monthly amount equivalent to the then current COBRA premium for up to two years under the Severance Plan and up to one year under the Severance Plan B;

•	Accelerated vesting of all unvested stock options with extended exercise periods that vary based on whether the participant is retirement eligible (90 days to 5 years);

•	Accelerated pro-rata vesting of unvested time-vesting RSUs, based on the number of months the executive was employed during the vesting period;

•	Pro-rata vesting of Performance Units based on the total months worked during the three-year performance cycle, payable at the end of the three-year period based on our achievement of the performance measures;

•	Additional two years of age and service credits in SERP benefits (see narrative disclosure to the “2015 Pension Benefits” table above for detailed disclosure of the terms) solely under the Severance Plan; and

•	Outplacement services not to exceed $50,000.

Involuntary Termination Following Change of Control

Under the Executive Severance Plans, if a participating NEO is involuntarily terminated within the two-year period following a change of control (“Change of Control Period”), the executive will be entitled to the same severance payments and benefits as an involuntary termination, as discussed above, except that:

•	Under the Severance Plan, the severance will be paid in a lump sum; and, under the Severance Plan B, severance payments will be paid in a lump sum equal to 1.5 times the sum of the executive’s annual base salary and target bonus opportunity for the year in which the termination of employment occurs;

•	The amount representing the annual incentive payout under the MIP will be prorated based on such executive’s target annual incentive opportunity for the year in which such termination occurs and is paid at the time that the lump sum severance payment is paid;

•	All of such executive’s time-vesting RSU awards will be fully accelerated;

•	All of such executive’s Performance Units will be fully accelerated based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, as applicable, payable within 60 days of such event; and

•	Under the Severance Plan B, payment of a monthly amount equivalent to the then current COBRA premium will be made for up to 18 months following the termination date.

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Participants in the Executive Severance Plans are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount which would not trigger the excise tax if it would be more favorable to them on an after-tax basis.

In order to be entitled to severance payments and benefits under the Executive Severance Plans, the executive will be required to execute a general release agreement with Mattel and, in certain circumstances, comply with post-employment covenants to (a) protect our confidential information, (b) not accept employment or provide services with a competitor, (c) not solicit our employees or (d) not disparage or otherwise impair our reputation, goodwill or commercial interests or any of our affiliated entities or their officers, directors, employees, stockholders, agents or products for one year after the termination date.

The Executive Severance Plans do not provide for any benefits upon termination of employment due to death or disability. The Executive Severance Plans provide that each participant is covered by the Executive Severance Plans for an initial one-year term, which one-year term automatically renews, unless Mattel gives prior written notice to such executive that the executive’s participation will not be further extended. Once notice is provided, the executive will remain a participant in the Executive Severance Plans for a minimum period of 15 months.

For purposes of the Executive Severance Plans:

•	“Cause” generally means willful neglect of significant duties or willful violation of a material policy; commission of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; willful act or omission in the course of employment which constitutes gross negligence; willful failure to obey lawful direction of our Board (or the CEO under the Severance Plan B); provided, in each case, unless the activity cannot be cured, written notice will be provided to the executive and the executive will be given a reasonable opportunity to cure or correct such activity;

•	Solely under the Severance Plan, “good reason” generally means any of the following without the executive’s consent: (i) material diminishment of the executive’s authority, duties or responsibilities; (ii) material diminution in the executive’s annual base salary or a failure by Mattel to pay the executive’s annual base salary, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; (iii) failure by Mattel to make any bonus programs (e.g., the MIP or LTIP), incentive plans or programs, pension, profit sharing, welfare, fringe and other general benefit programs available to the executive at a level that reflects the executive’s responsibilities, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; provided, however, that “good reason” will not exist as a result of Mattel amending, eliminating or reducing any plans, benefits or programs if such actions do not result in a material diminution in the aggregate value of such compensation and benefits, except for any across-the-board compensation and benefit reductions; (iv) other action or inaction that constitutes a breach by Mattel of the plan amendment section of the Severance Plan (i.e., we retain the discretion to amend or terminate the Severance Plan, but any amendment that is materially adverse to any executive requires that executive’s written consent) or any terms of the letter agreement confirming the executive’s eligibility for the Severance Plan; or (v) failure by Mattel to obtain assumption and agreement to perform the Severance Plan by a successor; and

•	“Change of control” generally includes an acquisition by a third party of 35% or more of Mattel’s outstanding stock; a change in our Board, such that the current members and their approved successors

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cease to be a majority; a merger or other business combination following which our pre-transaction stockholders cease to hold more than 50% of our stock, we have a new 35%-or-more stockholder, or our pre-transaction Board members do not constitute a majority of the continuing board of directors; and stockholder approval of a liquidation of Mattel.

Other Executive Severance Practice

Under our current executive severance practice, if a senior executive who does not participate in the Executive Severance Plans incurs an involuntary termination of employment by Mattel without cause, the executive generally will be entitled to the following benefits:

•	Severance payments equal to the greater of (i) up to an amount calculated based on their years of service, salary and age and (ii) up to their base salary. The first half of the severance amounts will be paid in installments, and the remaining half will be paid (in installments as well) only to the extent the executive has not found employment by the time the first half of the severance payments have been paid;

•	Continued benefits coverage for up to three months and payment of a monthly amount equivalent to the then current COBRA premium for up to an additional three months; and

•	Outplacement services.

Amounts under our executive severance practice would not exceed the amounts under the Executive Severance Plans. In addition, the executive would be required to execute a general release agreement with Mattel.

CEO Letter Agreement

Pursuant to the terms of the CEO Letter Agreement, in the event of Mr. Sinclair’s termination of employment, he would be entitled to receive a current-year, prorated MIP payout based on actual performance and paid at the time such bonuses are generally paid to employees.

Equity Award Plans and Agreements

Stock Options and Time-Vesting RSUs

Unless otherwise provided in an individual award agreement or severance agreement, the 2005 Plan and the Amended 2010 Plan provide for accelerated vesting of equity awards and extended option exercisability under specified terminations of employment, including a qualifying termination in connection with a change of control.

Amended 2010 Plan

•	Awards that have been assumed or substituted in a change of control will vest in full if the participant’s employment is terminated without cause within 24 months following the change of control, and options will remain exercisable for the lesser of two years following the termination of employment or their remaining term. Awards that are not assumed or substituted in a change of control generally will vest in full upon the change of control, and outstanding RSUs generally will be settled immediately.

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•	In the event of a termination of employment due to death or disability or any retirement, in the case of stock options, and involuntary retirement only, in the case of RSUs, a participant will receive full vesting of any unvested stock options and RSUs that were granted at least six months prior to the termination date, and such stock options would remain exercisable for the lesser of five years or their remaining term.

2005 Plan

•	All outstanding awards under the 2005 Plan have vested.

•	In the event of a termination of employment without cause within 18 months following a change of control, stock options remain exercisable for the lesser of two years following the termination of employment or their remaining term.

•	In the event of a termination of employment due to death or disability, (i) for grants made before May 2007, all vested options remain exercisable for the lesser of one year or their remaining term; and (ii) for grants made on or after May 17, 2007, all stock options will remain exercisable for the lesser of five years or their remaining term.

Performance Units

In the event of a change of control, if (i) the Performance Units are assumed or substituted by the acquiror in a change of control and the participant’s employment is involuntarily terminated within 24 months following the change of control, or (ii) the Performance Units are not assumed or substituted in a change of control, then the vesting of the Performance Units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, as applicable, payable within 60 days of such event.

In addition, in the event of a participant’s voluntary or involuntary retirement, the participant will receive pro-rata vesting based on the total months worked during the three-year performance cycle, payable at the end of the three-year period based on our achievement of the performance measures.

Further, in the event of a termination of employment due to death or disability, the participant will receive full vesting based on our actual achievement of the performance measures through the most recently completed fiscal year that occurs prior to the participant’s death or disability.

Because Mr. Dickson was not a participant in the Severance Plan B at the time the Performance Units under the 2014-2016 LTIP were granted to him, such Performance Units are governed by the general terms described above.

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Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of our NEOs (other than Mr. Stockton) upon a change of control, an involuntary termination, involuntary termination following a change of control (“COC Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2015. For Mr. Stockton, the table below sets forth the actual payment and benefits he has or will receive under the Severance Plan (other than the amounts shown in the “Valuation of Equity Vesting Acceleration” column, which are estimated based on a January 25, 2015 stock price, the date Mr. Stockton’s employment terminated).

For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), DCP and 401(k) Plan. For information on the accrued amounts payable under the SERP, see “2015 Pension Benefits” and for amounts payable under the DCP, see the “2015 Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s termination of employment.

Name and Trigger	Severance: Multiple of Salary and Bonus(1)	Current Year Bonus(2)	LTIP Payments(3)	Enhancement Value of Pension Benefits(4)	Valuation of Equity Vesting Acceleration(5)	Value of Other Benefits(6)	Total Value
Christopher A. Sinclair
Change of Control	–	$1,689,000	–	–	–	–	$1,689,000
Involuntary Termination	–	$754,983	–	–	$8,358,986	–	$9,113,969
COC Termination	–	$1,689,000	–	–	$8,358,986	–	$10,047,986
Retirement	–	$754,983	–	–	$6,682,244	–	$7,437,227
Death	–	$754,983	–	–	$8,358,986	–	$9,113,969
Disability	–	$754,983	–	–	$8,358,986	–	$9,113,969
Richard Dickson
Change of Control	–	$851,400	–	–	–	–	$851,400
Involuntary Termination	$2,700,000	$397,130	–	–	$2,437,283	$66,410	$5,600,823
COC Termination	$2,700,000	$851,400	$916,091	–	$5,243,401	$74,614	$9,785,506
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$5,243,401	–	$5,243,401
Disability	–	–	–	–	$5,243,401	–	$5,243,401
Kevin M. Farr
Change of Control	–	$525,000	–	–	–	–	$525,000
Involuntary Termination	$3,108,676	$234,675	–	$1,362,337	$2,643,301	$82,864	$7,431,853
COC Termination	$3,108,676	$525,000	$1,335,976	$1,362,337	$3,273,319	$82,864	$9,688,172
Retirement	–	–	–	–	–	–	$–
Death	–	–	–	–	$1,259,302	–	$1,259,302
Disability	–	–	–	–	$1,259,302	–	$1,259,302

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EXECUTIVE COMPENSATION TABLES

Name and Trigger	Severance: Multiple of Salary and Bonus(1)	Current Year Bonus(2)	LTIP Payments(3)	Enhancement Value of Pension Benefits(4)	Valuation of Equity Vesting Acceleration(5)	Value of Other Benefits(6)	Total Value
Peter D. Gibbons
Change of Control	–	$390,000	–	–	–	–	$390,000
Involuntary Termination	$600,000	–	–	–	–	$43,225	$643,225
COC Termination	$600,000	$390,000	$763,423	–	$2,112,690	$43,225	$3,909,338
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$904,272	–	$904,272
Disability	–	–	–	–	$904,272	–	$904,272
Geoffrey H. Walker
Change of Control	–	$371,000	–	–	–	–	$371,000
Involuntary Termination	$613,059	–	–	–	–	$43,225	$656,284
COC Termination	$613,059	$371,000	$763,423	–	$1,581,923	$43,225	$3,372,630
Retirement	–	–	–	–	–	–	–
Death	–	–	–	–	$454,065	–	$454,065
Disability	–	–	–	–	$454,065	–	$454,065
Bryan G. Stockton(7)
Involuntary Termination	$6,134,330	$52,813	–	$1,306,149	$2,201,154	$118,808	$9,813,254

(1) For these purposes, the representative bonus portion of the severance payment is determined: (a) for Mr. Farr, in accordance with the Severance Plan as the average of the two highest consecutive annual bonuses paid or payable to the executive for the five fiscal years ending before the notice of termination is given; (b) for Mr. Dickson, in accordance with the Severance Plan B as the target bonus opportunity for the year in which the termination of employment occurs; and (c) for Messrs. Gibbons and Walker, there is no representative bonus amounts in the calculation of their severance payments pursuant to our current executive severance practice.

(2) The terms of the Executive Severance Plans provide that upon an involuntary termination (not within two years following a change of control), executives will receive an amount representing a pro-rated annual incentive under the MIP that the executive would have received had the executive remained employed through the MIP annual incentive payment date, based on actual performance at the end of the year. Upon an involuntary termination within two years following a change of control, the Executive Severance Plans provide that this pro-rated amount will be based on the executive’s current target MIP annual incentive amount. Pursuant to the terms of the CEO Letter Agreement, in the event of Mr. Sinclair’s termination of employment, he would be entitled to receive a current year prorated MIP payout based on actual performance and paid at the time such bonuses are generally paid to employees.

In accordance with the terms of the Executive Severance Plans, for COC Termination, the amount represents target MIP opportunity. For Involuntary Termination, the amount represents bonus payable for the year based on actual performance. Pursuant to the terms of the MIP, a participant may only be eligible for payment of a bonus if he or she is an active employee of Mattel on the date of payment; therefore, generally, a participant has not “earned” the MIP annual incentive as of December 31, 2015 if the participant leaves the Company on such date and thus there would be no payments under the 2015 MIP due in the event of death, retirement or disability on December 31, 2015.

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EXECUTIVE COMPENSATION TABLES

The terms of the MIP provide that upon a change of control, each participant who is employed by Mattel immediately prior to such change of control will be paid any unpaid annual incentive with respect to any performance cycles that ended before the closing date. With respect to each performance cycle that includes the date of the change of control, if the participant executes a waiver of the right to any duplicate cash payments under the Executive Severance Plans with respect to the performance cycle that includes the date of the change of control under the MIP or the Compensation Committee uses its discretion to reduce the cash payment made under the MIP by the amount paid under the Executive Severance Plans with respect to the performance cycle that includes the date of the change of control under the MIP, such participant shall be paid an amount equal to the greater of (i) the amount that such participant would have received under the MIP with respect to the performance cycle as if the target-level performance goals had been achieved, prorated based on the number of months that elapsed from the start of the performance cycle to the date of the change of control (the “Adjusted Performance cycle”), or (ii) if determinable, the amount that such participant would have received under the MIP with respect to the Adjusted Performance cycle, measuring for such purposes, the actual achievement of the performance objectives for the Adjusted Performance cycle as of the date of the change of control. Such amounts shall be paid within 30 days following the change of control. Thus, the table shows that upon a change in control on December 31, 2015, the target MIP opportunity would be paid as it is greater than the actual MIP payments earned for the year ended December 31, 2015.

(3) We assume that in the event of a change of control, the Performance Units are assumed or substantially similar new rights are substituted therefor by the acquirer. If such Performance Units are not assumed or substantially similar new rights are not substituted, or in the event of a Change of Control Termination, the vesting of such Performance Units will be accelerated, based on the greater of target-level award opportunity or the actual performance through the most recent completed year prior to the date of change of control. For Change of Control Termination, we have shown the target number of Performance Units as vesting. In the event of retirement (or an involuntary termination), we have assumed the same level of performance will be attained for fiscal year 2016 as the actual performance attained for fiscal years 2014 and 2015 in calculating the amounts shown for such termination event, which is zero. For death and disability, we have shown the number of Performance Units that would have been earned as of December 31, 2015, based on actual performance, which would be zero units earned.

(4) Amounts shown reflect the enhancements, if any, provided for in the SERP for each participating NEO in connection with the various termination scenarios, which is the amount that exceeds the present value of the SERP benefit to be received upon retirement or voluntary termination of employment. These amounts are expressed as a lump sum present value amount, without reduction to reflect the possibility of forfeiture or recapture under the provisions described in the narrative disclosure to the “2015 Pension Benefits” table above.

(5) Stock Options: We assume that in the event of a change of control only, the outstanding options are assumed or substantially similar new rights are substituted therefor by the acquirer. If such options are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such options will be fully accelerated. For all other scenarios, amounts shown include the value of option acceleration due to retirement (i.e., any termination of employment other than the participant’s death or termination by Mattel for cause, at a time when the participant has attained at least 55 years of age and completed at least five years of service with Mattel) or involuntary termination of employment. Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the assumed value of the option shares or the

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EXECUTIVE COMPENSATION TABLES

change of control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using the $27.17 per share closing price of Mattel common stock on December 31, 2015. If the stock options were not immediately exercised, the value realized by the executives could differ from that disclosed. However, this value is not readily ascertainable since it depends upon a number of unknown factors, such as the date of exercise and the value of the underlying Mattel common stock on that date.

Extended Option Exercise Periods: Upon termination of employment, the stock option award agreements provide for extended option exercise periods, as follows:

•	For Messrs. Sinclair and Farr, due to their age and years of service with Mattel, any termination of employment would qualify as retirement under the option award agreements; therefore, such stock options would remain exercisable for the lesser of five years or their remaining term, other than the July 31, 2015 stock option awards, which would be deemed granted within six months of such termination of employment. Because Mr. Farr was a participant in the Severance Plan at the time of the July 31, 2015 stock option award, such stock options would remain exercisable for the lesser of three years or their remaining term in accordance with the Severance Plan.

•	For Mr. Dickson, Gibbons and Walker, who are not retirement eligible, the general provisions of the 2005 Plan and the Amended 2010 Plan would apply to their stock option awards, which do not provide for an extended option exercise period. For Mr. Dickson, any stock options granted after August 2014, when he became a participant in the Severance Plan B, would remain exercisable for the lesser of three years or their remaining term in the event of an involuntary termination by Mattel without cause, before or after a change of control.

The amounts show do not reflect any value attributable to the extended option exercise periods described above.

RSUs: We assume that in the event of a change of control only, the outstanding RSUs under the Amended 2010 Plan are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be fully accelerated. The amount shown in the table includes the value of the RSUs for which vesting would have been accelerated, based on a $27.17 per share closing price of Mattel common stock on December 31, 2015.

(6) Other benefits include: (i) up to two years of outplacement services up to an aggregate maximum cost of $50,000 each for Messrs. Dickson, Farr and Stockton and assuming $35,000 for each of Messrs. Gibbons and Walker, (ii) payment of a monthly amount equivalent to the then current COBRA premium for up to two years for Mr. Farr and Stockton, up to one year in an involuntary termination and up to 18 months in a COC Termination for Mr. Dickson, and up to 6 months for Messrs. Gibbons and Walker. In the event that such NEO obtains new employment, the other benefits described above will terminate; however, amounts shown represent the maximum period of continuation.

(7) Reflects the amounts payable to Mr. Stockton under the Severance Plan as of January 25, 2015. The representative bonus amount was determined in accordance with the Severance Plan as the average of the two highest consecutive annual bonuses received by Mr. Stockton for the five fiscal years prior to his termination date, which were in years 2013 and 2014. The amount set forth in the “Valuation of Equity Vesting Acceleration” column are estimations of the value based on the stock price of $28.04 on January 25, 2015, the date Mr. Stockton’s employment terminated. The actual value realized by Mr. Stockton depends on when he exercises his outstanding stock options and the value of Mattel’s common stock on such date.

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EXECUTIVE COMPENSATION TABLES

Pursuant to the terms of the Severance Plan and the equity plans, on January 25, 2015, Mr. Stockton’s

•	Outstanding stock options became 100% vested and he has the earlier of five years or the remaining term to exercise his vested options,

•	RSUs that were outstanding for at least six months prior to his termination date became 100% vested, while the vesting of his August 1, 2014 grant of RSUs was prorated for the full number of months he worked in the three-year vesting period (i.e., 5/36 months), and

•	Performance Units under the 2014-2016 LTIP will be prorated for the full number of months he worked in the three-year performance cycle (i.e., 12/36 months) and will be earned based on actual results at the end of the three-year performance cycle, and payable at the normal time that the Performance Units, if any, are paid.

Additionally and not shown in the table above, Mr. Stockton received a total of $1,500,000 pursuant to the terms of the Stockton Consulting Agreement for the period from March 1, 2015 through February 29, 2016, described under “Compensation, Discussion and Analysis - Elements of Compensation - Severance, Change-of-Control Benefits and Related Matters.”

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COMPENSATION RISK REVIEW

COMPENSATION RISK REVIEW

Our Compensation Committee enlisted Cook & Co. for assistance in performing a detailed risk assessment of our executive compensation structure, policies and programs to determine whether those programs encourage excessive risk taking. Cook & Co. employed a framework to assist the committee in ascertaining any potential material adverse risks and how they may link with Mattel’s compensation programs. The results of Cook & Co.’s assessment, along with our Human Resources Department’s assessment of our Company-wide compensation structure, policies and programs, were presented to our Compensation Committee in November 2015. As part of its review and assessment, our Compensation Committee also considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short- and long-term incentives and fixed and variable pay.

•	Long-term incentives provide a portfolio approach using Performance Units, stock options and time-vesting RSUs.

•	Under the MIP, the Company uses measures from the income statement, balance sheet and cash flow statement. For business group leaders, performance is measured 50% based on Company-wide results and 50% based on business group results. The performance measures are defined at the beginning of the performance cycle, with specific exclusions addressed in detail.

•	Our Compensation Committee may apply negative discretion in determining annual incentives earned under our MIP.

•	Cash and shares earned under our MIP and LTIP, respectively, are capped.

•	An established performance evaluation approach based on quantitative and qualitative performance is used on a Company-wide basis.

•	Stock ownership guidelines for our most senior executives have been in place for over a decade and provide that if the target level ownerships are not met within the compliance deadline, executive officers shall retain 100% of after-tax shares acquired from equity awards until such guidelines are met. Our stock ownership guidelines are reviewed annually by our Compensation Committee for individual compliance.

•	We have a Clawback Policy, Insider Trading Policy and formal equity grant procedures in place.

Based on this assessment, we believe that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on Mattel.

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REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed Mattel’s Compensation Discussion and Analysis with Mattel’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee

Michael J. Dolan (Chair)

Trevor A. Edwards

Dean A. Scarborough

Kathy White Loyd

March 21, 2016

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EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 regarding existing compensation plans under which equity securities of Mattel are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation approved by security holders(1)	23,127,350	(2)	$27.39	(3)	33,437,808	(4)
Equity compensation plans not approved by security holders(5)	278,561	(6)	–		–
Total	23,405,911		$27.39	(3)	33,437,808

(1) Consists of the 2005 Plan and the Amended 2010 Plan.

(2) Represents 17,900,294 shares to be issued upon exercise of outstanding options, 4,699,904 shares of common stock subject to outstanding time-vesting RSUs and 527,152 shares issuable from outstanding Performance Units awarded under the 2014 – 2016 LTIP (representing the maximum number of shares that could be earned as of December 31, 2015 assuming maximum achievement of performance-related conditions in 2016 and the maximum TSR adjustment that may be earned for the three-year performance cycle, including dividend equivalents through December 31, 2016).

(3) Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding time-vesting RSUs and Performance RSUs that become issuable without any cash payment required for such shares.

(4) Represents the number of securities remaining available for issuance under our Amended 2010 Plan, assuming the issuance of maximum number of shares that could be earned as of December 31, 2015 under our 2014 – 2016 LTIP.

(5) Consists of the DCP and Director DCP, (collectively, the “Deferred Compensation Plans”). Under our Deferred Compensation Plans, participating employees and directors may elect to defer compensation and, under the DCP, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a phantom stock account representing hypothetical shares of Mattel common stock, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

(6) Represents 278,561 shares credited to the accounts of participants under our Deferred Compensation Plans.

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CERTAIN TRANSACTIONS WITH RELATED PERSONS

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Board maintains a written Related Party Transactions Policy regarding the review, approval and ratification of any transaction required to be reported under Item 404(a) of the SEC’s Regulation S-K. Under the policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. A transaction entered into without pre-approval of the Audit Committee is not deemed to violate the policy so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into. Management shall present to the Audit Committee each new or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to Mattel and to the relevant related person. For the purposes of our policy, a “related party transaction” is any transaction or relationship directly or indirectly involving a director (which term includes any director nominee), executive officer (within the meaning of Rule 3b-7 under the Exchange Act), person known by us to be the beneficial owner of more than 5% of our common stock or any person known by us to be an immediate family member of any of the foregoing that would need to be disclosed under Item 404(a) of the SEC’s Regulation S-K.

Our directors and executive officers complete questionnaires on an annual basis designed to elicit information about any potential related party transactions, and they are also instructed and periodically reminded of their obligation to inform our legal department of any potential related party transactions. Also, we review information about security holders known by us to be beneficial owners of more than five percent of any class of our voting securities (see “Principal Stockholders” on page 8) to determine whether there are any relationships with such security holders that might constitute related party transactions.

We are not aware of any related party transactions with any directors, executive officers or more-than-five-percent security holders requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.

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PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(“SAY-ON-PAY”)

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as we have described it in the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables, beginning on page 43.

The following is a summary of some of the key points of our executive compensation programs. We urge our stockholders to review the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables for more information.

2015 Turnaround

Our 2015 results reflect progress against our 2015 strategic priorities, cultural transformation and turnaround efforts. Key compensation decisions made during 2015 were aimed at building and retaining a focused and streamlined management team best suited to strengthen Mattel and revitalize our business going forward. Key management changes included appointing Mr. Sinclair, one of our then independent directors, as Interim CEO in January 2015 and as CEO in April 2015, and reorganizing management under a COO. Mr. Dickson was promoted to President and COO in April 2015 and, throughout 2015, more than 50% of our senior leadership team was changed or re-assigned.

Pay For Performance in 2015

We emphasize pay for performance and tie a significant amount of our NEOs’ compensation to Mattel’s performance, and as a result of our challenging 2015 financial performance:

•	Below target (between 44.7% and 68.3% of target) bonus payouts were earned by our NEOs under our MIP for 2015, which reflect Company and business group financial results;

•	Below target amount (41%) was achieved for the 2015 performance-related component allocated to one-third of the Performance Units granted under our 2014-2016 LTIP. As 2015 was only the second year of the three-year performance cycle, no Performance Units were earned. The number of Performance Units earned will depend on our performance relative to the performance-related component in 2016 (in addition to 2014 and 2015) and our relative TSR for the full three-year performance cycle. If the TSR modifier that will be applied at the end of the three-year performance cycle were to have been applied at the end of 2015, this would have resulted in a zero earnout of the Performance Units; and

•	No merit-based salary increases were approved for our NEOs in 2015 and 2016 (other than in the case of promotions).

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PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

Stockholder Outreach and 2016 Compensation Program Changes

In 2015, we reached out to our stockholders to learn of their concerns regarding our compensation programs, and an independent member of our Board together with our management team had discussions with stockholders representing more than 40%, in total, of our outstanding shares. To further promote our turnaround, reinforce our strategic priorities and reflect the support and feedback from our stockholder outreach, the Compensation Committee made the following changes to our executive compensation programs in 2016:

2016 MIP

•	Simplified and streamlined the financial focus of the MIP by emphasizing net sales and adjusted operating profit (eliminated gross margin and free cash flow) to drive profitable growth, with higher weighting on net sales, for greater alignment with our business objectives and turnaround strategy;

•	Modified the payout formula for our NEOs (and other EVPs) to be based 75% on achievement of financial goals (previously 100%) and 25% to be based on achievement of established strategic priorities that relate to the executive’s job responsibilities. The change was made to provide a stronger line of sight to operational performance over which the executive has responsibility and to drive a culture of accountability (such strategic priorities component paid out only if the adjusted operating profit threshold is achieved so that executives are appropriately held accountable for financial performance); and

•	To allow maximum flexibility for the Compensation Committee while preserving tax deductibility, established an umbrella plan structure in which the MIP will be funded at maximum for our NEOs (and other EVPs) if a specified threshold level percentage of our target operating profit is achieved, subject to the Compensation Committee’s discretion to pay lesser amounts.

2016 LTIP

•	Changed the prior three-year end-to-end performance cycles to overlapping three-year performance cycles that provide for annual grants and established a new 2016-2018 performance cycle, to align with market practice, permit greater responsiveness to changing circumstances and market movements, strengthen retention and facilitate year-to-year compensation analysis; and

•	Changed the financial performance measure from NOPAT-CC and net sales with performance goals set annually and averaged over the three-year performance cycle, to EPS with performance goals set at the commencement of the three-year performance cycle, while maintaining the three-year relative TSR modifier component, to focus management on strategic long-term objectives and long-term stockholder value creation, support our turnaround strategy and provide long-term differentiated goals as compared to the MIP.

Compensation Governance Best Practices

We have the following governance standards and executive compensation programs that are intended to reflect best practices:

•	Clawback Policy applicable to all executive officers;

•	Double-trigger accelerated vesting in equity plans and executive severance plans;

•	Annual compensation risk assessment;

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PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

•	Robust stock ownership guidelines: 6x base salary for CEO, 4x for COO and CFO, 3x or 2x for other NEOs;

•	No excise tax gross-ups;

•	No hedging or pledging permitted;

•	Annual comparator peer group review;

•	Independent compensation consultant; and

•	No poor pay tax gross-up practices on perquisites and benefits

We continue to have strong stockholder support for our compensation decisions. At our meeting of our stockholders last year, our stockholders approved the compensation of our NEOs with approximately 92% approval.

Recommendation

The Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Mattel approve, on an advisory basis, the compensation of Mattel’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on Mattel, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2017 annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE COMPENSATION OF MATTEL’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants is not required by our Certificate of Incorporation, our Bylaws, or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Mattel’s best interests and that of our stockholders.

Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL 4 –STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring such proposal before the 2016 Annual Meeting of Stockholders. If Mr. Chevedden (or his “qualified representative” as determined by our Bylaws) is present at the Annual Meeting and properly submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of at least 100 shares of Mattel common stock and has advised Mattel that he intends to continue to hold the requisite amount of shares through the date of the 2016 Annual Meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

Stockholder Proposal

Proposal 4 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions – “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

The weak showing of Mattel stock in 2015 and also for the last 2 decades is a good reason to adopt an independent board chairman. This period of weak stock price parallels the tenure of Mr. Christopher Sinclair, our current Chairman /CEO. Mr. Sinclair began his Mattel affiliation 20- years ago. About 18-years ago Mattel stock traded at $40 a share and it is possible that Mattel stock will be below $40 on the day of our 2016 annual meeting.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is also the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

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PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:

Independent Board Chairman – Proposal 4

Board’s Statement AGAINST Stockholder Proposal

The Board recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:

Flexibility in Board Leadership Structure is More Suitable for Mattel than a Rigid and Prescriptive Approach. Mattel’s directors’ have a fiduciary duty to routinely evaluate and determine the most appropriate Board leadership structure for Mattel and its stockholders in light of Mattel’s specific characteristics or circumstances at any given time. Accordingly, as discussed on page 23 under “The Board of Directors and Corporate Governance – Board Independence and Accountability – Board Leadership Structure,” Mattel’s governing documents provide the Board with the flexibility to determine the optimal leadership structure for the Company, including, when appropriate, separating the positions of Chairman of the Board and CEO (which the Board has done in the past). We believe that the Company and its stockholders benefit from this flexibility, and that the Board is best positioned to lead this evaluation given their knowledge of the Company’s leadership team, strategic goals, opportunities and challenges.

We believe that it is important for the Board to continue to determine on a case-by-case basis the most effective leadership structure for Mattel, rather than take a rigid approach to Board leadership, as called for by the stockholder proposal. In addition, in reviewing this proposal, the Board took into consideration relevant benchmarking data and concluded that the proposal’s rigid approach is not common practice. According to the Spencer Stuart U.S. Board Index 2015, only 4% of S&P 500 companies reported having a formal policy requiring the separation of the CEO and chair roles, while the overwhelming majority of companies have a structure that provides the Board flexibility in determining the appropriate leadership structure.

Mattel’s Current Board Leadership Structure Best Serves Mattel and Its Stockholders. The Board routinely evaluates Mattel’s Board leadership structure to ensure that there is strong, independent Board leadership in place to provide effective oversight to management. The Board most recently conducted this evaluation following our Chairman and CEO succession in January 2015. At that time, the Board named Mr. Sinclair, formerly the Board’s Independent Lead Director since 2011, as Chairman and Interim CEO. In April 2015, Mr. Sinclair was appointed Chairman and CEO by the independent directors of the Board. Over the course of 2015, both before and after Mattel’s 2015 Annual Meeting of Stockholders, we engaged in dialogues

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PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

with a number of our stockholders on a variety of topics, including board leadership structure. While our stockholders have varying policies and views on this topic, the majority were supportive of our flexible board leadership structure.

The Board believes that at the present time, Mattel and its stockholders are best served by a leadership structure in which a single person serves as Chairman and CEO, counterbalanced by a strong, independent Board led by an Independent Lead Director. Our Independent Lead Director has specifically-enumerated powers and specified responsibilities, providing the same leadership, oversight and benefits to the Company and Board that would be provided by an independent chairman. These responsibilities include:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serving as liaison between the Chairman and the independent directors;

•	Approving information sent to the Board;

•	Approving meeting agendas for the Board;

•	Approving schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call meetings of the independent directors; and

•	If requested by major stockholders, ensuring that he is available for consultation and direct communication.

The Board believes that at the present time this leadership structure promotes continuity and strikes the optimal balance between unified leadership and effective independent oversight, as discussed in more detail on pages 23 and 24 under “The Board of Directors and Corporate Governance – Board Independence and Accountability – Board Leadership Structure.” Moreover, at Mattel’s 2015 Annual Meeting of Stockholders the majority of our stockholders voted against a similar stockholder proposal that requested a rigid approach to Mattel’s Board’s leadership structure.

Mattel’s Strong Corporate Governance Practices Provide Effective, Independent Board Oversight. Mattel’s Board is committed to good corporate governance and engaging with stockholders on an ongoing basis to gather feedback on our leadership structure, corporate governance profile and executive compensation program. We have adopted practices and procedures that promote Board independence and effective oversight of management, and provide stockholders with meaningful rights, including:

•	Annual Board elections with majority voting standard;

•	Stockholder right to call special meetings and act by written consent;

•	90% Board independence; Mr. Sinclair, our Chairman and CEO, is the only non-independent Board member;

•	Highly-qualified and engaged Board; as described in their biographies, the Board’s independent directors possess the relevant business experience and skills to oversee management;

•	Ongoing Board refreshment; the current composition of the Board includes both experienced members as well as three new independent directors who joined during the last five years;

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PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

•	Robust Board, Committee and director evaluation process; our Board conducts an annual self-evaluation to determine whether it and its Committees are functioning effectively. In addition, our Governance and Social Responsibility Committee annually evaluates each director and recommends to the Board whether each should be nominated for election to a one-year term;

•	100% independent Board Committees; the Audit Committee, the Governance and Social Responsibility Committee, and the Compensation Committee are each composed entirely of independent directors. This entrusts to the independent directors the oversight of critical matters, such as the integrity of Mattel’s financial statements, the evaluation of the Board and its Committees, and the compensation of Mattel’s executive officers; and

•	Regular executive sessions; the independent directors meet in executive session without the presence of management at least once every quarter.

Mattel’s Executive Compensation Program Closely Aligns Pay and Performance and Incorporates Strong Corporate Governance Practices. The stockholder proposal attempts to justify imposing a rigid approach to Board leadership in part by criticizing Mattel’s executive compensation practices. As discussed in detail under “The Board of Directors and Corporate Governance – Board of Directors General Information – Board Committees – Compensation Committee” and “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to closely link pay and performance, and ensure our executives incentives are aligned with those of our stockholders through effective compensation governance practices. Our advisory vote on pay has received strong support from our shareholders; on average, more than 95% of votes cast have supported our program over the past three years.

Recommendation

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based on its review of the copies of all Section 16(a) forms received by it and other information, Mattel believes that with regard to the year ended December 31, 2015, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

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ANNUAL MEETING AND VOTING INFORMATION

ANNUAL MEETING AND VOTING INFORMATION

Mattel’s 2016 Annual Meeting of Stockholders will be held on May 19, 2016 at 9:00 a.m. (Los Angeles time) at the Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California 90045.

The Board is soliciting proxies to be voted at the Annual Meeting. As permitted by the SEC, Mattel is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or around April 5, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the proxy materials over the Internet to most stockholders, and mail printed copies of the proxy materials to the rest of our stockholders. A similar Notice will be sent by brokers, banks and other nominees to beneficial owners of shares of which they are the record holder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and the 2015 Annual Report. The Notice also instructs you on how you may submit your proxy to vote via the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such printed materials contained in the Notice.

To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 19, 2016

This Proxy Statement and our 2015 Annual Report are available on our website at http://investor.shareholder.com/mattel/financials.cfm. This website address contains the following documents: this Proxy Statement, the Notice of the Annual Meeting and our 2015 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who is Entitled to Vote

The Board has set March 24, 2016 as the record date for the Annual Meeting. If you were a stockholder at the close of business on the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

As of the close of business on the record date, there were 340,325,257 outstanding shares of Mattel common stock held by approximately 28,743 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote on each matter.

How to Vote if You are the Record Holder of Your Stock

If you are the record holder of your stock, you may submit your proxy to vote via the Internet, by telephone or by mail.

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Internet and telephone voting

To submit your proxy via the Internet, follow the instructions on the Notice or go to the Web address stated on your proxy card. To submit your proxy by telephone, call the toll-free number on your proxy card.

Voting by mail

As an alternative to submitting your proxy by telephone or via the Internet, you may submit your proxy by mail. If you received only the Notice, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

If you received a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date, sign and return it in the postage-prepaid envelope. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Mattel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How to Vote if a Bank, Broker or Other Nominee is the Record Holder of Your Stock

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or Notice that you receive from your bank, broker or other nominee.

Broker Voting and Broker Non-Votes

The term “broker non-votes” refers to shares held by a bank, broker or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such bank, broker or nominee has not been instructed to vote by the beneficial holder on a particular proposal and does not have discretionary authority to vote on that proposal. Banks, brokers and nominees do not have discretionary voting authority on certain non-routine matters, including the election of directors, the say-on-pay vote and the stockholder proposal regarding an independent Board Chairman and, accordingly, may not vote on such matters absent instructions from you, as the beneficial holder. Broker non-votes will not be counted in determining the number of votes cast on these non-routine matters. Brokers have discretionary authority to vote on the ratification of Mattel’s auditors. Broker non-votes will be counted for the purpose of determining the presence of a quorum. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

Quorum and How Votes are Counted

In order for there to be a vote on any matter at the Annual Meeting, there must be a quorum. In order to have a quorum, the holders of a majority of the voting power of shares of stock entitled to vote at the Annual Meeting must be present in person or by proxy. In determining whether we have a quorum at the Annual Meeting, we will count shares that are voted as well as abstentions and broker non-votes. If we fail to obtain a quorum at the Annual Meeting, the chair of the Annual Meeting or the holders of a majority of the shares of stock entitled to vote, present in person or by proxy, may adjourn the meeting to another place, date or time.

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ANNUAL MEETING AND VOTING INFORMATION

Votes Required to Elect Directors and Adopt Other Proposals

Election of Directors

Under Mattel’s Bylaws, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), as is the case in this election, each director will be elected by the vote of a “majority of the votes cast,” assuming a quorum is present, meaning that the number of votes cast “for” a director’s election must exceed 50% of the total votes cast (“for” plus “against”) with respect to that director’s election. Abstentions and broker non-votes do not count as votes cast “for” or “against” a director’s election and consequently will have no effect on a director’s election.

In accordance with Mattel’s Bylaws, any director nominee who fails to receive a majority of the votes cast for his or her election in an uncontested election will not be elected. Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified or until his or her earlier resignation or removal. To address this situation, Mattel’s Bylaws provide that if any incumbent nominee is not elected at an annual meeting and no successor has been elected at the annual meeting, that director must tender his or her resignation to the Board promptly following the certification of the election results. The Governance and Social Responsibility Committee will make a recommendation to the Board as to whether or not to accept the tendered resignation. Taking into account the committee’s recommendation, the Board will decide whether to accept the resignation and will publicly announce its decision within 90 days from the date the election results are certified. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The committee, in making its recommendation, and the Board, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board declines to accept a director’s resignation, that director will continue to serve on the Board until his or her successor is elected and qualified, or until the director’s earlier resignation or removal. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy or decrease the size of the Board by majority vote of the remaining directors.

Say-on-Pay Vote, Ratification of the Selection of PricewaterhouseCoopers LLP and Stockholder Proposal Regarding Independent Board Chairman

For the advisory say-on-pay vote, the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm and the stockholder proposal regarding an independent Board Chairman, each proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal, meaning that the number of votes “for” such proposal must exceed 50% of the total votes cast (“for” plus “against”) with respect to that proposal. Abstentions and broker non-votes will not be counted as votes cast “for” or “against” a proposal and consequently will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

How Your Proxy Will Be Voted

If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares as follows:

•	“FOR” the election as directors of the 10 nominees named in this Proxy Statement;

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•	“FOR” proposal 2, the advisory vote to approve our named executive officer compensation (“say-on-pay”);

•	“FOR” proposal 3, ratification of Mattel’s independent registered public accounting firm; and

•	“AGAINST” proposal 4, a stockholder proposal regarding an independent Board Chairman.

If you indicate voting instructions when you submit your proxy, the proxy holders will follow your instructions in casting votes.

If you hold your shares through a broker and do not instruct the broker on how to vote your shares on the election of directors, on proposal 2 or proposal 4, your shares will not be voted for the election of any directors and will not be voted on proposal 2 or proposal 4, as applicable, and instead will be considered a broker non-vote as to those proposals. If you do not instruct the broker on how to vote your shares on proposal 3, the broker has discretion to vote your shares on proposal 3.

The Board does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, then the proxy holders will have discretion to vote on such matters as they see fit. This includes, among other things, considering any motion to adjourn the Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.

How to Change Your Vote or Revoke Your Proxy

If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than your proxy;

•	Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting;

•	If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your voting instructions, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 18, 2016 (the business day before the Annual Meeting) or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 16, 2016 (three business days before the Annual Meeting); or

•	Attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. You may also hand deliver a written notice of revocation or a later-dated proxy to the Secretary of Mattel at the Annual Meeting, at or before the taking of the vote.

If you hold your shares through a broker, you must follow directions received from the broker in order to change your voting instructions or to vote at the Annual Meeting. You need to present a valid proxy from your broker authorizing you to vote your shares at the Annual Meeting.

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ANNUAL MEETING AND VOTING INFORMATION

Admission Policy for Annual Meeting

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who held Mattel stock as of or after the close of business on March 24, 2016 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 24, 2016. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 24, 2016, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 24, 2016, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 24, 2016.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 24, 2016, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 24, 2016.

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 24, 2016, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 24, 2016.

If you acquired your shares of Mattel common stock at any time after the close of business on March 24, 2016, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

–	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 24,

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2016, or (ii) a brokerage account statement as of a date after March 24, 2016 indicating that you own Mattel common stock; or

–	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 24, 2016.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2016, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2016; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2016, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2016; and

•	Valid personal photo identification (such as a driver’s license or passport).

Shares may be voted in person at the Annual Meeting only by (i) the record holder as of the close of business on March 24, 2016 or (ii) a person holding a valid proxy executed by such record holder.

You may not use cameras, recording equipment or other similar electronic devices during the Annual Meeting.

Householding

The SEC rules permit us to deliver a single set of Mattel’s proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to Mattel. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Each record stockholder that receives paper copies of the proxy materials will receive a separate proxy card or voting instruction form. Also, householding will not in any way affect dividend check mailings.

We agree to deliver promptly, upon written or oral request, a separate copy of Mattel’s proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered, at no cost to you. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

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DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

Stockholder Proposals and Nominations

Any proposal to conduct business (other than nominations) at a meeting of stockholders that a stockholder desires to have included in Mattel’s proxy materials for the 2017 annual meeting of stockholders of Mattel must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Secretary at our principal office no later than 5 p.m. (Los Angeles time) on December 6, 2016 and must otherwise comply with Rule 14a-8 under the Exchange Act and the applicable procedures set forth in our Bylaws.

Our Bylaws require a stockholder to give advance notice of any proposal to conduct business, or to present a nomination of one or more candidates for election to the Board, that the stockholder wishes to bring before a meeting of our stockholders. In general, for business proposals or nominations to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by our Secretary during the period beginning 120 days and ending 90 days before the anniversary of the last annual meeting (no earlier than January 19, 2017 and no later than February 18, 2017). However, if the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary of the last annual meeting, notice must be received by the Secretary during the period beginning 120 days before the upcoming annual meeting and ending on the later of 90 days before the upcoming annual meeting or 10 days after the first public announcement of such meeting date. This advance notice must set forth:

•	In the case of a nomination of one or more candidates for the Board, certain information set forth in our Bylaws (generally as described below) about both the nominee(s) and the stockholder making the nomination; and

•	In all other cases:

–	A brief description of the business desired to be brought before the meeting, the text of the proposal or business and the reasons for conducting that business at the meeting; and

–	Certain other information set forth in our Bylaws and/or required by law.

If a stockholder desires to have a proposal to conduct business (other than nominations) included in Mattel’s proxy materials for the 2017 annual meeting of our stockholders and desires to have such proposal brought before the same annual meeting, the stockholder must comply with the applicable rules and regulations of the SEC and the applicable procedures set forth in our Bylaws, as described in the two immediately preceding paragraphs. Any required written notices should be sent to:

Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

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Recommendations of Director Candidates

Under our Director Nominations Policy, stockholder recommendations of nominees to the Board must include a detailed statement explaining why such person is making such recommendations and must also comply with the advance notice requirements in our Bylaws, including the requirement to submit such recommendations within the timeline outlined above. Any such recommendation must include the following information:

•	Candidate Information and Requirements – name, age, business address, residence address, principal occupation, citizenship, the number of shares owned directly or beneficially, written consent to serve as a director if elected, all other information that would be required to be disclosed in a proxy statement under the Exchange Act, a description of any arrangements and material relationships during the past three years between the recommending stockholder and the nominee (or their affiliates or associates or others acting in concert therewith), a completed and signed questionnaire, representation and agreement as may be required by the Bylaws and other information as may be required by the Bylaws.

•	Recommending Stockholder Information and Requirements – name, address, the number of shares beneficially owned, and certain representations and other information as may be required by the Bylaws.

Recommendations for director candidates should be sent to:

Governance and Social Responsibility Committee

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

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OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

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SOLICITATION OF PROXIES

SOLICITATION OF PROXIES

Mattel will pay the cost of soliciting proxies for the Annual Meeting. We expect that proxies will be solicited principally by mail. Officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter, but they will not receive any additional compensation for these efforts.

In addition, Mattel has retained MacKenzie Partners, Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. We estimate the cost of this solicitation to be $20,000, plus out-of-pocket costs and expenses. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspector of Election at this year’s Annual Meeting.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials or the Notice of Internet Availability of Proxy Materials to the beneficial owners of the shares held by them.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 5, 2016

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent periodic reports on Form 10-Q and Form 8-K. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

126	Mattel, Inc. 2016 Proxy Statement

MATTEL, INC.

333 CONTINENTAL BLVD. EL SEGUNDO, CA 90245-5012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet for electronic delivery of information and to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. See reverse side for information on voting PIP Shares.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717, on or before May 18, 2016 or, if applicable, the PIP Shares Special Voting Cut-Off Date.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Mattel, Inc. in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05468-P73006

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MATTEL, INC.

The nominees Board listed of Directors . recommends a vote “FOR” all

1. Election of Directors.

Nominees:

For Against Abstain

1a. Michael J. Dolan

1b. Trevor A. Edwards

1c. Dr. Frances D. Fergusson

1d. Ann Lewnes

1e. Dominic Ng

1f. Vasant M. Prabhu

1g. Dean A. Scarborough

1h. Christopher A. Sinclair

1i. Dirk Van de Put

1j. Kathy White Loyd

The Board of Directors recommends a vote “FOR” Proposal 2.

For Against Abstain

2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.

The Board of Directors recommends a vote “FOR” Proposal 3.

3. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2016.

The Proposal Board 4. of Directors recommends a vote “AGAINST”

4. Stockholder proposal regarding an independent Board Chairman.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.

Yes No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such.)

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

MATTEL, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The 2016 Annual Meeting of Stockholders of Mattel, Inc. will be held on Thursday, May 19, 2016 at 9:00 a.m. (Los Angeles time), at the Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, CA 90045. We will consider and act on the following items of business at the Annual Meeting:

1. Election of the ten directors named in the Proxy Statement.

2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.

3. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2016.

4. Stockholder proposal regarding an independent Board Chairman.

5. Such other business as may properly come before the Annual Meeting.

The Mattel, Inc. Proxy Statement describes each of the items of business above in more detail. The Board of Directors recommends a vote FOR each of the ten directors named in the Proxy Statement, a vote FOR the proposals described above in items 2 and 3, and a vote AGAINST the proposal described above in item 4.

If you were a holder of record of Mattel, Inc. common stock at the close of business on March 24, 2016, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel, Inc. common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at Mattel, Inc.’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012, during normal business hours for ten days prior to the Annual Meeting and at the Annual Meeting.

The Westin Los Angeles Airport is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 216-5858.

By Order of the Board of Directors Robert Normile, Secretary El Segundo, California, April 5, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2016 Proxy Statement and Notice of Annual Meeting of Stockholders, 2015 Annual Report and Admission Policy are available at www.proxyvote.com.

E05469-P73006

MATTEL, INC.

The undersigned stockholder of Mattel, Inc. hereby appoints Christopher A. Sinclair, Robert Normile and Michael J. Dolan, and each of them, as proxy holders with full power of substitution, to represent and to vote all shares of Mattel, Inc. common stock held of record by the undersigned on March 24, 2016, at Mattel, Inc.’s Annual Meeting of Stockholders, to be held on May 19, 2016, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, among other things, any proposal to adjourn the meeting to another time or place for the purposes of soliciting additional proxies. If any of the nominees for director listed on the reverse side should be unavailable, the persons named as proxy holders named herein may vote for substitute nominees at their discretion.

The following applies only with regard to any shares of Mattel, Inc. common stock that you held as of March 24, 2016 as a participant in the Mattel, Inc. Personal Investment Plan (“PIP”), a 401(k) plan (“PIP Shares”): As a named fiduciary for voting purposes, you hereby direct Wells Fargo Bank, N.A., as Trustee for the PIP, to vote the PIP Shares. You understand that you may mail this proxy card on a confidential basis to Broadridge, acting as tabulation agent, or vote by Internet or telephone as described on the reverse side of this card, and that the voting instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on May 16, 2016 (“PIP Shares Special Voting Cut-Off Date”). If the instructions are not received by that date, or if the instructions are invalid because this form is not properly signed and dated, the PIP Shares will be voted in accordance with the terms of the PIP.

Your telephone or Internet vote authorizes the named proxy holders and/or the PIP Trustee to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.

(Continued, and to be marked, dated and signed on reverse side.)

ADMISSION POLICY

MATTEL, INC.

2016 Annual Meeting of Stockholders

Thursday, May 19, 2016

Westin Los Angeles Airport

5400 West Century Boulevard

Los Angeles, California 90045

9:00 A.M., Los Angeles time (registration will begin at 8:00 A.M., Los Angeles time)

IMPORTANT:     In order to be admitted to the Annual Meeting, you must bring with you all of the items that are required pursuant to the Admission Policy. The Admission Policy is printed below and on the reverse side of this card. In addition, please note that you may not use cameras, recording equipment or other similar electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE 2016 ANNUAL MEETING

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who hold Mattel stock as of or after the close of business on March 24, 2016 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 24, 2016. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 24, 2016, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 24, 2016, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 24, 2016.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 24, 2016, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 24, 2016.

(continued on reverse)

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 24, 2016, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 24, 2016.

If you acquired your shares of Mattel common stock at any time after the close of business on March 24, 2016, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

•

If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 24, 2016, or (ii) a brokerage account statement as of a date after March 24, 2016 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 24, 2016.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2016, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2016; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2016, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2016; and

•	Valid personal photo identification (such as a driver’s license or passport).

Shares may be voted in person at the Annual Meeting only by (i) the record holder as of the close of business on March 24, 2016, or (ii) a person holding a valid proxy executed by such record holder.